EXHIBIT 99.6

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re:	:
	:	Chapter 11 Case Nos.
KAISER ALUMINA AUSTRALIA CORPORATION and	:	02-10432 and 02-10438
KAISER FINANCE CORPORATION,	:	Jointly Administered Under
	:	Case No. 02-10429 (JKF)
Debtors.	:
:
x

DISCLOSURE STATEMENT
PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
WITH RESPECT TO THE AMENDED JOINT PLAN OF LIQUIDATION
FOR KAISER ALUMINA AUSTRALIA CORPORATION
AND KAISER FINANCE CORPORATION

Daniel J. DeFranceschi (DE 2732)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

– and –

Gregory M. Gordon (TX 08435300)
Henry L. Gompf (TX 08116400)
Troy B. Lewis (TX 12308650)
Daniel P. Winikka (TX 00794873)
JONES DAY
2727 North Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

Dated: February 11, 2005

DISCLOSURE STATEMENT, DATED FEBRUARY 11, 2005

SOLICITATION OF VOTES
WITH RESPECT TO THE
AMENDED JOINT PLAN OF LIQUIDATION
FOR
KAISER ALUMINA AUSTRALIA CORPORATION AND KAISER FINANCE CORPORATION
(WHOLLY OWNED SUBSIDIARIES OF KAISER ALUMINUM & CHEMICAL CORPORATION)

     THE BOARDS OF DIRECTORS OF KAISER ALUMINA AUSTRALIA CORPORATION (“KAAC”) AND KAISER FINANCE CORPORATION (“KFC” AND, TOGETHER WITH KAAC, THE “DEBTORS”) BELIEVE THAT THE AMENDED JOINT PLAN OF LIQUIDATION FOR KAISER ALUMINA AUSTRALIA CORPORATION AND KAISER FINANCE CORPORATION, DATED FEBRUARY 11, 2005 AND ATTACHED HERETO AS EXHIBIT I (THE “PLAN”) IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE URGED TO VOTE IN FAVOR THEREOF. A SUMMARY OF THE VOTING INSTRUCTIONS IS SET FORTH BEGINNING AT PAGE 58 OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 5:00 P.M., EASTERN TIME, ON APRIL 5, 2005 OR SUCH OTHER TIME OR DATE IDENTIFIED ON YOUR BALLOT (THE “VOTING DEADLINE”), UNLESS EXTENDED.

     [THE CREDITORS’ COMMITTEE HAS INDEPENDENTLY CONCLUDED THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND URGES CREDITORS TO VOTE IN FAVOR OF THE PLAN.]

     [NOTE: THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.]

     THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE “ANSWERS TO CERTAIN QUESTIONS ABOUT THE PLAN AND DISCLOSURE STATEMENT — WHAT MUST HAPPEN BEFORE THE PLAN CAN BE CONSUMMATED?” AND “VOTING AND CONFIRMATION OF THE PLAN — CONFIRMATION — ACCEPTANCE OR CRAMDOWN.” THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

     No person is authorized by either of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by either of the Debtors. The delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof. The Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline.

     ALL CREDITORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT I, PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

     The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the Exhibit thereto and other documents summarized herein, all as Filed prior to approval of this Disclosure Statement.

     The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

     FORWARD-LOOKING STATEMENTS: THIS DISCLOSURE STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS BASED LARGELY ON THE CURRENT EXPECTATIONS OF THE DEBTORS ABOUT FUTURE EVENTS. THE WORDS “BELIEVE,” “MAY,” “WILL,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR AND ACTUAL EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. THE DEBTORS UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan.

i

(continued)

(continued)

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v

TABLE OF EXHIBITS

Exhibit I	-	Amended Joint Plan of Liquidation for Kaiser Alumina Australia Corporation and Kaiser Finance Corporation

INTRODUCTION

     The Debtors are seeking approval of the Plan, a copy of which is attached hereto as Exhibit I. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan.

     The confirmation of a plan of reorganization or liquidation, which is the vehicle for satisfying the rights of holders of claims against and interests in a debtor, is the overriding purpose of a chapter 11 case. Chapter 11 may be used to either reorganize or conduct an orderly liquidation of a debtor’s business. The Plan provides for the orderly liquidation and dissolution of the Debtors. The primary objectives of the Plan are to:

•	maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis;

•	settle, compromise or otherwise dispose of certain Claims and other disputes on terms that the Debtors believe to be fair and reasonable under the circumstances and in the best interests of their respective Estates and creditors and Kaiser Aluminum & Chemical Corporation (“KACC”), as the sole stockholder of KAAC, and KAAC, as the sole stockholder of KFC; and

•	effectuate the orderly liquidation and dissolution of the Debtors.

     The Plan provides for, among other things, (a) the classification and treatment of Claims and Interests; (b) the establishment of the Distribution Trust to make distributions in accordance with the Plan; (c) the creation and administration of the Trust Accounts; and (d) the liquidation of the Debtors.

     Please refer to the chart beginning on page 14 of this Disclosure Statement for a summary of the proposed treatment of each Class of Claims and Interests.

     If the Plan is confirmed and consummated in accordance with its terms, among other things:

•	holders of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Priority Claims in Class 1 will receive Cash from the Priority Claims Trust Account in the amount of their respective Allowed Claim without interest or penalty;

•	holders of Allowed 9-7/8% Senior Note Claims and 10-7/8% Senior Note Claims in Subclass 3A:

w	if both Subclass 3A and Subclass 3B vote to accept the Plan, will receive from the Unsecured Claims Trust Account their respective Pro Rata Share of the Public Note Distributable Consideration (i.e., the Public Note Percentage of the Cash and other property in the Unsecured Claims Trust Account) remaining after first giving effect to the following payments by the Distribution Trustee from the Public Note Distributable Consideration:

•	the payment to be made to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of the holders of the 7-3/4% SWD Revenue Bonds pursuant to Section 2.5 of the Plan (the “7-3/4% SWD Revenue Bonds Payment”);

•	the payment of up to $500,000 of the reasonable out-of-pocket expenses (including attorneys’ fees) incurred and paid by the plaintiffs in the 7-3/4% SWD Revenue Bond Dispute in connection with the Chapter 11 Cases and the chapter 11 cases of the Other Kaiser Debtors, including in connection with the 7-3/4% SWD Revenue Bond Dispute and that certain civil action currently pending before the United States District Court for the Eastern District of Louisiana styled Paul J. Guillot, et al. v. Credit Suisse First Boston, LLC, and numbered 03-0797 (the “7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments”);

•	the payment of the amount of the aggregate fees payable to the 9-7/8% Senior Note Indenture Trustee, the 10-7/8% Senior Note Indenture Trustee and the counsel for the Ad Hoc Group in accordance with the Plan (the “Senior Notes Fee Payments”); and

•	the payment of $8.0 million to be made to the Senior Subordinated Note Indenture Trustee for the benefit of the holders of Senior Subordinated Note Claims; or

w	if either Subclass 3A or Subclass 3B fails to accept the Plan, will receive that portion of the Public Note Distributable Consideration to which the Bankruptcy Court determines they are entitled, provided the distributions ultimately made to a holder of an Allowed Senior Note Claim will be reduced by such holder’s proportional share of the Senior Notes Fee Payments and, if the Bankruptcy Court determines that holders of Allowed Senior Subordinated Note Claims are not entitled to any portion of the Subclass 3A Distributable Consideration, the 7-3/4% SWD Revenue Bond Payment (or a reservation in lieu thereof), if any, and any 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments;

•	holders of Allowed Senior Subordinated Note Claims in Subclass 3B:

w	if both Subclass 3A and Subclass 3B vote to accept the Plan, will receive their respective Pro Rata Share of $8.0 million to be paid to the Senior Subordinated Note Indenture Trustee, provided that any and all fees or expenses payable to the Senior Subordinated Note Indenture Trustee pursuant to the Senior Subordinated Note Indenture will, in all events, be payable solely from such $8.0 million; or

w	if either Subclass 3A or Subclass 3B fails to accept the Plan, will receive that portion, if any, of the Public Note Distributable Consideration to which the Bankruptcy Court determines they are entitled, provided any distributions ultimately made to a holder of an Allowed Senior Subordinated Note Claim may be reduced by such holder’s proportional share of any and all fees and expenses payable to the Senior Subordinated Note Trustee pursuant to the Senior Subordinated Note Indenture, which will, subject to such Trustee’s right to seek payment by the Debtors of such fees and expenses pursuant to section 503(b)(5) of the Bankruptcy Code, be payable solely from such distributions;

•	Pension Benefit Guaranty Corporation (the “PBGC”), as the holder of the PBGC Claims in Subclass 3C, will receive the PBGC Percentage of the Cash and other property in the Unsecured Claims Trust Account; and

•	holders of Allowed Other Unsecured Claim in Subclass 3D will receive their respective Pro Rata Share of the Other Unsecured Claims Percentage of the Cash and other property in the Unsecured Claims Trust Account.

As the foregoing indicates, in general, all holders of Claims will have recourse, if any, only to the Cash and other property in the applicable Trust Accounts. The Debtors will cease to exist as legal entities following consummation of the Plan. See “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

     SUBJECT TO THE PROVISIONS OF SECTION 2.11 OF THE PLAN, AS OF THE EFFECTIVE DATE, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND THE DISTRIBUTION TRUSTEE UNDER THE PLAN AND THE CASH TO BE DISTRIBUTED IN CONNECTION WITH THE PLAN, EACH HOLDER OF A CLAIM THAT VOTES IN FAVOR OF THE PLAN WILL BE DEEMED TO FOREVER RELEASE AND WAIVE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE DEBTORS’ OR THE DISTRIBUTION TRUSTEE’S OBLIGATIONS UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED

OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING IN LAW, EQUITY OR OTHERWISE, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO A DEBTOR, THE CHAPTER 11 CASES OR THE PLAN THAT SUCH ENTITY HAS, HAD OR MAY HAVE AGAINST THE CREDITORS’ COMMITTEE, ITS MEMBERS, ANY INDENTURE TRUSTEE, EITHER DEBTOR AND ANY OF THEIR RESPECTIVE PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS, ATTORNEYS, ACCOUNTANTS, UNDERWRITERS, INVESTMENT BANKERS OR OTHER REPRESENTATIVES, ACTING IN SUCH CAPACITY, EXCEPT FOR THOSE BASED ON (A) ACTS OR OMISSIONS OF ANY SUCH PERSON CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (B) CONTRACTUAL OBLIGATIONS OF, OR LOANS OWED BY, ANY SUCH PERSON TO A DEBTOR. SEE “GENERAL INFORMATION CONCERNING THE PLAN — RELEASES, LIMITATION OF LIABILITY, AND INJUNCTIONS — RELEASE OF CLAIMS AND TERMINATION OF INTERESTS; LIMITATION OF LIABILITY.”

     EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, ALL ENTITIES THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD A CLAIM OR OTHER DEBT OR LIABILITY OF THE DEBTORS, OR AN INTEREST OR OTHER RIGHT OF AN EQUITY SECURITY HOLDER WITH RESPECT TO THE DEBTORS, THAT IS RELEASED, WAIVED, SETTLED OR DEEMED SATISFIED PURSUANT TO THE PLAN WILL BE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF ANY SUCH CLAIMS, DEBTS, LIABILITIES, INTERESTS OR RIGHTS: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING AGAINST THE DEBTORS, THE DISTRIBUTION TRUST OR THE DISTRIBUTION TRUSTEE OR THE PROPERTY OF ANY OF THEM OTHER THAN TO ENFORCE ANY RIGHT PURSUANT TO THE PLAN TO A DISTRIBUTION FROM THE TRUST ACCOUNTS; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS, THE DISTRIBUTION TRUST OR THE DISTRIBUTION TRUSTEE, OTHER THAN AS PERMITTED PURSUANT TO (A) ABOVE; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE AGAINST THE DEBTORS, THE DISTRIBUTION TRUST, THE PROPERTY OF ANY OF THEM OR THE TRUST ACCOUNTS; (D) ASSERTING A SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DISTRIBUTION TRUST; AND (E) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN. SEE “GENERAL INFORMATION CONCERNING THE PLAN — LEGAL EFFECTS OF THE PLAN — RELEASES, LIMITATION OF LIABILITY, AND INJUNCTIONS — INJUNCTIONS.”

     [NOTE THAT THIS PARAGRAPH IS TO BE INCLUDED AFTER THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT: BY AN ORDER OF THE BANKRUPTCY COURT DATED [___], 2005, THIS DISCLOSURE STATEMENT HAS BEEN APPROVED AS CONTAINING “ADEQUATE INFORMATION” FOR CREDITORS OF THE DEBTORS IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE. THE BANKRUPTCY CODE DEFINES “ADEQUATE INFORMATION” AS “INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, AS FAR AS IS REASONABLY PRACTICABLE IN LIGHT OF THE NATURE AND THE HISTORY OF THE DEBTOR AND THE CONDITION OF THE DEBTOR’S BOOKS AND RECORDS, THAT WOULD ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTERESTS OF THE RELEVANT CLASS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN . .. . .” 11 U.S.C. § 1125(A)(1).]

     THE DEBTORS’ BOARDS OF DIRECTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS UNDER THE CIRCUMSTANCES. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M., EASTERN TIME, ON APRIL 5, 2005 OR SUCH OTHER TIME OR DATE IDENTIFIED ON YOUR BALLOT.

     The requirements for confirmation of the Plan under the Bankruptcy Code, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are described in “Voting and Confirmation of the Plan.” Confirmation of the Plan and the occurrence of the Effective Date are also subject to a number of significant conditions, which are set forth in the Plan and summarized in “Answers To Certain Questions About The Plan And Disclosure Statement — What must happen before the Plan can be consummated?” There is no assurance that these conditions will be satisfied or waived.

ANSWERS TO CERTAIN QUESTIONS ABOUT THE PLAN AND DISCLOSURE STATEMENT

     The information presented in the answers to the questions set forth below is qualified in its entirety by reference to the full text of this Disclosure Statement, including the Plan attached hereto as Exhibit I. All creditors entitled to vote on the Plan are encouraged to read and carefully consider this entire Disclosure Statement, including the Plan attached hereto as Exhibit I, prior to submitting a Ballot or Ballots to accept or reject the Plan.

What is this document and why am I receiving it?

     On February 12, 2002, KACC and KFC, along with their parent companies and certain of their affiliates, filed petitions for relief under chapter 11 of the Bankruptcy Code. The reasons the Debtors Filed for such protection are described under “Certain Events Preceding the Debtors’ Chapter 11 Filings.” In connection with their proposed liquidation pursuant to chapter 11, the Debtors have prepared the Joint Plan of Liquidation attached as Exhibit I to this Disclosure Statement (i.e., the Plan), which sets forth in detail the proposed treatment of the Claims of the Debtors’ creditors and the Interests of KACC, as the sole stockholder of KAAC, and KAAC, as the sole stockholder of KFC. This Disclosure Statement describes the terms of, and certain other material information relating to, the Plan.

     This Disclosure Statement is being delivered to you in connection with the Debtors’ solicitation of votes with respect to the Plan because either (a) you are the holder of, or have otherwise asserted, a Claim or Claims against either or both of the Debtors or (b) you are the holder of a 7-3/4% SWD Revenue Bond. This Disclosure Statement is intended to provide you with information sufficient to make an informed to decision as to whether to vote to accept or reject the Plan (to the extent you are eligible to do so).

Am I eligible to vote to accept or reject the Plan?

     You are entitled to vote to accept or reject the Plan only if you hold an Allowed Unsecured Claim (or an Unsecured Claim which has been temporarily allowed for voting purposes) against one or both Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes, and if you are a holder of an Administrative Claim or Priority Tax Claim, you are not eligible to vote with respect to the Plan. If you hold a Priority Claim or a Secured Claim against either Debtor, because you are receiving Cash or property equal in value to the allowed amount of such Claim, you are deemed to have accepted the Plan and may not vote with respect to it. While the Plan includes a proposed settlement of certain claims asserted by holders of 7-3/4% SWD Revenue Bonds (see “Operations During the Chapter 11 Cases — 7-3/4% SWD Revenue Bond Dispute), such holders do not have Claims against the Debtors and, accordingly, are not entitled to vote on the Plan, although creditors or claimants affected by such settlement may file an objection to it with the Bankruptcy Court on or prior to April 5, 2005. See “Voting and Confirmation of the Plan — Voting Procedures and Requirements.”

Why should I vote to accept the Plan?

     KAAC has entered into an agreement to sell its interests in QAL and, upon the consummation of such sale, will no longer be an operating entity. See “Operations During the Chapter 11 Cases - The Sale of the QAL Interests and Liquidation of KAAC.” Following such sale, KAAC’s only remaining assets will be Cash and its Interest in its wholly owned non-operating subsidiary, KFC. KFC is not an operating company and has no material assets other than its claim against KACC described below. See “- KFC Claim Against KACC.” As such, the only alternatives to confirmation and consummation of the Plan are conversion of the Chapter 11 Cases to cases under chapter 7 of the

Bankruptcy Code and the confirmation and consummation of an alternative plan of liquidation under chapter 11 of the Bankruptcy Code. The Debtors believe that the confirmation and consummation of the Plan is in the best interests of the Debtors’ stakeholders and is preferable to either alternative.

     Chapter 7 Liquidation

     The Debtors believe that the Plan provides for the liquidation of the Debtors in a manner significantly more efficient than would occur in the event the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code. KFC has no material assets other than a claim against KACC, which will be subject to treatment under KACC’s plan of reorganization and, upon consummation of the sale of KAAC’s interests in QAL (the “QAL Interests”), KAAC’s Estate will have been substantially liquidated and converted to Cash proceeds, subject only to receipt of the proceeds, if any, received from the successful prosecution, settlement, or collection of Recovery Actions (the “Recovery Action Proceeds”). The Debtors are not aware of the existence of any claim against a third party that would constitute a Recovery Action. Further, the Debtors have been informed that the Creditors’ Committee conducted an analysis of potential preference actions and determined that there were no viable preference actions concerning payments made by the Debtors. The Debtors believe that conversion to chapter 7 of the Bankruptcy Code would result in additional costs relating to the appointment of a chapter 7 trustee, likely delays in distributions to all creditors who would be entitled to receive a distribution under the Plan (thus reducing the present value of such distributions) and diminished recoveries for holders of Allowed Unsecured Claims. See “Voting and Confirmation of the Plan — Confirmation — Best Interests Test.”

     Alternative Chapter 11 Liquidation

     The Plan has been negotiated by the Debtors and representatives of certain of the Debtors’ most significant creditors, including the Creditors’ Committee (a committee appointed by the Bankruptcy Court to represent the interests of the Debtors’ unsecured creditors), [which has independently concluded that the Plan is in the best interests of creditors]. Therefore, the Debtors believe that negotiating an alternative plan of liquidation under chapter 11 of the Bankruptcy Code is unlikely to alter significantly the relative treatment of Claims. The Debtors believe that negotiating such an alternative plan would result in additional professional costs in connection with such negotiations, likely delays in distributions to all creditors who would be entitled to receive a distribution under the Plan (thus reducing the present value of such distributions) and potentially diminished recoveries for holders of Allowed Unsecured Claims.

How do I vote to accept or reject the Plan?

     If you are the holder of an Allowed Unsecured Claim (other than a holder of a Senior Note Claim or Senior Subordinated Note Claim held through a nominee) against one or both of the Debtors and are, therefore, entitled to vote on the Plan, complete, execute and return your Ballot or Ballots in accordance with the instructions to Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043 (unless another address is set forth on the preaddressed enveloped provided to you) on or prior to 5:00 P.M. Eastern Time, on April 5, 2005 (unless another time or date is identified on your Ballot). If your vote is not received by that time and date, it will not be counted. If you are the holder of a Senior Note Claim or Senior Subordinated Note Claim held in the name of a broker, dealer, commercial bank, trust company or other nominee, you must complete and deliver to such nominee the Ballot or Ballots provided to such holder in order to vote on the Plan; we urge you to deliver such Ballot or Ballots to your nominee holder or holders no later than the date identified on such Ballot or Ballots in order to ensure that your vote will be counted. If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please call the Debtors’ voting agent, Logan & Company, at (973) 509-3190. See “Voting and Confirmation of the Plan — Voting Procedures and Requirements.”

What if I’m entitled to vote to accept or reject the Plan and don’t?

     In general, within any particular Class of Claims, only those holders who actually vote to accept or reject the Plan will affect whether the Plan is accepted by the requisite holders of Claims in such Class. In order for the Plan to be accepted by each Subclass of Class 3 (Unsecured Claims), the holders representing at least two-thirds in dollar amount and a majority in number of Allowed Claims in each such Subclass held by holders of such Claims who actually vote to accept or reject the Plan must vote to accept the Plan. Thus, if you hold an Unsecured Claim, your failure to vote in respect of such Claim will count as neither a vote for acceptance nor a vote for rejection of the Plan. See “Voting and Confirmation of the Plan — Confirmation - Acceptance or Cramdown.”

What happens if the Plan is not accepted by each Class entitled to vote on the Plan?

     If the holders of each Class of Claims entitled to vote on the Plan (i.e., Subclass 3A, Subclass 3B, Subclass 3C and Subclass 3D) reject the Plan, the Plan will not be confirmed or consummated in its present form. However, as long as the requisite holders of Claims in at least one such Subclass vote to accept the Plan, the Debtors may seek confirmation pursuant to the “cramdown” provisions of the Bankruptcy Code (which will require a determination by the Bankruptcy Court that that the Plan is “fair and equitable” and “does not discriminate unfairly” as to each nonaccepting Subclass). The Debtors believe that the Plan satisfies the “cramdown” provisions of the Bankruptcy Code and, in any case, have reserved the right to modify the Plan to the extent that confirmation thereunder requires modification. See “Voting and Confirmation of the Plan - Confirmation — Acceptance or Cramdown.”

What will I actually receive in respect of my Claim if the Plan is confirmed and goes effective?

     If you are the holder of an Allowed Claim against either Debtor, what you will actually receive, if anything, in respect of such Claim will depend on the classification of that Claim. For detailed information about the classification and treatment of creditors under the Plan, see “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

     Unlike the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims or Allowed Secured Claims against the Debtors, holders of Allowed Claims in Subclass 3A, Subclass 3B, Subclass 3C and Subclass 3D will not receive Cash or property in an amount equal to 100% of the amount of their Claims.

     Holders of Allowed Senior Note Claims in Subclass 3A

               If the Plan is accepted by both Subclass 3A and Subclass 3B

     If both Subclass 3A and Subclass 3B vote to accept the Plan, a holder of an Allowed Senior Note Claim will be entitled to a distribution of its Pro Rata Share of the Public Note Distributable Consideration remaining after first giving effect to certain payments by the Distribution Trustee from the Public Note Distributable Consideration as discussed below. For purposes of the Plan, (a) the term “Public Note Distributable Consideration” means the Public Note Percentage of the Cash and other property in the Unsecured Claims Trust Account; (b) the term “Public Note Percentage” means (i) 68% less (ii) 68% of the Other Unsecured Claims Percentage; (c) the term “Other Unsecured Claims Percentage” means the percentage equal to the ratio of (i) the aggregate amount of all Allowed Other Unsecured Claims to (ii) the sum of (A) the aggregate amount of all Allowed Other Unsecured Claims and (B) $1,237,237,000; and (d) the term “Pro Rata Share” means, when used with reference to a distribution to a holder of an Allowed Claim in a Subclass of Class 3, that share of the Cash or other property to be distributed on account of all Allowed Claims in such Subclass so that the ratio of (i)(A) the amount of Cash or other property to be distributed on account of the particular Allowed Claim to (B) the amount of such Allowed Claim, is the same as the ratio of (ii)(A) the aggregate amount of Cash or other property to be distributed on account of all Allowed Claims in such Subclass to (B) the aggregate amount of all Allowed Claims in such Subclass.

     The Unsecured Claims Trust Account will be funded with the Debtors’ Cash remaining after (a) the payment of reasonable fees, costs and expenses incurred by the Distribution Trustee in connection with the performance of its duties in accordance with the Plan and the Distribution Trust Agreement; (b) the distribution of Cash or property in accordance with the Plan to holders of Claims having a higher priority than Claims in Subclass 3A, Subclass 3B, Subclass 3C or Subclass 3D; and (c) any payment required to be made by the Debtors to KACC in accordance with the Intercompany Claim Settlement (“Intercompany Settlement Payments”). In addition, the Unsecured Claims Trust Account will hold the Retained Portion of the KFC Claim and, when received, any distributions ultimately made by KACC in respect of the Retained Portion of the KFC Claim. After the Public Note Distributable Consideration is calculated as described above, to determine the Cash and other property to be distributed to holders of Senior Note Claims, the following payments must first be deducted from the Public Note Distributable Consideration:

•	the 7-3/4% SWD Revenue Bonds Payment;

•	the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments;

•	the Senior Notes Fee Payments; and

•	the payment of the $8.0 million to be made to the Senior Subordinated Note Indenture Trustee for the benefit of the holders of Senior Subordinated Note Claims.

Notwithstanding anything contained in the Plan to the contrary, no distributions in respect of the Retained Portion of the KFC Claim will be made, and the Retained Portion of the KFC Claim will be held in the Unsecured Claims Trust Account, until receipt by the Distribution Trustee of distributions in respect thereof from KACC pursuant to a confirmed plan of reorganization of KACC or otherwise; upon receipt from KACC of such distributions in respect of the Retained Portion of the KFC Claim, in-kind distributions consisting of the property so received by the Distribution Trustee from KACC will be made to holders of Allowed Claims in Subclass 3A, Subclass 3C and Subclass 3D in accordance with the terms of the Plan.

     Accordingly, if the Plan is accepted by both Subclass 3A and Subclass 3B, the recovery by holders of Allowed Senior Note Claims will depend upon a number of factors, including:

•	the amount of Cash ultimately available to the Estates of the Debtors;

•	the amount of Distribution Trust Expenses;

•	the amount of Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims;

•	the amount of the 7-3/4% SWD Revenue Bonds Payment;

•	the amount of the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments;

•	the amount of the Senior Notes Fee Payments;

•	the amount of the Intercompany Settlement Payments, if any;

•	the aggregate amount of Allowed Other Unsecured Claims, if any; and

•	the value of any property distributed by KACC in respect of the Retained Portion of the KFC Claim.

See “Overview of the Plan — Sources and Uses of Cash” for the Debtors’ current estimates of Cash available for distribution to holders of Allowed Senior Note Claims.

     Pursuant to the AJI/KJC Plan, if holders of the Senior Note Claims and the Senior Subordinated Note Claims vote to accept the AJI/KJC Plan, then an additional $8.0 million will be paid to the Senior Subordinated Note Indenture Trustee for the benefit of holders of Senior Subordinated Note Claims, with such amount to be paid from consideration that would otherwise be distributed to holders of Allowed Senior Note Claims under the AJI/KJC Plan.

               If the Plan is rejected by either Subclass 3A or Subclass 3B

     If either Subclass 3A or Subclass 3B fails to accept the Plan, the holders of 9-7/8% Senior Note Claims and 10-7/8% Senior Note Claims in Subclass 3A will receive that portion of the Public Note Distributable Consideration to which the Bankruptcy Court determines they are entitled in respect of such Claims. The distributions ultimately made to a holder of an Allowed Senior Note Claim will be reduced by such holder’s proportional share of:

•	the Senior Notes Fee Payments;

•	any 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments; and

•	if the Bankruptcy Court determines that holders of Allowed Senior Subordinated Note Claims are not entitled to any portion of the Public Note Distributable Consideration, the 7-3/4% SWD Revenue Bond Payment (or reservation in lieu thereof), if any. See “- What will I receive in respect of my 7-3/4% SWD Revenue Bond if the Plan is confirmed and goes effective and when will I receive it?”

In such event, the recovery by holders of Allowed Senior Notes Claims will depend on the determination of the Bankruptcy Court with respect to the relative entitlement of the holders of Senior Note Claims and Senior Subordinated Note Claims to the Public Note Distributable Consideration, as well as the factors listed above. See “Overview of the Plan — Sources and Uses of Cash” for the Debtors’ current estimates of Cash available for distribution to holders of Allowed Senior Note Claims and Allowed Senior Subordinated Note Claims.

     Holders of Allowed Senior Subordinated Note Claims in Subclass 3B

               If the Plan is accepted by both Subclass 3A and Subclass 3B

     If both Subclass 3A and Subclass 3B vote to accept the Plan, a holder of an Allowed Senior Subordinated Note Claim will receive its Pro Rata Share of $8.0 million (less any fees or expenses payable to the Senior Subordinated Note Trustee pursuant to the Senior Subordinated Note Indenture).

     Pursuant to the AJI/KJC Plan, if holders of the Senior Note Claims and the Senior Subordinated Note Claims vote to accept the AJI/KJC Plan, then an additional $8.0 million will be paid to the Senior Subordinated Note Indenture Trustee for the benefit of holders of Senior Subordinated Note Claims, with such amount to be paid from consideration that would otherwise be distributed to holders of Allowed Senior Note Claims under the AJI/KJC Plan.

               If the Plan is rejected by either Subclass 3A or Subclass 3B

     If either Subclass 3A or Subclass 3B fails to accept the Plan, the holders of Senior Subordinated Note Claims in Subclass 3B will receive that portion, if any, of the Public Note Distributable Consideration to which the Bankruptcy Court determines they are entitled in respect of such Claims, provided any distributions ultimately made to a holder of an Allowed Senior Subordinated Note Claim may be reduced by such holder’s proportional share of any and all fees and expenses payable to the Senior Subordinated Note Trustee pursuant to the Senior Subordinated Note Indenture, which will, subject to such Trustee’s right to seek payment by the Debtors of such fees and expenses pursuant to section 503(b)(5) of the Bankruptcy Code, be payable solely from such distributions. Accordingly, as with the recoveries by holders of Allowed Senior Notes Claims in the scenario in which either the Subclass 3A or Subclass 3B fails to accept the Plan, the recovery by the holders of Allowed Senior Subordinated Note Claims in this situation will depend on a number of factors, including:

•	the amount of Cash ultimately available to the Estates of the Debtors;

•	the amount of Distribution Trust Expenses;

•	the amount of Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims;

•	the amount of the Intercompany Settlement Payments, if any;

•	the aggregate amount of Allowed Other Unsecured Claims, if any;

•	the value of any property distributed by KACC in respect of the Retained Portion of the KFC Claim; and

•	the determination of the Bankruptcy Court with respect to the relative entitlement of the holders of 9-7/8% Senior Note Claims, 10-7/8% Senior Note Claims and Senior Subordinated Note Claims to the Public Note Distributable Consideration.

See “Overview of the Plan — Sources and Uses of Cash” for the Debtors’ current estimates of Cash available for distribution to holders of Allowed Senior Note Claims and Allowed Senior Subordinated Note Claims.

The PBGC, as the holder of the PBGC Claims in Subclass 3C

     The PBGC, as holder of the PBGC Claims in Subclass 3C, will receive the PBGC Percentage of the Cash in the Unsecured Claims Trust Account. For purposes of the Plan, the term “PBGC Percentage” means (a) 32% less (b) 32% of the Other Unsecured Claims Percentage.

     Accordingly, as with the recoveries by holders of Allowed Senior Note Claims discussed above, the recovery by the PBGC, as the holder of the PBGC Claims, will depend upon a number of factors, including:

•	the amount of Cash ultimately available to the Estates of the Debtors;

•	the amount of Distribution Trust Expenses;

•	the amount of Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims;

•	the amount of the Intercompany Settlement Payments, if any;

•	the aggregate amount of Allowed Other Unsecured Claims, if any; and

•	the value of any property distributed by KACC in respect of the Retained Portion of the KFC Claim.

See “Overview of the Plan — Sources and Uses of Cash” for the Debtors’ current estimates of Cash available for distribution to the PBGC in respect of the PBGC Claims in Subclass 3C.

     Holders of Other Unsecured Claims in Subclass 3D

     A holder of an Allowed Other Unsecured Claim will receive its Pro Rata Share of the Other Unsecured Claims Percentage of the Cash in the Unsecured Claims Trust Account.

     Accordingly, as with the recoveries by holders of Senior Note Claims and by the PBGC as the holder of the PBGC Claims discussed above, the recoveries by holder of Other Unsecured Claims will depend upon a number of factors, including:

•	the amount of Cash ultimately available to the Estates of the Debtors;

•	the amount of Distribution Trust Expenses;

•	the amount of Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims;

•	the amount of the Intercompany Settlement Payments, if any; and

•	the value of any property distributed by KACC in respect of the Retained Portion of the KFC Claim.

Although several Other Unsecured Claims have been asserted, the Debtors believe that such Claims are either de minimis in amount or will not constitute allowable Claims; however, no assurance can be given that all Claims that the Debtors believe not to be allowable will be disallowed in their entirety. See “Overview of the Plan — Sources and Uses of Cash.”

What will I receive if my Claim is Disputed?

     No distributions will be made in respect of any Claim that is Disputed until that Claim becomes an Allowed Claim, if ever. See “Distributions Under the Plan — Treatment of Disputed Claims.”

Is there a particular record date for determining who will be entitled to receive distributions under the Plan in respect of an Allowed Claim?

     Under the Plan, distributions in respect of an Allowed Claim will be made only to the holder of that Claim as of the close of business on the Confirmation Date (the “Distribution Record Date”). Neither the Debtors nor the Distribution Trustee will recognize any purported transfer of a Claim following the Distribution Record Date.

When will I receive what I am entitled to receive in respect of my Claim if the Plan is confirmed and goes effective?

     Holders of Allowed Claims Other Than Unsecured Claims

     If you are the holder of an Administrative Claim, a Priority Tax Claim, a Priority Claim or a Secured Claim that is allowed as of the Effective Date, you will receive the distribution to which you are entitled under the Plan on account of such Claim on or promptly after the Effective Date. If you are the holder of a Secured Claim, Administrative Claim, a Priority Tax Claim, a Priority Claim or a Secured Claim that is a Disputed Claim as of the Effective Date, to the extent such Claim becomes an Allowed Claim after the Effective Date, you should receive the distribution to which you are entitled under the Plan on or promptly after the Quarterly Distribution Date next following the date on which such Claim is allowed.

     Holders of Allowed Unsecured Claims in Subclass 3A

     If you are the holder of a Senior Note Claim and the Plan is accepted by both Subclass 3A and Subclass 3B, you will receive an initial distribution on account of such Claim on or promptly after the Effective Date. The amount of initial distributions to be made to holders of Senior Note Claims that are allowed as of the Effective Date will be calculated as if each Disputed Other Unsecured Claim were an Allowed Other Unsecured Claim in its Face Amount as of the Effective Date. In addition, on or promptly after each Quarterly Distribution Date, you may receive an additional distribution on account of such Claim in an amount equal to: (a) the amount of Cash and other property that you would have been entitled to receive pursuant to the Plan if such Claim and each other Unsecured Claims allowed prior to such Quarterly Distribution Date had been allowed as of the Effective Date minus (b) the aggregate amount of Cash and other property previously distributed to you on account of such Claim. See “Distributions Under the Plan — Timing and Calculation of Amounts to Be Distributed.” All distributions to holders of Senior Note Claims under the Plan will be made by the Distribution Trustee to the applicable Indenture Trustee, which will thereafter forward such distributions to such holders in due course.

     If you are the holder of an Allowed Senior Note Claim and the Plan is not accepted by either Subclass 3A or Subclass 3B, the timing of the distribution to which you will be entitled in respect of such Claim will depend upon when the Bankruptcy Court makes the determination contemplated by the Plan to be made in such circumstance.

     Holders of Allowed Unsecured Claims in Subclass 3B

     If you are the holder of an Allowed Senior Subordinated Note Claim and the Plan is accepted by both Subclass 3A and Subclass 3B, you will receive the distribution to which you are entitled under the Plan on account of such Claim on or promptly after the Effective Date as described in this paragraph. On the Effective Date, the Senior Subordinated Note Indenture Trustee will receive a Cash payment in the amount of $8.0 million for the benefit of the holders of the Allowed Senior Subordinated Note Claims. The Senior Subordinated Note Indenture Trustee is entitled to deduct its fees and expenses from such payment prior to making distributions to holders of Senior Subordinated Note Claims. In due course following the Effective Date, the Senior Subordinated Note Indenture Trustee will distribute to each holder of an Allowed Senior Subordinated Note Claim its Pro Rata Share of such payment as reduced by any fees and expenses so deducted. See “Distributions Under the Plan — Timing and Calculation of Amounts to Be Distributed.”

     If you are the holder of an Allowed Senior Subordinated Note Claim and the Plan is not accepted by either Subclass 3A or Subclass 3B, the timing of the distribution, if any, to which you may be entitled in respect of such Claim will depend upon when the Bankruptcy Court makes the determination contemplated by the Plan to be made in such circumstance.

     Holders of Allowed Unsecured Claims in Subclass 3C and Subclass 3D

     If you are the holder of the PBGC Claims or an Other Unsecured Claim that is allowed as of the Effective Date, you will receive an initial distribution on account of such Claim on or promptly after the Effective Date. The amount of initial distributions to be made to holders of the PBGC Claims and Other Unsecured Claims that are allowed as of the Effective Date will be calculated as if each Disputed Other Unsecured Claim were an Allowed Other Unsecured Claim in its Face Amount as of the Effective Date. If you are the holder of an Other Unsecured Claim that is a Disputed Claim as of the Effective Date, to the extent such Claim becomes an Allowed Claim after the Effective Date, you should receive an initial distribution on account of such Claim on or promptly after the Quarterly Distribution Date next following the date on which such Claim was allowed. In addition, on or promptly after each Quarterly Distribution Date, if you are the holder of the PBGC Claims or an Other Unsecured Claim and have already received your initial distribution in respect of such Claim, you may receive an additional distribution on account of such Claim in an amount equal to: (a) the amount of Cash and other property that you would have been entitled to receive pursuant to the Plan if such Claim and each other Unsecured Claims allowed prior to such Quarterly Distribution Date had been allowed as of the Effective Date minus (b) the aggregate amount of Cash and other property previously distributed to you on account of such Claim. See “Distributions Under the Plan - Timing and Calculation of Amounts to Be Distributed.”

What will I receive in respect of my 7-3/4% SWD Revenue Bond if the Plan is confirmed and goes effective and when will I receive it?

     If Subclass 3A votes to accept the Plan and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, on the Effective Date an amount equal to the Settlement Percentage of the Cash in the Unsecured Claims Trust Account that would otherwise have been distributed in respect of the Senior Subordinated Note Claims which, after giving effect to the contractual subordination provisions of the Senior Subordinated Note Indenture and pursuant to Sections 2.4(c)(i) and 2.4(c)(ii) of the Plan (but prior to giving effect to any 7-3/4% SWD Revenue Bond Payment), is to be distributed to holders of Senior Note Claims will be paid to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of the holders of the 7-3/4% SWD Revenue Bonds pursuant to Section 2.5 of the Plan (i.e., the 7-3/4% SWD Revenue Bond Payment). For purposes of the Plan, the term “Settlement Percentage” means the percentage equaling the ratio of (a) $4,000,000 to (b) 50.78% of the Public Note Percentage of the Cash in the Unsecured Claims Trust Account. Notwithstanding the foregoing, in no event will the amount so paid, when aggregated with any amount payable under any comparable provision of the AJI/KJC Plan, exceed $8.0 million. If the Debtors do not File a separate motion, the Plan will serve as a motion pursuant to Bankruptcy Rule 9019 seeking entry of an order approving the settlement described above. Unless an objection to such settlement is made in writing by any creditor or claimant affected thereby, Filed with the Bankruptcy Court and served on the parties identified in Section 12.4 of the Plan on or before April 5, 2005, such order (which will be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

     If Subclass 3A fails to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the rights, if any, of the holders of 7-3/4% SWD Revenue Bonds to payments from the Public Note Distributable Consideration will be as determined by an order of the Bankruptcy Court (which may be the Confirmation Order) in connection with its determination of the relative entitlement of the holders of Senior Note Claims and Senior Subordinated Note Claims to the Public Note Distributable Consideration; provided that if the determination with respect to the rights of the holders of 7-3/4% SWD Revenue Bonds to such payment has not been made by the Bankruptcy Court prior to the Effective Date, then, in order to ensure the funding of such payment, on the Effective Date the Distribution Trustee will reserve from the Public Note Distributable Consideration any amount that may be ordered by the Bankruptcy Court to be so reserved pending such determination.

     Any payment described above (i.e., the 7-3/4% SWD Revenue Bond Payment) would be made to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of the holders of 7-3/4% SWD Revenue Bonds. The 7-3/4% SWD Revenue Bond Indenture Trustee is entitled to deduct its fees and expenses from any such payment prior to making distributions to holders of 7-3/4% SWD Revenue Bonds. However, if Subclass 3A accepts the Plan and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments will made out of the Public Note Distributable Consideration otherwise payable to holders of Allowed Senior Note Claims, up to a maximum of $500,000 (including any comparable payment made under the AJI/KJC Plan). Fees and expenses in excess of such amount may be deducted from amounts otherwise payable to or for the benefit of holders of 7-3/4% SWD Revenue Bonds. Nothing in the Plan will prejudice the rights of the plaintiffs in the 7-3/4% SWD Revenue Bond Dispute to seek recoveries (a) from amounts otherwise to be paid to or for the benefit of holders of 7-3/4% SWD Revenue Bonds under the Plan or the AJI/KJC Plan or (b) from, or in respect of amounts otherwise to be paid to or for the benefit of holders of 7-3/4% SWD Revenue Bonds by, any Other Kaiser Debtor other than AJI or KJC. In due course following its receipt of any such payment, the 7-3/4% SWD Revenue Bond Indenture Trustee will distribute to each holder of 7-3/4% SWD Revenue Bonds its proportionate share of any such payment, as reduced by any fees and expenses so deducted.

     See “Operations During the Chapter 11 Cases — 7-3/4% SWD Revenue Bond Dispute.”

Will my rights against the Other Kaiser Debtors be affected by the Plan?

     Nothing in the Plan, including acceptance or rejection of the Plan by Subclass 3A or Subclass 3B, will be deemed to affect any person’s claim against or interest in any of the debtors in the Kaiser Cases except the Debtors (the “Other Kaiser Debtors”) or any of their respective present or former directors, officers, employees, agents, advisors, attorneys, accountants, underwriters, investment bankers or other representatives, acting in such capacity, or any rights, including contractual subordination rights, that any person may have in respect of any such claim against or interest in any such Other Kaiser Debtor.

What will my tax consequences be if the Plan is consummated?

     For a summary of certain potential U.S. federal income Tax consequences of the Plan, see “Certain Federal Income Tax Consequences of Consummation of the Plan.” The summary contained in this Disclosure Statement does not contain any information with respect to potential state, local or foreign Tax consequences to creditors of the Debtors. For these reasons and others, including because Tax consequences are in many cases uncertain and may vary depending on a creditor’s individual circumstances, the discussion of the Tax consequences of the Plan contained in this Disclosure Statement is not intended in any way to be Tax advice – or otherwise to be a substitute for careful Tax planning with a professional. You are urged to consult with your own Tax advisor regarding the U.S. federal, state, local and foreign Tax consequences of the Plan.

What must happen before the Plan can be consummated?

     In order for the Plan to be effective, certain events must occur. The Plan contains conditions to both the confirmation of and the effectiveness of the Plan.

     Confirmation

     The Debtors and Creditors’ Committee have agreed that, before the Bankruptcy Court can confirm the Plan, each of the following must have occurred (or the requirement that it have occurred must have been waived in accordance with the Plan):

•	the Confirmation Order must have been entered on the docket of the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtors and the Creditors’ Committee;

•	all Exhibits to the Plan must be in form and substance satisfactory to the Debtors and the Creditors’ Committee; and

•	the Intercompany Claims Settlement must be effective.

In addition, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed, including either the acceptance of the Plan by the requisite holders of Claims in each of Subclass 3A, Subclass 3B, Subclass 3C and Subclass 3D (i.e., acceptance by holders of at least two-thirds in dollar amount and a majority in number of Claims held by holders actually voting) or, if the Plan is not accepted by each such Subclass of Class 3, the acceptance of the Plan by the requisite holders of Claims in at least one such Subclass and the determination by the Bankruptcy Court that the Plan is “fair and equitable” and “does not discriminate unfairly” as to each nonaccepting Subclass. See “Voting and Confirmation of the Plan — Confirmation.”

     Effectiveness

     In addition, the Debtors and Creditors’ Committee have agreed that the Plan will not be consummated until each of the following has occurred (or the requirement that it occur has been waived in accordance with the Plan):

•	the Confirmation Order must have become a Final Order;

•	the sale of the QAL Interests pursuant to the QAL Purchase Agreement must have been consummated;

•	the Creditors’ Committee and the Debtors must have agreed upon the amount of the reserves contemplated by Section 8.10(a) and Section 8.11(a) of the Plan (see “Overview of the Plan — Sources and Uses of Cash”);

•	the Liquidating Transactions must have been consummated;

•	all funds due and owing to or by the Debtors under the Intercompany Claims Settlement must have been paid in accordance with its terms;

•	the Distribution Trustee must have been appointed and must have accepted such appointment;

•	the Distribution Trust Agreement must have been executed and the Trust Accounts must have been established; and

•	all other actions, documents, consents and agreements necessary to implement the Plan must have been effected, obtained and/or executed.

When will the Plan be confirmed? When will the Plan be effective?

     Confirmation

     A hearing in the Bankruptcy Court relating to the confirmation of the Plan is currently scheduled for April 13, 2005. This hearing may be continued or adjourned, however, and even if it is held, there is no guaranty that the Bankruptcy Court will find that the requirements of the Bankruptcy Code with respect to confirmation have been met. See “Voting and Confirmation of the Plan — Confirmation Hearing” and “Voting and Confirmation of the Plan — Confirmation.” In addition, the additional conditions to confirmation set forth in the Plan must be satisfied or waived in accordance with the Plan before the Plan can be confirmed. Thus, there is no way to predict with any certainty when, if ever, confirmation will actually occur.

     Effective Date

     Even if the Plan is confirmed on April 13, 2005, there are a number of additional conditions which must be satisfied or waived before the Plan can be consummated. While the Debtors have assumed an Effective Date of April 30, 2005 for purposes of this Disclosure Statement, no assurance can be given as to if or when the Effective Date will actually occur.

What will happen to KAAC and KFC if the Plan is consummated?

     The Debtors will be liquidated if the Plan is consummated. Once the QAL Interests have been sold, the Debtors will no longer have any material ongoing activities or operations. Thus, upon the transfer of the Distribution Trust Assets to the Distribution Trust, the Debtors will be dissolved and their assets will be distributed in accordance with the Plan. See “General Information Concerning the Plan — Means for Implementation of the Plan — Liquidating Transactions.”

What happens if the Plan isn’t confirmed or doesn’t become effective?

     The Debtors expect that all of the conditions to confirmation of the Plan or the Effective Date will be satisfied (or waived in accordance with the Plan). However, there is no guaranty that the Plan will be consummated. Although the Debtors intend to take all acts reasonably necessary to satisfy the conditions to the confirmation of the Plan and the Effective Date that are within the Debtors’ control, if, for any reason, the Plan is not confirmed or the Effective Date does not occur, the Debtors may be forced to convert the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or propose an alternative plan of liquidation under chapter 11 of the Bankruptcy Code.

OVERVIEW OF THE PLAN

Introduction

     The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit I, and the Distribution Trust Agreement, which is an Exhibit thereto. See “Additional Information.” For a description of certain other significant terms and provisions of the Plan, see “General Information Concerning the Plan” and “Distributions Under the Plan.”

Summary of Classes and Treatment of Claims and Interests

     The table below summarizes: (a) the classification of Claims and Interests; (b) the estimated aggregate amount of Claims in each of Class 1, Class 2 and Subclass 3D; (c) the actual aggregate amount of Allowed Claims in each of Subclass 3A, Subclass 3B and Subclass 3C; (d) the aggregate amount and nature of distributions to holders of Claims or Interests in each Class; and (e) the estimated percentage recovery for each of Subclass 3A,

Subclass 3B and Subclass 3C. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see “ — Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims.” The estimated aggregate amount of Claims set forth in the table below with respect to each of Class 1, Class 2 and Subclass 3D is based on the Debtors’ estimate of the maximum aggregate amounts of such Claims that the Debtors believe will be allowed.

     Each “Estimated Aggregate Claims Amount” shown in the table below is based upon the Debtors’ preliminary review of Claims Filed on or before the January 31, 2003 general Bar Date and the Debtors’ books and records and may be substantially revised following the completion of a further analysis of the Claims Filed. See “Operations During the Chapter 11 Cases — Claims Process and Bar Dates.” In addition, certain Disputed Claims that the Debtors do not believe are allowable ultimately may be allowed by the Bankruptcy Court.

     The “Estimated Percentage Recovery” shown in the table with respect to Subclass 3C is the quotient of the estimated Cash to be distributed to the PBGC, as the holder of Allowed Claims in that Subclass, divided by the aggregate amount of Allowed Claims in such Subclass. The recoveries for holders of Allowed Claims in both Subclass A and Subclass 3B will vary depending on, among other things, whether both Subclass 3A and Subclass 3B accept the Plan and, if either Subclass 3A or Subclass 3B fails to accept the Plan, the determination of the Bankruptcy Court with respect to the relative entitlement of the holders of Senior Note Claims and Senior Subordinated Note Claims to the Public Note Distributable Consideration. See “- Sources and Uses of Cash” below for estimates of the percentage recovery for Subclass 3A and Subclass 3B in four different scenarios. See “Answers to Certain Questions About the Plan and Disclosure Statement - What will I actually receive if the Plan is confirmed and goes effective?” for a discussion of other factors that may affect the recoveries of holders of Allowed Unsecured Claims.

     It is presently anticipated that, pursuant to the Legacy Liability Agreements (as defined below) and the Intercompany Claims Settlement, the holder or holders of the KFC Claim will receive an aggregate of approximately one-third of 25% of the residual value of reorganized KACC after the satisfaction of any and all administrative, priority and secured claims against KACC and after taking into account, among other things, the satisfaction of claims of the PBGC against Kaiser Aluminum & Chemical of Canada Limited and any use of KACC assets to settle asbestos, silica and other tort claims against KACC. See “Operations During the Chapter 11 Cases — Agreements with Labor Regarding Pension and Retiree Medical Benefits” and “- Intercompany Claims Settlement.” The portion of the KFC Claim which KFC will ultimately retain will depend upon the amount of Cash and other property which the master tort trust established in connection with the plan or plans of reorganization or Kaiser Aluminum Corporation (“KAC”) and/or KACC receives pursuant to those plans. Because no plan or plans of reorganization for KAC or KACC have yet been proposed and the residual value of reorganized KACC has not yet been determined, no “Estimated Percentage Recovery” shown in the table below reflects any value for distributions that may ultimately be made to KFC in respect of the Retained Portion of the KFC Claim. See “- KFC Claim Against KACC.”

Description and Amount of Claims
or Interests Against the Debtors	Treatment

• Class 1 – Priority Claims: Claims against either of the Debtors entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that are not Administrative Claims or Priority Tax Claims.	Unimpaired. On the later of the Effective Date and the date on which a Priority Claims is allowed, each holder of an Allowed Priority Claim will be entitled to receive either (a) Cash from the Priority Claims Trust Account in the amount of such holder’s Allowed Priority Claim without interest or penalty or (b) such other treatment as may be agreed upon in writing by such holder and the Debtors or the Distribution Trustee.

Estimated Aggregate Claims Amount: $0

Description and Amount of Claims
or Interests Against the Debtors	Treatment

• Class 2 – Secured Claims: Claims against either of the Debtors secured by a Lien on property in which such Debtor’s Estate has an interest or that is subject to setoff under section 533 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and, if applicable, section 1129(b) of the Bankruptcy Code.	Unimpaired. On the later of the Effective Date and the date on which a Secured Claim is allowed, each holder of an Allowed Secured Claim will be entitled to receive either (a) Cash from the Priority Claims Trust Account in an amount equal to such Allowed Secured Claim, including such interest as is required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (b) the collateral securing such Allowed Secured Claim and Cash from the Priority Claims Trust Account in an amount equal to such interest as is required to be paid pursuant to section 506(b) of the Bankruptcy Code.

Estimated Aggregate Claims Amount: $0

•	Subclass 3A – Senior Note Claims: Claims against either of the Debtors under or in respect of either (x) the 9-7/8% Senior Notes and the 9-7/8% Senior Note Indenture or (y) the 10-7/8% Senior Notes and the 10-7/8% Senior Note Indentures.	Impaired; depends on whether the Plan is accepted by both Subclass 3A and Subclass 3B.

On the Effective Date, if both Subclass 3A and Subclass 3B vote to accept the Plan, each holder of an Allowed Senior Note Claim will be entitled to receive Cash from the Unsecured Claims Trust Account equal to its Pro Rata Share of the Public Note Distributable Consideration remaining after first giving effect to the following payments on the Effective Date by the Distribution Trustee from the Public Note Distributable Consideration: (a) the payment to be made to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of the holders of the 7-3/4% SWD Revenue Bonds in accordance with the Plan (i.e., the 7-3/4% SWD Revenue Bond Payment) and the payment of all fees and expenses payable to the plaintiffs in the 7-3/4% SWD Revenue Bond Dispute in accordance with the Plan (i.e., the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments); (b) the payment of all fees and expenses payable to the 9-7/8% Senior Note Indenture Trustee, the 10-7/8% Senior Note Indenture Trustee and the counsel for the Ad Hoc Group in accordance with the Plan (i.e., the Senior Notes Fee Payments); and (c) the payment of $8.0 million to be made to the Senior Subordinated Note Indenture Trustee for the benefit of the holders of Senior Subordinated Note Claims.

If either Subclass 3A or Subclass 3B fails to accept the Plan: (a) the holders of Senior Note Claims will not become entitled to receive the distribution described in the immediately preceding paragraph; and (b) the Bankruptcy Court will enter an order (which will be the Confirmation Order) pursuant to which the Bankruptcy Court will determine the respective entitlement of the holders of Allowed 9-7/8% Senior Note Claims, Allowed 10-7/8% Senior Note Claims, Allowed Senior Subordinated Note Claims and, if applicable under Section 2.5(b) of the Plan, 7-3/4% SWD Revenue Bonds to the Public Note Distributable Consideration. The distributions ultimately made to a holder of an Allowed Senior Note Claim as described in this paragraph will be reduced by such holder’s proportional share of the Senior Notes Fee Payments and, if the Bankruptcy Court determines that holders of Allowed Senior Subordinated Note Claims are not entitled to any portion of the Public Note Distributable Consideration, any 7-3/4% SWD Revenue Bond Payment (or a reservation in lieu thereof in accordance with the Plan) and the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments.

Aggregate Allowed Claims Amount: $414,121,172.73	Estimated Percentage Recovery: Varies (see "- Sources and Uses of Cash”)

Description and Amount of Claims
or Interests Against the Debtors		Treatment

•	Subclass 3B – Senior Subordinated Note Claims: Claims against either of the Debtors under or in respect of the Senior Subordinated Notes and the Senior Subordinated Note Indenture.	Impaired; depends on whether the Plan is accepted by both Subclass 3A and Subclass 3B.

On the Effective Date, if both Subclass 3A and Subclass 3B vote to accept the Plan, each holder of an Allowed Senior Subordinated Note Claim will be entitled to receive its Pro Rata Share of $8.0 million in Cash to be paid to the Senior Subordinated Note Indenture Trustee, provided that any and all fees or expenses payable to the Senior Subordinated Note Indenture Trustee pursuant to the Senior Subordinated Note Indenture will, in all events, be payable solely from such $8.0 million.

If either Subclass 3A or Subclass 3B fails to accept the Plan: (a) the holders of Senior Subordinated Note Claims will not become entitled to receive the distribution described in the immediately preceding paragraph; and (b) the Bankruptcy Court will enter an order (which will be the Confirmation Order) pursuant to which the Bankruptcy Court will determine the respective entitlement of the holders of Allowed 9-7/8% Senior Note Claims, Allowed 10-7/8% Senior Note Claims, Allowed Senior Subordinated Note Claims and, if applicable under Section 2.5(b) of the Plan, 7-3/4% SWD Revenue Bonds to the Public Note Distributable Consideration. Any distributions ultimately made to a holder of an Allowed Senior Subordinated Note Claim as described in the immediately preceding sentence may be reduced by such holder’s proportional share of any and all fees and expenses payable to the Senior Subordinated Note Indenture Trustee pursuant to the Senior Subordinated Note Indenture, which will, subject to such Trustee’s right to seek payment by the Debtors of such fees and expenses pursuant to section 503(b)(5) of the Bankruptcy Code, be payable solely from such distributions.

	Aggregate Allowed Claims Amount: $427,200,000.00	Estimated Percentage Recovery: Varies (see "- Sources and Uses of Cash”)

•	Subclass 3C – PBGC Claims: Claims (other than Administrative Claims) of the PBGC against either of the Debtors arising from, or relating to, the pension plans which were or are maintained by any of the Other Kaiser Debtors in the Kaiser Cases and guaranteed by the PBGC.	Impaired. On the Effective Date, the PBGC as holder of the PBGC Claims will be entitled to receive the PBGC Percentage of the Cash and, subject to Section 2.10 of the Plan, other property in the Unsecured Claims Trust Account.

	Allowed Claim Amount: $616,000,000.00	Estimated Percentage Recovery: 17.3% to 18.6%

•	Subclass 3D – Other Unsecured Claims: Claims against either of the Debtors that are not Administrative Claims, Priority Claims, Priority Tax Claims, Secured Claims, Intercompany Claims, Senior Note Claims, Senior Subordinated Note Claims or the PBGC Claims.	Impaired. On the Effective Date, each holder of an Allowed Other Unsecured Claim will be entitled to receive a Pro Rata Share of the Other Unsecured Claims Percentage of the Cash and, subject to Section 2.10 of the Plan, other property in the Unsecured Claims Trust Account.

Estimated Aggregate Claims Amount: $0

•	Class 4 – Intercompany Claims: Claims held by any Other Kaiser Debtor against either of the Debtors.	Impaired. On the Effective Date, each holder of an Intercompany Claim will be entitled to receive the treatment set forth in the Intercompany Claims Settlement.

•	Class 5 – Interests in the Debtors: Stock ownership interests in either of the Debtors, or rights to acquire the same, and any Claim arising therefrom.	Impaired. No property will be distributed to, or retained by, KACC as the holder of the Interests in KAAC on account of such Interests or KAAC as the holder of the Interests in KFC on account of such Interests, and such Interests will be canceled on the Effective Date.

Guaranty Subordination Dispute

     Litigation relating to the relative priority of holders of Senior Note Claims and holders of Senior Subordinated Note Claims to payments by certain subsidiaries of KACC that guaranteed the Senior Notes and the Senior Subordinated Notes, including the Debtors (i.e., the Guaranty Subordination Dispute), is currently pending before the Bankruptcy Court. See “Operations During the Chapter 11 Cases — Guaranty Subordination Dispute.” The Plan contains the following proposed settlement of the Guaranty Subordination Dispute: If both Subclass 3A and Subclass 3B vote to accept the Plan, a holder of an Allowed Senior Subordinated Note Claim will receive its Pro Rata Share of $8.0 million (less any fees or expenses payable to the Senior Subordinated Note Trustee pursuant to the Senior Subordinated Note Indenture) and a holder of an Allowed Senior Note Claim will receive its Pro Rata Share of the Public Note Distributable Consideration remaining after giving effect to the payment of the $8.0 million to be made to the holders of Senior Subordinated Note Claims, the 7-3/4% SWD Revenue Bond Payment, the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payment and the Senior Notes Fee Payments. If either Subclass 3A or Subclass 3B fails to accept the Plan, the Bankruptcy Court will resolve the Guaranty Subordination Dispute with respect to the Debtors and determine the distributions from the Public Note Distributable Consideration to be made to the holders of Claims in Subclass 3A and any distributions from the Public Note Distributable Consideration to be made to holders of Claims in Subclass 3B. In such event, the distributions ultimately made to a holder of an Allowed Senior Note Claim will be reduced by such holder’s proportional share of the Senior Notes Fee Payments and, if the Bankruptcy Court determines that holders of Allowed Senior Subordinated Note Claims are not entitled to any portion of the Subclass 3A Distributable Consideration, the 7-3/4% SWD Revenue Bond Payment (or reservation in lieu thereof), if any, and any 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payment. Similarly, any distributions ultimately made to a holder of an Allowed Senior Subordinated Note Claim may be reduced by such holder’s proportional share of any and all fees and expenses payable to the Senior Subordinated Note Trustee pursuant to the Senior Subordinated Note Indenture.

     Similarly, pursuant to the AJI/KJC Plan, if holders of both the Senior Note Claims and the Senior Subordinated Note Claims vote to accept the AJI/KJC Plan, then an additional $8.0 million will be paid to the Senior Subordinated Note Indenture Trustee for the benefit of holders of Senior Subordinated Note Claims (resulting in aggregate consideration of $16.0 million if the Plan is also accepted by the holders of the Senior Note Claims and the Senior Subordinated Note Claims), with such amount to be paid from consideration that would otherwise be distributed to holders of Allowed Senior Note Claims under the AJI/KJC Plan, and the holders of Senior Note Claims would receive a specified percentage of the Cash available for distribution to the holders of unsecured claims (less certain payments or reservations of payment therefrom). If the holders of the Senior Note Claims or the Senior Subordinated Note Claims fail to accept the AJI/KJC Plan, the Bankruptcy Court would resolve the Guaranty Subordination Dispute with respect to AJI and KJC and determine the distributions to be made to the holders of Senior Note Claims and any distributions to be made to holders of Senior Subordinated Note Claims under the AJI/KJC Plan.

7-3/4% SWD Revenue Bond Dispute

     If Subclass 3A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, on the Effective Date an amount equal to the Settlement Percentage of the Cash in the Unsecured Claims Trust Account that would otherwise have been distributed in respect of the Senior Subordinated Note Claims which, after giving effect to the contractual subordination provisions of the Senior Subordinated Note Indenture and pursuant to Sections 2.4(c)(i) and 2.4(c)(ii) of the Plan (but prior to giving effect to any 7-3/4% SWD Revenue Bond Payment), is to be distributed to holders of Senior Note Claims will, in full and complete satisfaction of the claims of holders of 7-3/4% SWD Revenue Bonds asserted in the 7-3/4% SWD Revenue Bond Dispute in respect of the Debtors, be paid to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of holders of 7-3/4% SWD Revenue Bonds pursuant to Section 2.5 of the Plan (i.e., the 7-3/4% SWD Revenue Bond Payment). Notwithstanding the foregoing, in no event will the amount so paid, when aggregated with any amount payable under any comparable provision of the AJI/KJC Plan, exceed $8.0 million. If the Debtors do not File a separate motion, the Plan will serve as a motion pursuant to Bankruptcy Rule 9019 seeking entry of an order approving the settlement described above. Unless an objection to such settlement is made in writing by any creditor or claimant affected thereby, Filed with the Bankruptcy Court and served on the parties identified in Section

12.4 of the Plan on or before April 5, 2005, such order (which will be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

     If Subclass 3A fails to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the rights, if any, of the holders of 7-3/4% SWD Revenue Bonds to payments from the Public Note Distributable Consideration will be as determined in an order of the Bankruptcy Court (which may be the Confirmation Order) in connection with the determinations contemplated by Sections 2.4(c)(i)(B) and 2.4(c)(ii)(B) of the Plan; provided that if the determination with respect to the rights of the holders of 7-3/4% SWD Revenue Bonds to such payment has not been made by the Bankruptcy Court prior to the Effective Date, then, in order to ensure the funding of such payment, on the Effective Date the Distribution Trustee will reserve from the Public Note Distributable Consideration any amount that may be ordered by the Bankruptcy Court to be so reserved pending such determination.

See “Operations During the Chapter 11 Cases — 7-3/4% SWD Revenue Bond Dispute.”

Sources and Uses of Cash

     Sources of Cash

     The Cash available in the Debtors’ Estates to fund the Plan will come from: (a) the net Cash proceeds to be received by the Debtors in connection with the sale of the QAL Interests pursuant to the QAL Purchase Agreement (after taking into account the costs and expenses of the sale payable by KAAC in accordance with the Intercompany Claims Settlement), together with any interest thereon and earnings from the investment thereof, (the “QAL Proceeds”); and (b) the Recovery Action Proceeds. See “Operations During the Chapter 11 Cases — The Sale of the QAL Interests and Liquidation of KAAC” and “Operations During the Chapter 11 Cases — Intercompany Claims Settlement.”

     The Debtors currently estimate that, as of the Effective Date, the QAL Proceeds will be approximately $396.0 million. The Debtors are not aware of any Recovery Actions (and the Creditors’ Committee has independently determined that there are no viable preference actions concerning payments made by the Debtors) and, accordingly, it has been assumed that the Recovery Action Proceeds will be zero.

     Uses of Cash

     As more fully described below, the Debtors’ Cash as of the Effective Date (which, for this purpose, is assumed to occur on April 30, 2005) will be used to (a) fund the Distribution Trust Expenses Account to enable the Distribution Trustee to pay Distribution Trust Expenses; (b) fund the Priority Claims Trust Account to enable the Distribution Trustee to pay the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims in accordance with the Plan; (c) make any Intercompany Settlement Payments; and (d) then fund the Unsecured Claims Trust Account with any remaining Cash. The Debtors and the Creditors’ Committee currently anticipate that available Cash will be applied initially as follows (in millions):

Estimated Available Cash	$396.0
Estimated Funding of Distribution Trust Expenses Account	($1.0)
Estimated Funding of Priority Claims Trust Account	($21.0) - ($25.0)	*
Estimated Net Intercompany Settlement Payments	($26.5) - ($37.5)	**

Estimated Cash Remaining to Initially Fund Unsecured Claims Trust Account	$332.5 - $347.5

*	Includes reserves of $4.0 million to $7.0 million for Professional Fee Claims, reserves of $10.0 million for potential indemnity claims under the QAL Purchase Agreement, reserves of $6.0 million for payment of alternative minimum Tax and reserves of $1.0 million to $2.0 million for payment of a portion of service fees of financial advisors, but does not include any reserves for payments to the Australian Tax Office in respect of the sale of the QAL Interests or the payment of the $14.0 million Allowed Administrative Claims of the PBGC. Currently, the Debtors are not aware of any facts which would give rise to a claim for indemnification under the QAL Purchase Agreement and believe that the reserves in respect of such potential indemnity claims will ultimately be transferred into the Unsecured Claims Trust Account and be available for distribution to holders of Allowed Unsecured Claims. See “Operations During the Chapter 11 Cases — The Sale of QAL Interests and Liquidation of KAAC.” The Debtors do not believe any payments to the Australian Tax Office should be required; however, it is possible that the Australian Tax Office could take a different position. If, prior to the Effective Date, it has not been definitively determined that no such payments will be required, the funding of the Priority Claims Trust Account will include reserves for potential payments to the Australian Tax Office, and such reserves could be material in amount. See “Operations During the Chapter 11 Cases — Certain Australian Tax Matters.” It is anticipated that, as contemplated by the Intercompany Claims Settlement, KACC will pay to the PBGC the $14.0 million aggregate amount of the PBGC’s Allowed Administrative Claim prior to the Effective Date and, accordingly, such Claim will not be required to be paid from the Priority Claims Trust Account. See “- Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims — Administrative Claims — PBGC Administrative Claim” and “Operations During the Chapter 11 Cases — PBGC Claims.”

**	Reflects an aggregate of $47.5 million in Intercompany Settlement Payments reduced by estimated net credits of approximately $10.0 million to $21.0 million in the aggregate as provided in the Intercompany Claims Settlement.

     Prior to the Effective Date, the Debtors and Creditors’ Committee will agree on the actual amount of the Debtors’ Cash to be used for the initial funding of the Distribution Trust Expenses Account in order to ensure the payment of Distribution Trust Expenses. The actual amount of Distribution Trust Expenses to be incurred prior to termination of the Distribution Trust may vary materially from the amount of such initial funding. If the Distribution Trustee at any time determines that the Cash balance of the Distribution Trust Expenses Account is insufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee may transfer additional Cash from the Unsecured Claims Trust Account (to the extent Cash remains available therein) to the Distribution Expenses Account. If, on the other hand, the Distribution Trustee determines that the Cash balance of the Distribution Trust Expenses Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee, with the consent of the Steering Committee, may transfer such excess Cash to the Unsecured Claims Trust Account.

     Prior to the Effective Date, the Debtors and Creditors’ Committee will agree on the actual amount of the Debtors’ Cash to be used for the initial funding of the Priority Claims Trust Account in order to ensure the payment of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims. Under the Intercompany Claims Settlement, the Debtors are responsible for, among other things, (a) the payment of third-party costs that are incurred after June 30, 2004 solely in connection with the administration of the Chapter 11 Cases, (b) the payment of all foreign Taxes, transfer Taxes and recording fees payable by KAAC as a result of the sale of the QAL Interests and all other foreign Taxes payable by the Debtors, (c) the payment of any amount determined to be payable to the purchaser of the QAL Interests in respect of any indemnity or other claims of such purchaser under the QAL Purchase Agreement, (d) the payment of any alternative minimum Tax due as a result of the sale by AJI and KJC of their interests in Alumina Partners of Jamaica (“Alpart”) and the sale of the QAL Interests, and (e) a portion of the success fees of the financial advisors retained by KACC and its affiliates and by the Creditors’ Committee. Accordingly, the initial funding of the Priority Claims Trust Account will include reserves for such items as determined by the Debtors and the Creditors’ Committee. See “Operations During the Chapter 11 Cases — The Sale of the QAL Interests and Liquidation of KAAC,” “Operations During the Chapter 11 Cases — Intercompany Claims Settlement,” and “Operations During the Chapter 11 Cases — Certain Australian Tax Matters.” The actual amounts of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims could vary materially from the amount of the initial funding of the Priority Claims Trust Account. If at any time the Distribution Trustee determines that the Cash balance of the Priority

Claims Trust Account is insufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee will transfer an amount equal to the shortfall from the Unsecured Claims Trust Account (to the extent Cash remains available therein) to the Priority Claims Trust Account. If, on the other hand, the Distribution Trustee determines that the Cash balance of the Priority Claims Trust Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee, with the consent of the Steering Committee, may transfer such excess Cash to the Unsecured Claims Trust Account.

     The Debtors and the Creditors’ Committee currently estimate that, assuming the Effective Date occurs on or prior to June 30, 2005, the Intercompany Settlement Payments will be $47.5 million and that approximately $10.0 million to $21.0 million will be credited against the Intercompany Settlement Payments. Accordingly, it is projected that net Intercompany Settlement Payments will be approximately $26.5 million to $37.5 million.

     Assuming (a) aggregate actual payments from the Distribution Trust Expenses Account are $1.0 million (the amount with which such account is estimated to be initially funded), (b) aggregate actual payments from the Priority Claims Trust Expenses Account are between $11.0 million (which assumes that the $10.0 million to be initially reserved for payments in respect of potential claims for indemnification under the QAL Purchase Agreement is ultimately released in its entirety for distribution to holders of Allowed Unsecured Claims) and $25.0 million (which assumes that the $10.0 million to be initially reserved for payments in respect of potential claims for indemnification under the QAL Purchase Agreement is used in its entirety to make such payments and, accordingly, that no portion thereof is ever released for distribution to holders of Allowed Unsecured Claims), (c) aggregate actual Intercompany Settlement Payments are between $26.5 million and $37.5 million (as estimated above), the Debtors and the Creditors’ Committee currently estimate that the Unsecured Claims Trust Account ultimately would be funded with an aggregate of $332.5 million to $357.5 million. No assurance can be given (a) that the actual amount of Cash to be used for funding the Distribution Trust Expenses Account or the Priority Claims Trust Account or the actual amount of Intercompany Settlement Payments and related credits will not vary materially from the estimates thereof indicated above, (b) that the initial funding of the Distribution Trust Expenses Account and the Priority Claims Trust Account will be made in the amount of the estimates indicated above, or (c) that, regardless of the amount of initial funding of such Trust Accounts, the actual payments payable therefrom will not vary materially from the amount of such initial funding, increasing Cash ultimately available for distribution from the Unsecured Claims Trust Account to the extent actual payments are less than such initial funding and decreasing Cash ultimately available for distribution from the Unsecured Claims Trust Account to the extent actual payments are greater than such initial funding. In particular, no assurance can be given (a) that actual funding of the Priority Claims Trust Account will not materially exceed the estimates indicated above after taking into account any reserves that may ultimately be required in connection with payments potentially due to the Australian Tax Office in respect of the sale of the QAL Interests, which reserves could be material in amount, (b) as to whether any payments will ultimately be required to be made from the Priority Claims Trust Account to the Australian Tax Office in respect of the sale of the QAL Interests, or (c) if such payments in respect of the sale of the QAL Interests are ultimately required, as to the amount thereof. Nor can any assurance be given (a) as to whether any of the $10.0 million reserved for payments in respect of potential claims for indemnification under the QAL Purchase Agreement will be released for distribution to holders of Allowed Unsecured Claims or (b) if any of such reserve is ultimately released for distribution to holders of Allowed Unsecured Claims, as to the amount so released. See “Operations During the Chapter 11 Cases — Certain Australian Tax Matters.”

     Based on the various estimates indicated above and assuming there are no Allowed Unsecured Claims, the aggregate Cash ultimately to be distributed to the PBGC, as the holder of the PBGC Claims, would be $106.4 million to $114.4 million, and $226.1 million to $243.1 million would remain available for distribution to holders of Senior Note Claims and Senior Subordinated Note Claims and, if applicable, holders of 7-3/4% SWD Revenue Bonds. The aggregate Cash ultimately to be distributed to holders of Senior Note Claims and Senior Subordinated Note Claims depends on, among other things, whether Subclass 3A and Subclass 3B vote to accept the Plan and, if either Subclass 3A or Subclass 3B fails to accept the Plan, the outcome of the Guaranty Subordination Dispute. See “Operations During the Chapter 11 Cases — Guaranty Subordination Dispute.” The chart below indicates, based on the various estimates indicated above and assuming there are no Allowed Other Unsecured Claims, the aggregate Cash ultimately to be distributed to holders of Senior Note Claims and Senior Subordinated Note Claims in each of the following four scenarios: (a) Subclass 3A and Subclass 3B vote to accept the Plan (“Scenario A”); (b) Subclass 3A or Subclass 3B fails to accept the Plan and the Bankruptcy Court rules in favor of the 9-7/8% Senior Note Indenture Trustee, the 10-7/8% Senior Note Indenture Trustee and the Ad Hoc Group (collectively, the “Senior Note Parties”) in the Guaranty Subordination Dispute such that the Senior Subordinated Note Claims are subordinated to the Senior Note Claims (“Scenario B”); (c) Subclass 3A or Subclass 3B fails to accept the Plan and the Bankruptcy Court rules in favor of the Senior Subordinated Note Indenture Trustee in the Guaranty Subordination Dispute such that the Senior Subordinated Note Claims and the Senior Note Claims are treated on a pari passu basis (“Scenario C”); and (d) Subclass 3A or Subclass 3B fails to accept the Plan and the Bankruptcy Court rules in favor of Liverpool Limited Partnership, a holder of 9-7/8% Senior Notes and Senior Subordinated Notes (“Liverpool”), in the Guaranty Subordination Dispute such that the Senior Subordinated Note Claims are subordinated, but only to a portion of the 9-7/8% Senior Note Claims and not to any of the 10-7/8% Senior Note Claims (“Scenario D”) (in each case, in millions).

Estimated Aggregate Cash Distribution
	Scenario A*	Scenario B*	Scenario C	Scenario D**
10-7/8% Senior Note Claims	$120.6-$130.1	$124.9-$134.5	$62.6-$67.3	$62.6-$67.3
9-7/8% Senior Note Claims	$93.8-$101.2	$97.2-$104.6	$48.7-$52.3	$126.2-$131.3
Senior Subordinated Note Claims	$8.0	—	$114.8-$123.4	$37.3-$44.7

*	Assumes that Subclass 3A accepts the Plan and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, and the recoveries of holders of Senior Note Claims reflect reductions of $3.7 million in Scenario A and $4.0 million in Scenario B for payment of the 7-3/4% SWD Revenue Bond Payment, but do not reflect the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments, which could be up to $0.5 million. See “Operations During the Chapter 11 Cases - 7-3/4% SWD Revenue Bond Dispute.”

**	Calculation of the contractual subordination payments includes claims for postpetition interest and an allocation of such payments proportionally between KAAC, on the one hand, and AJI and KJC, on the other hand, based on the estimated value distributable in respect of Public Note Claims under each of the Plan and the AJI/KJC Plan.

Although the Debtors and the Creditors’ Committee believe that either no Other Unsecured Claims will ultimately be allowed or any Allowed Other Unsecured Claims will be de minimis, in the event Other Unsecured Claims that have been asserted are not disallowed prior to the Effective Date, Disputed Claims Reserves would have to be established in respect of Subclass 3D, thereby further reducing the initial Cash distributions to be made to holders of Senior Note Claims, to holders of Senior Subordinated Note Claims in certain circumstances and to the PBGC. See “General Information Concerning the Plan — Means for Implementation of the Plan — Trust Accounts.”

     The chart below indicates, based on the estimated Cash distributions indicated above, the estimated percentage recovery by holders of Senior Note Claims and Senior Subordinated Note Claims in each of Scenario A, Scenario B, Scenario C and Scenario D (computed as the quotient of the estimated Cash to be distributed to all holders of the applicable Claims divided by the aggregate amounts of such Claims allowed pursuant to Section 2.7 of the Plan).

Estimated Aggregate Cash Distribution
	Scenario A*	Scenario B*	Scenario C	Scenario D**
10-7/8% Senior Note Claims	51.8%-55.9%	53.6%-57.7%	26.9%-28.9%	26.9%-28.9%
9-7/8% Senior Note Claims	51.8%-55.9%	53.6%-57.7%	26.9%-28.9%	69.6%-72.4%
Senior Subordinated Note Claims	1.9%	—	26.9%-28.9%	8.7%-10.5%

*	Assumes that Subclass 3A accepts the Plan and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, and the recoveries of holders of Senior Note Claims reflect reductions of $3.7 million in Scenario A and $4.0 million in Scenario B for payment of the 7-3/4% SWD Revenue Bond Payment, but do not reflect the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments, which could be up to $0.5 million. See “Operations During the Chapter 11 Cases - 7-3/4% SWD Revenue Bond Dispute.”

**	Calculation of the contractual subordination payments includes claims for postpetition interest and an allocation of such payments proportionally between KAAC, on the one hand, and AJI and KJC, on the other hand, based on the estimated value distributable in respect of Public Note Claims under each of the Plan and the AJI/KJC Plan.

KFC Claim Against KACC

     The KFC Claim is a general unsecured claim held by KFC against KACC in the amount of $1.106 billion. Under the Intercompany Claims Settlement, the KFC Claim will, subject to certain rights of the United States government to object, be allowed in such amount and will receive the same treatment as allowed general unsecured claims under any plan of reorganization of KACC. It is presently anticipated that, pursuant to the Legacy Liability Agreements and the Intercompany Claims Settlement, the holder or holders of the KFC Claim will receive an aggregate of approximately one-third of 25% of the residual value of reorganized KACC after the satisfaction of any and all administrative, priority and secured claims against KACC and after taking into account, among other things, the satisfaction of claims of the PBGC against Kaiser Aluminum & Chemical of Canada Limited any use of KACC assets to settle asbestos, silica and other tort claims against KACC. See “Operations During the Chapter 11 Cases — Agreements with Labor Regarding Pension and Retiree Medical Benefits” and “- Intercompany Claims Settlement.” Because no plan of reorganization for KACC has yet been proposed and the residual value of reorganized KACC has not yet been determined, no assurance can be given as to whether or when any distribution will be made in respect of the KFC Claim or, if a distribution is made, as to the value thereof.

     Seventy-five percent of the KFC Claim will be assigned by KFC to a master tort trust established in connection with the plan or plans of reorganization for KAC and KACC on the effective date of such plan or plans if such plan or plans provide that such master tort trust or trusts will receive no more than the following:

•	a Cash distribution of $13.0 million or less; and

•	the stock of KAE Trading, Inc. (an Other Kaiser Debtor, the sole asset of which will be, as of the effective date of such plan or plans, certain real property located in Louisiana and rights under a related lease or other property having a value not greater than $1.0 million) and no other equity interests.

If a plan or plans of reorganization for KAC and KACC which provide that such master tort trust or trusts will receive more than the Cash and other property listed above are confirmed and become effective, KFC will be entitled to retain the entire KFC Claim, and, in such circumstance, the United States, on behalf of certain agencies thereof, will be permitted to object to the allowance of the KFC Claim within 30 days after the effective date of such plan or plans. While no plan or plans of reorganization for KAC or KACC have yet been proposed, the Debtors believe that such master tort trust or trusts will receive no more than the Cash and other property listed above and, as a consequence, KFC will be entitled to retain only 25% of the KFC Claim and the United States will not be permitted to object to the allowance thereof.

     Under the Plan, no distribution in respect of the Retained Portion of the KFC Claim will be made, and the Retained Portion of the KFC Claim will be held in the Unsecured Claims Trust Account, until receipt by the Distribution Trustee of distributions in respect thereof from KACC pursuant to a confirmed plan of reorganization of KACC or otherwise, and then in-kind distributions consisting of the property received by the Distribution Trustee from KACC in respect of the Retained Portion of the KFC Claim will be made to holders of Allowed Claims in Subclass 3A, Subclass 3C and Subclass 3D in accordance with the terms of the Plan.

Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims

     Administrative Claims

Administrative Claims in General

     Except as otherwise provided in the Plan or unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or the Distribution Trustee, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash from the Priority Claims Trust Account in an amount equal to the allowed amount of such Administrative Claim either (a) on or promptly after the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, on or promptly after the date that is 30 days after the date on which (i) an order allowing such Administrative Claim becomes a Final Order or (ii) a Stipulation of Amount and Nature of Claim is executed by the Distribution Trustee and the holder of the Administrative Claim.

     Administrative Claims include Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date in preserving the respective Estates and operating the business of each of the Debtors; (b) Professional Fee Claims; and (c) US Trustee Fees. Except as provided in the Intercompany Claims Settlement, no Intercompany Claim will constitute an Administrative Claim.

US Trustee Fees

     On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid by the applicable Debtor or the Distribution Trustee in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Distribution Trustee in accordance with the Plan from the Priority Claims Trust Account until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

Bar Dates for Administrative Claims

     As provided in the Administrative Claim Bar Date Order, any holder of an Administrative Claim against a Debtor that was required to File and serve a request for payment of such Administrative Claim and that does not File and serve such a request in accordance with the Administrative Claim Bar Date Order by the Administrative Claim Bar Date, will be forever barred from asserting such Administrative Claim against the Debtors, the Distribution Trustee or the property of any of them, or the Trust Accounts, and such Administrative Claim will be deemed waived and released as of the Effective Date. Objections to an Administrative Claim must be Filed by the Distribution Trustee and served on the requesting party by the later of (a) 45 days after the Effective Date and (b) 60 days after the Filing of the request for payment of an Administrative Claim.

     Except as otherwise set forth in the Plan or in the Intercompany Claims Settlement, professionals or other entities asserting a Professional Fee Claim for services rendered solely with respect to the Debtors before the Effective Date must File and serve on the Debtors and the Distribution Trustee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date. Objections to any Professional Fee Claim must be Filed and served on the Distribution Trustee and the requesting party by the later of (a) 90 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Professional Fee Claims (other than the Intercompany Claim Settlement Order) solely with respect to the Debtors.

     To the extent that any professional has provided services in the Kaiser Cases, the Bar Date for Professional Fee Claims in Section 2.2 of the Plan relates only to such professional’s fees for services and reimbursement of expenses reasonably allocable by such professional solely to the Debtors and not otherwise treated pursuant to the Intercompany Claims Settlement Order; Claims relating to such professional’s fees for services and reimbursement of expenses to the Other Kaiser Debtors may be sought against the estates of such Other Kaiser Debtors. The failure of a professional to allocate any particular charges to the Debtors will not foreclose, waive or affect in any way the professional’s right to seek allowance and payment of such charges from the Other Kaiser Debtors.

QAL Purchase Agreement

     From and after the Effective Date, any amounts payable by KAAC under the QAL Purchase Agreement, including any amounts that become payable in respect of indemnification claims, will be paid in full in Cash from the Priority Claims Trust Account in accordance with the applicable provisions of the QAL Purchase Agreement. The Distribution Trust will have no claim against KACC, for contribution or otherwise, as a result of any such payment. “Operations During the Chapter 11 Cases — The Sale of the QAL Interests and Liquidation of KAAC.”

Intercompany Claims Settlement Payments

     From and after the Effective Date, certain obligations, including obligations relating to success fees of financial advisors retained by the Debtors and the Creditors’ Committee, alternative minimum Tax due as a result of the sale of the QAL Interests and AJI and KJC’s interests in Alpart, foreign Taxes, transfer Taxes and recording fees payable by KAAC as a result of the sale of the QAL Interests and third-party costs incurred after June 30, 2004 solely in connection with the Chapter 11 Cases and the chapter 11 cases of AJI and KJC, will be paid in full in Cash from the Priority Claims Trust Account in accordance with the applicable provisions of the Intercompany Claims Settlement. See “Operations During the Chapter 11 Cases — Intercompany Claims Settlement.”

PBGC Administrative Claim

     Pursuant to paragraph 10 of the PBGC Settlement Agreement, the PBGC will have an Allowed Administrative Claim against KAAC and KFC and, on the Effective Date, if neither KACC nor any of the Other Kaiser Debtors has paid to the PBGC $14.0 million in full as required by Section 7.10 of the Intercompany Claims Settlement, then the PBGC will receive, in full satisfaction of such Allowed Administrative Claim, Cash from the Priority Claims Trust Account in the amount of $14.0 million less any portion of such amount that has been previously paid to the PBGC by KACC or any of the Other Kaiser Debtors. It is anticipated that KACC will pay to the PBGC the $14.0 million aggregate amount of such Allowed Administrative Claims prior to the Effective Date. See “Operations During the Chapter 11 Cases — PBGC Claims.”

     Priority Tax Claims

     Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or the Distribution Trustee, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, the full amount thereof in Cash, without postpetition interest or penalty, from the Priority Claims Trust Account as soon as practicable after the later of (a) the Effective Date and (b) the date on which the Priority Tax Claim becomes an Allowed Claim. Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty (a) will be subject to treatment in Subclass 3D and (b) the holder of an Allowed Priority Tax Claim will not be entitled to assess or attempt to collect such penalty from the Debtors, the Distribution Trustee, their properties or the Trust Accounts (other than as the holder of a Subclass 3D Claim).

     Reserves for Payment of Certain Potential Administrative Claims and Priority Tax Claims

     As part of the initial funding of the Priority Claims Trust Accounts, the Debtors will include reserves for payments in respect of certain potential Administrative Claims and, in certain circumstances, Priority Tax Claims. See “Overview of the Plan — Sources and Uses of Cash.”

Senior Note Indenture Trustee and Ad Hoc Group Counsel Fees and Expenses; 7-3/4% SWD Revenue Bond Plaintiffs’ Fees

     The Senior Notes Fee Payments will be made out of the Public Note Distributable Consideration. No later than two Business Days prior to the Effective Date, each of the 9-7/8% Senior Note Indenture Trustee, the 10-7/8% Senior Note Indenture Trustee and counsel for the Ad Hoc Group must furnish to the counsel for the Creditors’ Committee and the Debtors information in respect of such fees and expenses incurred and estimated to be incurred through the Effective Date.

     In addition, if the 7-3/4% SWD Revenue Bond Payment is required to be made under the first sentence of Section 2.5(a) of the Plan, the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payments will be made out of the Public Note Distributable Consideration otherwise payable to holders of Allowed Claims in Subclass 3A; provided, however, that in no case will the amount of the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payment, when aggregated with any comparable amount payable under the AJI/KJC Plan, exceed $500,000; provided further, however, that nothing in the Plan will prejudice the rights of such plaintiffs to seek additional recoveries (i) from amounts otherwise to be paid to or for the benefit of holders of 7-3/4% SWD Revenue Bonds under the Plan or the AJI/KJC Plan or (ii) from, or in respect of amounts otherwise to be paid to or for the benefit of holders of 7-3/4% SWD Revenue Bonds by, any Other Kaiser Debtor other than AJI or KJC. No later than two Business Days prior to the Effective Date, the plaintiffs in the 7-3/4% SWD Revenue Bond Dispute must furnish to the 9-7/8% Senior Note Indenture Trustee and the 10-7/8% Senior Note Indenture Trustee information in respect of such fees and expenses incurred and estimated to be incurred through the Effective Date.

CERTAIN EVENTS PRECEDING THE DEBTORS’ CHAPTER 11 FILINGS

Background

     KAC, through its wholly owned subsidiary KACC and the subsidiaries of KACC, has historically been one of the leading international producers and marketers of alumina, primary aluminum and fabricated aluminum products, operating worldwide in all principal aspects of the aluminum industry – the mining of bauxite, the refining of bauxite into alumina, the production of primary aluminum from alumina and the manufacture of both fabricated and semi-fabricated aluminum products. KAAC is a direct wholly owned subsidiary of KACC. KAAC currently owns a 20% interest in QAL, an Australian corporation that operates an alumina refinery at Gladstone in Queensland, but has entered into an agreement to sell such interests (i.e., the QAL Interests) (which agreement and sale were approved by an order of the Bankruptcy Court dated November 8, 2004). For a discussion of the sale by KAAC of the QAL Interests, see “Operations During the Chapter 11 Cases - The Sale of the QAL Interests and Liquidation of KAAC.” KFC is a direct wholly owned subsidiary of KAAC and operates to coordinate financing for QAL. KFC’s only assets are Intercompany Claims against certain Other Kaiser Debtors, including the $1.106 billion Intercompany Claim against KACC (i.e., the KFC Claim), the majority of which KFC may be required to assign to a master tort trust established in connection with the plan or plans of reorganization of KAC and/or KACC. For further information about the KFC Claim, see “Overview of the Plan — KFC Claims Against KACC” and “Operations During the Chapter 11 Cases - Intercompany Claims Settlement.”

     On February 12, 2002 (the “Petition Date”), KAC, KACC and 13 of their subsidiaries, including the Debtors, Filed for relief under chapter 11 of the Bankruptcy Code. On March 15, 2002, two additional affiliates (collectively with the previously-Filed debtors, the “Original Debtors”) of KAC and KACC commenced their respective chapter 11 cases. Nine other affiliates (collectively, the “2003 Debtors”) commenced their voluntary chapter 11 cases on January 14, 2003. The Filing of these cases was necessitated by the liquidity and cash flow problems that arose in late 2001 and early 2002. KAC and its subsidiaries were facing significant near-term debt maturities at a time of unusually weak aluminum industry business conditions, depressed aluminum prices and a broad economic slowdown that was further exacerbated by the events of September 11, 2001. In addition, KAC and its subsidiaries had become increasingly burdened by asbestos litigation and growing legacy obligations for retiree medical and pension costs. The confluence of these factors created continuing operating losses and negative cash flows, which resulted in lower credit ratings and an inability to access the capital markets.

Note Guarantees

     The Debtors, together with certain other subsidiaries of KACC, are guarantors of KACC’s obligations under the 9-7/8% Senior Note Indenture and 10-7/8% Senior Note Indentures (collectively, the “Senior Notes Indentures”) and the Senior Subordinated Note Indenture (collectively with the Senior Notes Indentures, the “Public Note Indentures”). Upon the commencement of KACC’s chapter 11 case, the debt issued pursuant to each Public Note Indenture was accelerated and the trustee under each Public Note Indenture had the right to proceed to collect on the debt issued pursuant to such Public Note Indenture. During the Chapter 11 Cases, certain litigation was initiated involving the relative rights of the holders of the Senior Subordinated Notes and the holders of the 9-7/8% Senior Notes and the 10-7/8% Senior Notes. See “Operations During the Chapter 11 Cases — Guaranty Subordination Dispute.” Litigation was also initiated in order to determine the rights of the 7-3/8% SWD Revenue Bonds in relation to the Senior Subordinated Notes. See “Operations During the Chapter 11 Case — 7-3/8% SWD Revenue Bond Dispute.”

OPERATIONS DURING THE CHAPTER 11 CASES

First Day Relief

     On the Petition Date, the Original Debtors Filed a number of motions and other pleadings (collectively, the “First Day Motions”). Certain of the most significant First Day Motions are briefly described below. The First Day Motions were designed to meet the Original Debtors’ goals of:

•	continuing their and their nondebtor subsidiaries’ operations with as little disruption and loss of productivity as possible;

•	maintaining the confidence and support of the Original Debtors’ and their nondebtor subsidiaries’ customers, employees, vendors, suppliers, service providers, contractors and other key groups;

•	maintaining good relations in the communities served by the Original Debtors and their nondebtor subsidiaries’ businesses; and

•	obtaining necessary postpetition financing.

The First Day Motions included:

•	motions relating to case administration included the appointment of counsel, the appointment of a claims and noticing agent, and the approval of interim compensation procedures for professionals;

•	a motion seeking authority to pay prepetition wages and other benefits to or on behalf of the Original Debtors’ employees and independent contractors;

•	a motion seeking authority to retain and pay ordinary course professionals;

•	a motion seeking authority to continue the Original Debtors’ workers’ compensation insurance programs and pay certain prepetition workers’ compensation claims, premiums and related expenses;

•	a motion seeking authority to pay or honor prepetition obligations to customers;

•	a motion seeking authority to pay prepetition claims of certain critical vendors and service providers;

•	a motion seeking approval of (a) the Original Debtors’ cash management system; (b) certain intercompany transactions with and transfers to affiliates; (c) the use of existing bank accounts, business forms, and investment and deposit guidelines; and (d) the priority of postpetition Intercompany Claims, as discussed below under “- Cash Management Order”; and

•	a motion seeking approval to continue funding certain joint venture affiliates, including QAL, as discussed below under “- Joint Venture Order”.

All of the First Day Motions ultimately were granted on the Petition Date or shortly thereafter.

     Cash Management Order

     Prior to the Petition Date, the Original Debtors utilized certain centralized cash management systems in the day — to — day operation of their businesses. These cash management systems included an overall centralized cash management system maintained by KACC, as well as certain cash management subsystems maintained by certain of their subsidiaries and business units. These cash management systems provided well — established mechanisms for the collection, concentration, management and disbursement of funds used in the Original Debtors’ businesses.

     On February 13, 2002, the Bankruptcy Court entered an interim order authorizing the Original Debtors to maintain these systems on a postpetition basis and, on July 23, 2002, entered a final order authorizing the continued use and maintenance of the centralized cash management system (the “Cash Management Order”). In addition, the Cash Management Order authorized the Original Debtors to continue their ordinary course transactions with, and transfers of Cash to, their nondebtor affiliates. In connection with this relief, the Cash Management Order accorded superpriority status to any Intercompany Claims among the Original Debtors and nondebtor affiliates that arose after the Petition Date as a result of the intercompany transactions made through the Original Debtors’ cash management system.

     Joint Venture Order

     As of the Petition Date, much of the bauxite, alumina and primary aluminum utilized by KACC and its subsidiaries was produced at overseas facilities owned through five nondebtor joint venture affiliates, of which KACC held, directly or indirectly, less than a 100% ownership interest (collectively, the “Joint Ventures”). QAL, described above in “Certain Events Preceding the Debtors’ Chapter 11 Cases — Background,” was one of the Joint Ventures. Certain of the Original Debtors were obligated to purchase products from the Joint Ventures and to fund the Joint Ventures’ cash costs for raw materials, labor and other operational costs, as well as capital expenditures, Taxes, debt service and working capital. Failure to purchase products from, or fund the costs of, a Joint Venture would have been a default under the relevant Joint Venture agreements, which, in turn, could have lead to the forfeiture of the Original Debtors’ interests in the Joint Venture. As a consequence, the Original Debtors sought and obtained an interim order dated February 13, 2002 authorizing them to continue ordinary course transactions with, and pay prepetition claims of, the Joint Ventures and, on July 23, 2002, obtained a final order authorizing them to do so (the “Joint Venture Order”).

Bankruptcy Petitions of the 2003 Debtors

     The 2003 Debtors commenced their respective chapter 11 cases in order to, among other reasons, protect their assets against statutory liens that might have arisen and been enforced by the PBGC against them as a result of KACC’s failure to make a $17.0 million contribution to its salaried employee retirement plan in January 2003 as required under the Employee Retirement Income Security Act of 1974, as amended. In connection with these filings, the Bankruptcy Court authorized 2003 Debtors to continue to make payments in the normal course of business (including payments of pre-Filing date amounts), including payments of wages and benefits, payments for items such as materials, supplies and freight and payments of taxes. The Bankruptcy Court also extended the relief provided under the Cash Management Order and Joint Venture Order to the 2003 Debtors.

Appointment of the Committees and Future Claimants’ Representatives

     Creditors’ Committee

     On February 25, 2002, the US Trustee appointed the Creditors’ Committee. The Creditors’ Committee acts as such in all of the Kaiser Cases (including the Chapter 11 Cases). The membership of the Creditors’ Committee has been amended three times during the Kaiser Cases; the current members of, and advisors to, the Creditors’ Committee are:

Committee Members:	Counsel

J.P. Morgan Trust Company, N.A., as Indenture Trustee	Lisa G. Beckerman, Esq.
6525 West Campus Oval Road	Akin, Gump, Strauss, Hauer & Feld, L.L.P.
New Albany, OH 43054	590 Madison Avenue
New York, NY 10022

Law Debenture Trust Company of New York, as Indenture Trustee	William P. Bowden, Esq.
767 Third Avenue, 31st Floor	Ashby & Geddes
New York, NY 10017	222 Delaware Avenue P.O. Box 1150
U.S. Bank National Association, as Indenture Trustee	Wilmington, DE 19899
180 East 5th Street
St. Paul, MN 55101

Financial Advisors:

United Steelworkers of America	Amit R. Patel
Five Gateway Center	Houlihan Lokey Howard & Zukin
Pittsburgh, PA 15222	1930 Century Park West Los Angeles, CA 90067

Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005

Asbestos Experts:

Farallon Capital Management LLC	Charles E. Bates
1 Maritime Plaza, Suite 1325	Bates White & Ballantine
San Francisco, CA 94111	2001 K Street, N.W. Suite 700
Dwight Asset Management Company	Washington, D.C. 20006
100 Bank Street
Burlington, VT 05401

     Asbestos Claimants’ Committee and Certain Other Appointed Representatives

     On February 25, 2002, the US Trustee appointed a statutory committee of asbestos claimants (the “Asbestos Claimants’ Committee”). On January 27, 2003, the Bankruptcy Court entered an order appointing Martin J. Murphy as legal representative for future asbestos claimants (the “Future Asbestos Claimants’ Representative”). On August 26, 2003, the Bankruptcy Court entered an order appointing an official committee of retired employees (the “Retirees’ Committee”). On June 22, 2004, the Bankruptcy Court entered an order appointing a legal representative for future silica and coal tar pitch volatile claimants (the “Future Silica Claimants’ Representative”). While each of these appointments has been made in the administratively consolidated chapter 11 cases of the Original Debtors and Additional Debtors, the Debtors do not believe that they have any liability with respect to the claims that are the subject of the respective roles of the Asbestos Claimants’ Committee, the Future Asbestos

Claimants’ Representative or the Future Silica Claimants’ Representative and no Claims in respect thereof have been asserted (other than several Claims asserted by insurance carriers that are being challenged by the Debtors and that are expected to be disallowed).

Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases

     As debtors in possession, the Debtors have the right under section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. Section 365 of the Bankruptcy Code provides generally that a debtor may assume, assume and assign, or reject an executory contract at any time before the confirmation of a plan of reorganization, but the Bankruptcy Court, on the request of a party in interest, may order the debtor to determine whether to assume or reject a particular executory contract within a specified period of time. In addition, section 365 of the Bankruptcy Code further provides that a debtor is given until 60 days after the date of commencement of its bankruptcy to decide whether to assume, assume and assign, or reject an unexpired lease of nonresidential real property. This period may be extended for “cause.”

     On April 11, 2002, the Bankruptcy Court entered an order granting the Original Debtors’ motion to extend the time within which they may assume, assume and assign, or reject an unexpired lease of nonresidential property until the Confirmation Date to allow them to evaluate further their executory contracts and unexpired leases. On April 17, 2003, the Bankruptcy Court entered an order granting the same relief to the 2003 Debtors.

     As described below in “- The Sale of the QAL Interests and Liquidation of KAAC,” the QAL Interests have been sold and all executory contracts related to QAL have been assumed and assigned in connection therewith. KAAC does not believe it has any material executory contracts or unexpired leases that will not be assumed and assigned in connection with the sale of the QAL Interests, but, in any case, any remaining executory contracts of KAAC will be deemed rejected pursuant to the Plan.

Claims Process and Bar Dates

     In May 2002, the Debtors and thirteen of the Other Kaiser Debtors filed their Schedules, identifying the assets and liabilities of their respective estates. These Schedules have been amended from time to time subsequent to these initial filings. In March 2003, the 2003 Debtors filed their respective Schedules. The Bankruptcy Court set the following bar dates for the filing of proofs of claim in the Kaiser Cases: (a) January 31, 2003 as the last date by which holders of prepetition claims against the Original Debtors (other than asbestos-related personal injury, noise-induced hearing loss and coal tar pitch volatiles claims) could file their claims; (b) May 15, 2003 as the last date by which holders of prepetition claims against the 2003 Debtors (other than asbestos-related personal injury, noise-induced hearing loss and coal tar pitch volatiles claims) could file their claims; and (c) February 29, 2004 as the last date by which holders of noise-induced hearing loss and coal tar pitch volatiles prepetition claims against KACC could file their claims. No bar date has been established for the filing of asbestos-related personal injury claims.

Postpetition Financing

     On the Petition Date, the Original Debtors (including the Debtors) entered into a postpetition financing agreement arranged by Bank of America, N.A. and, in March 2003, the 2003 Debtors were added as co-guarantors. That financing facility provided for a secured, revolving line of credit through February 13, 2005. On February 11, 2005, the Bankruptcy Court approved a replacement financing agreement for certain of the Other Kaiser Debtors. The replacement facility was arranged by J.P. Morgan Securities Inc. and provides for a secured, revolving line of credit in the principal amount of $200.0 million through the earlier of February 11, 2006, the effective date of a plan of reorganization for the Other Kaiser Debtors or the voluntary termination of the financing facility by the Other Kaiser Debtors. Because the Debtors will be liquidating their assets and will have no working operations, the Debtors are not parties to the replacement financing agreement and the lenders under the replacement financing agreement have no Liens on the Cash held by the Debtors.

Strategic Plan to Sell Commodities Assets

     In September 2002, KAC and KACC prepared a strategic plan for their business operations. That plan envisioned the sale of some or all of their bauxite, alumina and primary aluminum assets and the reorganization around their fabricated products business. Thereafter, the strategic plan was shared with the Creditors’ Committee, the Asbestos Claimants’ Committee and the Future Asbestos Claimants’ Representative. After these parties completed considerable due diligence, they each indicated that they did not oppose the strategic plan.

     In furtherance of the strategic plan, the Debtors and the Other Kaiser Debtors have sold or are in the process of selling their interests in the Joint Ventures other than Anglesey Aluminium Limited. In July 2004, KACC, KJC, AJI and certain of their affiliates sold their interests in Alpart for approximately $331.7 million, subject to certain adjustments. In October 2004, KACC sold its alumina refinery in Gramercy, Louisiana and the interests of Kaiser Bauxite Company in and related to Kaiser Jamaica Bauxite Company for consideration of approximately $23.0 million, subject to certain adjustments. Also in October 2004, certain of the Other Kaiser Debtors sold their interests in Volta Aluminium Company Limited, which owns a primary aluminum smelter on the coast of Ghana. In November 2004, the Bankruptcy Court approved the sale of KAAC’s interests in and related to QAL, which operates an alumina refinery in Queensland, Australia that is one of the most competitive refineries in the world. The QAL Interests consist of: (a) ownership of 20% of the outstanding shares of QAL; and (b) rights and obligations under a variety of contracts to which KACC, KAAC and/or Kaiser Aluminium International, Inc. (“KAII”) are parties, including financing, bauxite supply and alumina sales contracts. See “ - The Sale of the QAL Interests and Liquidation of KACC.”

The Sale of the QAL Interests and Liquidation of KAAC

     Following an extensive marketing process that included providing notices to Comalco Limited (“Comalco”), another stockholder of QAL entitled a right of first opportunity (“RFO”) if at any time KACC wished to sell or otherwise dispose of all or any part of the QAL Interests, in June 2004, KACC, KAAC and KAII filed a motion (the “First Sale Motion”) to approve the sale of the QAL Interests pursuant to an action with a reserve price of $525.0 million. No bids were received for the QAL Interests and in August 2004 the First Sale Motion was withdrawn.

     Shortly thereafter, KACC approached Comalco and other potential purchasers to continue the sale process for the QAL Interests. On September 23, 2004, KACC, KAAC and KAII filed motions to approve a two-pronged approach to the sale of the QAL Interests. First, KACC signed a “stalking horse” agreement to sell the QAL Interests to Comalco Aluminium Limited, a subsidiary of Comalco, for a base price of $308.0 million in Cash plus purchase of certain alumina and bauxite inventories and subject to certain working capital adjustments, and the assumption of KACC’s obligations in respect of approximately $60.0 million of QAL debt. Pursuant to the agreement, all existing alumina sales contracts and other agreements relating to QAL would be transferred to Comalco Aluminium Limited. The agreement was supplemented by a letter agreement in which Comalco Aluminium Limited’s parent companies agree that execution of the stalking horse agreement satisfied — or that such parties otherwise waived — rights that they would otherwise have had under the RFO. Unless waived or satisfied, these rights could have potentially delayed the sale process for a significant period of time, during which delay the market value of the QAL Interests could have decreased, thereby reducing recoveries to creditors and jeopardizing the closing of any sale of the QAL Interests. The stalking horse agreement also includes a provision for KACC’s payment of a termination fee of $11.0 million (the “Termination Fee”) to Comalco Aluminium Limited upon the sale of the QAL Interests pursuant to the auction process if Comalco Aluminium Limited was not the ultimate purchaser.

     Separately, KACC negotiated an agreement with Glencore AG (“Glencore”) whereby Glencore agreed that its wholly owned subsidiary, Pegasus Queensland Acquisition Pty Limited (“Pegasus”), would submit a qualified auction bid for the QAL Interests, with a base price of $400.0 million in Cash and otherwise on the terms and conditions of the stalking horse agreement described above. KACC agreed to pay to Glencore a fee of approximately $7.7 million (the “Glencore Fee”) upon submission of that qualified bid. On September 28, 2004, the Bankruptcy Court approved the motions to select Comalco Aluminium Limited as the stalking horse bidder in an auction for the QAL Interests and to approve the Termination Fee and Glencore Fee. An auction was held on October 28, 2004. Pegasus timely submitted its bid and received the Glencore Fee and Alumina & Bauxite

Company Ltd. (“ABC Ltd.”), an affiliate of RUSAL Holding Ltd., was selected as the successful bidder, with a bid with a base price of $401.0 million in Cash and otherwise on terms similar to the stalking horse agreement described above.

     Following the auction, ABC Ltd., KACC and KAAC entered into a definitive purchase agreement reflecting such bid, which agreement is subject to customary closing conditions, including receipt of required governmental approvals and third-party consents. The agreement contains customary representations and warranties for a transaction involving the sale of a minority stake. Under the agreement, KACC and KAAC agreed to indemnify ABC Ltd. from, among other things, breaches of such representations and warranties. Subject to certain limited exceptions, the maximum liability of KACC and KAAC for indemnification in respect of breaches of representations and warranties is $10.0 million. The Intercompany Claims Settlement provides that KAAC will satisfy any such indemnification or other obligations under the QAL Purchase Agreement and, in such event, will have no claim against KACC for contribution.

     By an order dated November 8, 2004, the Bankruptcy Court approved the purchase agreement with ABC Ltd. and the transactions contemplated thereby and authorized KACC and KAAC, in the event such agreement is terminated, to enter into the purchase agreement submitted by Pegasus with its bid and to consummate the transactions contemplated thereby. The closing of the sale of the QAL Interests is expected to occur during the first quarter of 2005.

Certain Australian Tax Matters

     The Australian Tax Office could assert that the Debtors owe Taxes for one or more taxable periods through Effective Date, including Taxes resulting from the sale of the QAL Interests. The Debtors believe that a Claim for Taxes resulting from the sale of the QAL Interests is unlikely because they believe that the sale price to be received pursuant to the QAL Purchase Agreement will not be sufficient to produce taxable gain under Australian Tax laws; however, no assurance can be given (a) that the Australian Tax Office will not take a different position and assert a Claim that the Debtors owe Taxes as a result of the sale of the QAL Interests or (b) that if the Australian Tax Office does assert such a Claim, as to the amount of such Claim, which could be material, or as to the amount of Taxes, if any, that may ultimately be determined to be due and owing to the Australian Tax Office in connection with such Claim. The Plan provides that any and all Taxes determined to be due and owing to the Australian Tax Office from either Debtor to the Australian Tax Office for any taxable period (including interest and penalties, if any) will be treated as Allowed Priority Tax Claims (if they relate to prepetition periods) or Allowed Administrative Claims (if they relate to the administrative period), and will be paid in full in Cash from the Priority Claims Trust Account following the determination of the amount or amounts of such Tax liabilities. Interest and penalties associated with any such Tax liability will be determined and calculated for purposes of the Plan under applicable Australian law. (Until this determination has been made, any Claim for Taxes by the Australian Tax Office will be treated under the Plan as a Disputed Claim.) See “Overview of the Plan — Sources and Uses of Cash.”

Agreements with Labor Regarding Pension and Retiree Medical Benefits

     In January 2004, KACC and one of the Other Kaiser Debtors filed motions with the Bankruptcy Court for a distress termination of all of their domestic hourly pension plans and to terminate or substantially modify postretirement medical obligations for both salaried and certain hourly employees. KACC subsequently reached agreements (collectively, the “Legacy Liability Agreements”) with the Retirees’ Committee and representatives from the unions representing the hourly employees of KACC. The Legacy Liability Agreements provided for the termination of existing salaried and hourly retiree benefit plans (including medical) and provided salaried and hourly retirees with an opportunity either to pay premiums for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (i.e., COBRA continuation coverage) or to elect coverage pursuant to voluntary employee beneficiary association trusts, to which KACC has, and will continue to contribute, a certain amount of Cash and to which KAC will contribute a certain portion of the equity it issues upon the consummation of its chapter 11 plan. Under the Legacy Liability Agreements, the parties also agreed to the termination of their then-existing hourly pension plans and to the terms of one or more replacement pension plans.

     During the first half of 2004, the Bankruptcy Court entered orders approving each of the Legacy Liability Agreements, subject to certain conditions, including Bankruptcy Court approval of the Intercompany Claims

Settlement (described below) in a form acceptable to the Debtors, the Other Kaiser Debtors and the Creditors’ Committee. On June 1, 2004, the Bankruptcy Court entered an order making the Legacy Liability Agreements effective, notwithstanding that the Intercompany Claims Settlement had not then been agreed upon or approved, and authorizing the Other Kaiser Debtors to proceed with the implementation of those agreements, subject to certain termination rights granted to the Creditors’ Committee. As a result of the PBGC Settlement Agreement (described below), KACC and the United Steelworkers of America, AFL-CIO-CLC later agreed to certain modifications of their Legacy Liability Agreement, which the Bankruptcy Court approved on November 8, 2004, subject to finalization of a form of order. The Bankruptcy Court entered the order on February 1, 2005.

PBGC Claims

     The PBGC is a wholly owned United States government corporation that administers the defined benefit pension plan termination insurance program under ERISA. Pursuant to federal statute, KACC and each member of its controlled group are jointly and severally liable to the PBGC for amounts that KACC is required to contribute to any of the Kaiser pension plans. The controlled group includes each of KAAC and KFC, as well as all of the Other Kaiser Debtors.

     In January 2003, the PBGC filed claims against Debtors and the Other Kaiser Debtors on behalf of each of the eight Kaiser pension plans, which included: (a) claims for estimated unfunded benefit liabilities, totaling approximately $620.0 million; (b) unliquidated claims for missed statutory insurance premiums; and (c) a $17.1 million claim for minimum funding contributions related to the salaried pension plan and unliquidated claims for minimum funding contributions related to the remaining Kaiser pension plans.

     Although the Bankruptcy Court, in conjunction with approving the Legacy Liability Agreements, had determined that the financial requirements for a distress termination of certain of the pension plans had been satisfied and had authorized the implementation of replacement defined contribution plans as negotiated in the Legacy Liability Agreements, the termination of the pension plans and implementation of the replacements plans remained subject to the PBGC’s determination that the statutory requirements had been satisfied. In March 2004, the PBGC appealed the Bankruptcy Court’s ruling that the Debtors and the Other Kaiser Debtors had met the financial requirements for a distress termination with respect to certain of the Kaiser pension plans. The PBGC also informed the Debtors and the Other Kaiser Debtors that it believed that the replacement pension plans negotiated in the Legacy Liability Agreements did not comply with the PBGC’s policies.

     On October 14, 2004, the Debtors and the Other Kaiser Debtors entered into the PBGC Settlement Agreement, pursuant to which the PBGC approved the termination of the largest of the Kaiser pension plans that had not previously been terminated (two of the Kaiser pension plans had been terminated by the PBGC prior to that date) and KACC retained, and agreed to continue, the remaining smaller pension plans. In addition, the PBGC Settlement Agreement provides for, among other things: (a) the PBGC’s issuance of a letter indicating that it intends to take no action with respect to the replacement pension plans; (b) the payment by KACC of amounts necessary to satisfy the minimum funding requirements under applicable law for the retained pension plans; (c) the allowance of administrative claims in the aggregate amount of $14.0 million against the Debtors and the Other Kaiser Debtors with the exception of AJI and KJC; and (d) the allowance of unsecured claims against the Debtors and the Other Kaiser Debtors for $616.0 million for unfunded benefit liabilities under the terminated plans and statutory premiums, provided that the PBGC’s recovery from the Estates of the Debtors in respect of the PBGC Claims is limited to the PBGC Percentage of the Cash or other property in the Unsecured Claims Trust. On January 25, 2005, the Bankruptcy Court entered an order approving the PBGC Settlement Agreement. On February 3, 2005, the Senior Subordinated Note Indenture Trustee Filed a notice of appeal in respect of such order and a notice of appeal of the Bankruptcy Court’s order denying its motion for reconsideration of the Bankruptcy Court’s stay of the Senior Subordinated Note Indenture Trustee’s objection to certain PBGC Claims. See “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests” for a description of the treatment of the PBGC Claims.

Intercompany Claims Settlement

     The operations of KAC and its subsidiaries, which included transactions with foreign joint ventures and the use of a centralized cash management system, gave rise to a significant number of intercompany transactions, which were accounted for as intercompany receivables and payables. Because many of the intercompany accounts reflected an aggregate of activity over many years, the account balances for these intercompany receivables and payables in many cases were substantial, in some cases aggregating more than a $1.0 billion. In addition to the complex nature of the transactions and the significant amounts involved, there were numerous legal theories and arguments that could be advanced to support varying treatments of all or a portion of these intercompany account balances or to apply principles of setoff or recoupment to eliminate or substantially reduce certain of these intercompany account balances. Issues also existed with respect to postpetition Intercompany Claims, including, among other issues: (a) whether to “synchronize” the petition dates for the Original Debtors and the Additional Debtors or otherwise how to treat Intercompany Claims that arose after the commencement of the chapter 11 cases of the Original Debtors in 2002 but prior to the commencement of chapter 11 cases of the 2003 Debtors; and (b) how certain costs or services funded by KACC but accruing to the benefit of the Debtors and Other Kaiser Debtors as well (e.g., professional fees and costs incurred in the chapter 11 cases and overhead costs) should be allocated among the Debtors and the Other Kaiser Debtors.

     On October 5, 2004, the Debtors, the Other Kaiser Debtors and the Creditors’ Committee entered into a settlement and release agreement which resolves all of these issues (i.e., the Intercompany Claims Settlement), thereby eliminating the potential costs, uncertainties and potential delays that could have resulted had each of these issues been left for resolution through litigation. On October 14, 2004, the Debtors, the Other Kaiser Debtors and the Creditors’ Committee jointly Filed a motion to approve the Intercompany Claims Settlement (the “Joint Motion”). Objections to the Joint Motion were Filed by numerous parties, many of which were resolved by a January 27, 2005 amendment to the Intercompany Claims Settlement. The Bankruptcy Court entered an order approving the Intercompany Claims Settlement on February 1, 2005.

     The material terms of the Intercompany Claims Settlement (as amended) specifically relating to the Debtors include, among others, the following:

•	upon the effectiveness of the Intercompany Claims Settlement, various offsets and transfers will be effected, with the ultimate economic effect that Intercompany Claims held by or against the Debtors will be released except as otherwise described below;

•	KACC will have an Allowed Administrative Claim against KAAC in the amount of $45.0 million, subject to certain adjustments, including reductions (a) to the extent that KACC receives positive net cash flow from KACC after June 30, 2004 and prior to the closing of the sale of the QAL Interests, (b) in respect of KACC’s reimbursement Claim for payment of the Glencore Fee, and (c) to the extent that positive net cash flow from Alpart is not set off against amounts otherwise owed to KACC by AJI and KJC under the Intercompany Claims Settlement, which reductions are expected to reduce such Claim to $24.0 million to $35.0 million;

•	if the Plan becomes effective on or before June 30, 2005, KAAC will pay an additional $2.5 million to KACC;

•	KAAC is responsible for a portion of the success fees of the financial advisors retained by the Debtors and the Creditors’ Committee and any alternative minimum Tax due as a result of the sale of AJI and KJC’s interests in Alpart and the sale of the QAL Interests and any foreign Taxes, transfer Taxes and recording fees payable by KAAC as a result of the sale of the QAL Interests and the Debtors are responsible for all other foreign taxes payable by them, whether for current or prior years;

•	seventy-five percent of KFC’s unsecured claim against KACC in respect of certain intercompany loans (i.e., the KFC Claim) will be assigned by KFC to a master tort trust or trusts on the effective date of a plan or plans of reorganization for KAC and KACC if such plan or plans provide that such master tort trust or trusts will receive no more than: (a) a Cash distribution of $13.0 million or less and (b) the stock of KAE Trading, Inc. (an Other Kaiser Debtor, the sole asset of which will be, as of the effective date of such plan or plans, certain real property located in Louisiana and rights under a related lease or other property having a value not greater than $1.0 million);

•	the KFC Claim will be allowed in the amount of $1.106 billion (subject to the right of the United States, on behalf of certain agencies thereof, to object to such allowance within 30 days after the effective date of a plan or plans of reorganization for KAC and KACC, if the master tort trust or trusts do not receive 75% of the KFC Claim as described above) and will receive the same treatment as allowed general unsecured claims under any plan of reorganization for KACC; and

•	the Debtors are responsible for the payment of third-party costs of administration of the Chapter 11 Cases incurred after June 30, 2004.

For a detailed discussion of the Intercompany Claims Settlement, see the Joint Motion, and for a summary thereof, see the supplemental notice regarding the hearing on the Joint Motion (the “Supplemental Notice”), which was served on all parties in interest on December 27-28, 2004. The Joint Motion and the Supplemental Notice, as well as the January 27, 2005 amendment to the Intercompany Claims Settlement, are available to the public over the Internet on the Document Website (www.kaiseraluminum.com).

     The Intercompany Claims Settlement does not affect any claim by either Debtor against any of its non-debtor affiliates or by any such affiliate against a Debtor. The only such claim of which the Debtors are aware is a claim of less than $5,000 against KAAC by Kaiser Australia Pty, Ltd., a non-debtor, wholly-owned subsidiary of KACC; the Debtors anticipate that this claim will be waived by Kaiser Australia Pty, Ltd. on the Effective Date.

Guaranty Subordination Dispute

     In 1993, KACC issued $400.0 million of the Senior Subordinated Notes, which were guaranteed by certain KACC subsidiaries, including the Debtors (such guaranty being referred to herein as the “Subsidiary Guaranty”). The Senior Subordinated Note Indenture contains, among other things, a detailed definition of “Senior Indebtedness,” debt subordination provisions and guaranty provisions. Under the Subordinated Note Indenture, holders of the Subordinated Notes agreed (a) “that all direct or indirect payments or distributions on or which respect to the Notes...is [sic]...subordinated to the prior payment of all Senior Indebtedness of the Company” and (b) “that all payments pursuant to [the Subsidiary Guaranty] are...subordinated...to the prior payment in full...of all Senior Indebtedness of such [s]ubsidiary [g]uarantor.”

     On August 16, 2004, the Senior Subordinated Note Indenture Trustee filed a motion (the “Guaranty Subordination Classification Motion”) with the Bankruptcy Court to determine the classification of the Senior Subordinated Note Claims under any plans of reorganization filed by the Debtors and the Other Kaiser Debtors that made the Subsidiary Guaranty. The Guaranty Subordination Classification Motion asserted that the obligations to the holders of 9-7/8% Senior Notes and 10-7/8% Senior Notes in respect of the Subsidiary Guaranty do not constitute “Senior Indebtedness” under the applicable definitions in the Senior Subordinated Note Indenture and that, accordingly, the obligations on the guaranty of the Senior Subordinated Notes (i.e., the Subsidiary Guaranty) and the guaranties of the 9-7/8% Senior Notes and 10-7/8% Senior Notes are entitled to pari passu distributions under plans of reorganization filed by the Debtors and the Other Kaiser Debtors that made the Subsidiary Guaranty (including the Plan).

     On September 3, 2004, the Senior Note Parties filed a complaint (the “Guaranty Subordination Adversary Proceeding”) with the Bankruptcy Court seeking a declaration that any payment rights of the Senior Subordinated Note Claims are subordinate to the Senior Note Claims, or, alternatively, a reformation of the Senior Subordinated Note Indenture to provide that the Senior Subordinated Note Claims are junior to the Senior Note Claims. Pursuant to the Bankruptcy Court’s order, on October 8, 2004, the Debtors and the Other Kaiser Debtors filed their response to the Guaranty Subordination Classification Motion and an answer in the Guaranty Subordination Adversary Proceeding (together with the Guaranty Subordination Classification Motion, the “Guaranty Subordination Dispute”) and the Creditors’ Committee filed its response to the Guaranty Subordination Classification Motion. In their respective responses, the Debtors, the Other Kaiser Debtors and the Creditors’ Committee both supported the interpretation advanced by the Senior Note Parties. The Senior Note Parties also filed responses opposing the Guaranty Subordination Classification Motion. Liverpool also Filed a response to the Guaranty Subordination Classification Motion, asserting that only $100.0 million of the obligations to the holders of the 9-7/8% Senior Notes in respect of the Subsidiary Guaranty, plus associated interest and fees, constitute “Senior Indebtedness” under the

Senior Subordinated Note Indenture based on the fact that there was a reduction of $100.0 million in the credit commitment under KACC’s senior credit facility at the time the Subsidiary Guaranty was made. Liverpool therefore contends that, other than this $100.0 million of the Subsidiary Guaranty obligations in respect of the 9-7/8% Senior Notes, the 10-7/8% Senior Notes, the 9-7/8% Senior Notes and the Senior Subordinated Notes are entitled to pari passu distributions under the Plan.

     In connection with the Guaranty Subordination Dispute and the 7-3/4% SWD Revenue Bond Dispute (see “- 7-3/4% SWD Revenue Bond Dispute”), the Senior Subordinated Note Indenture Trustee has asserted that, even if such disputes are ultimately resolved by the Bankruptcy Court in favor of the holders of Senior Note Claims, under the terms of the Senior Subordinated Note Indenture, the Senior Subordinated Note Indenture Trustee will be entitled to the payment of its fees and expenses from the Debtors. The Debtors do not agree with that assertion and believe, in such circumstances, that the contractual subordination provisions of the Senior Subordinated Note Indenture require the payment to holders of Senior Note Claims of all amounts that would otherwise be payable to or for the benefit of holders of Senior Subordinated Note Claims absent such provisions and that the Debtors are not required to make any payment in respect of the fees and expenses of the Senior Subordinated Note Indenture Trustee; if, however, the Bankruptcy Court determines that the assertion of the Senior Subordinated Note Indenture Trustee is correct, the ultimate recoveries to holders of Senior Note Claims may be reduced.

     On October 25, 2004, the Bankruptcy Court held a status conference on the Guaranty Subordination Dispute and ordered the parties to attempt to consensually resolve the Guaranty Subordination Dispute, as well as the 7-3/4% SWD Revenue Bond Dispute, through mediation. On November 18, 2004, the parties participated in a day-long mediation. To date, the parties have not reached a settlement, although the mediator has not, as yet, terminated the mediation proceedings. No further mediation sessions are currently scheduled.

     On December 2, 2004, the Senior Subordinated Note Indenture Trustee Filed a motion in the Guaranty Subordination Adversary Proceeding requesting that the Bankruptcy Court order the parties to file briefs regarding the Guaranty Subordination Dispute by January 10, 2005, and hold an oral summary judgment argument on January 24, 2005.

     On December 10, 2004, the Debtors, the Other Kaiser Debtors and the Senior Note Parties Filed a joint motion to stay the Guaranty Subordination Adversary Proceeding and the 7-3/4% SWD Revenue Bond Dispute pending the completion of the confirmation process for plans of liquidation for the Debtors, AJI and KJC and requesting that the Guaranty Subordination Dispute be adjudicated in connection with confirmation of such plans if the proposed settlement of the dispute included in each such plan was not accepted. On the same date, Liverpool Filed a motion requesting that the Bankruptcy Court either (a) consolidate litigation concerning the Guaranty Subordination Dispute or (b) permit Liverpool to intervene as a defendant in the Guaranty Subordination Adversary Proceeding.

     On January 24, 2005, the Bankruptcy Court stayed the Guaranty Subordination Adversary Proceeding and ruled that the Guaranty Subordination Dispute and 7-3/4% SWD Revenue Bond Dispute will be adjudicated in connection with the confirmation of the plans of liquidation for the Debtors, AJI and KJC. The confirmation hearing for the Plan and AJI/KJC Plan is currently scheduled for April 13, 2005 and may be continued from time to time.

     The Plan contains the following proposed settlement of the Guaranty Subordination Dispute as it relates to the Debtors: If both Subclass 3A and Subclass 3B vote to accept the Plan, a holder of an Allowed Senior Subordinated Note Claim will receive its Pro Rata Share of $8.0 million (less any fees or expenses payable to the Senior Subordinated Note Trustee pursuant to the Senior Subordinated Note Indenture) and a holder of an Allowed Senior Note Claim will receive its Pro Rata Share of the Public Note Distributable Consideration remaining after giving effect to the payment of the $8.0 million to be made to the holders of Senior Subordinated Note Claims, the 7-3/4% SWD Revenue Bond Payment, the 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payment and the Senior Notes Fee Payments. If either Subclass 3A or Subclass 3B fails to accept the Plan, the Bankruptcy Court will resolve the Guaranty Subordination Dispute with respect to the Debtors and determine the distributions to be made to the holders of Claims in Subclass 3A from the Public Note Distributable Consideration and any distributions to be made to holders of Claims in Subclass 3B from the Public Note Distributable Consideration. In such event, the distributions ultimately made to a holder of an Allowed Senior Note Claim will be reduced by such holder’s proportional share of the Senior Notes Fee Payments and, if the Bankruptcy Court determines that holders of Allowed Senior Subordinated Note Claims are not entitled to any portion of the Subclass 3A Distributable Consideration, the 7-3/4% SWD Revenue Bond Payment (or reservation in lieu thereof), if any, and any 7-3/4% SWD Revenue Bond Plaintiffs’ Expense Payment. Similarly, any distributions ultimately made to a holder of an Allowed Senior Subordinated Note Claim may be reduced by such holder’s proportional share of any and all fees and expenses payable to the Senior Subordinated Note Trustee, pursuant to the Senior Subordinated Note Indenture.

     Similarly, pursuant to the AJI/KJC Plan, if holders of both the Senior Note Claims and the Senior Subordinated Note Claims vote to accept the AJI/KJC Plan, then an additional $8.0 million will be paid to the Senior Subordinated Note Indenture Trustee for the benefit of holders of Senior Subordinated Note Claims (resulting in aggregate consideration of $16.0 million if the Plan is also accepted by the holders of the Senior Note Claims and the Senior Subordinated Note Claims), with such amount to be paid from consideration that would otherwise be distributed to holders of Allowed Senior Note Claims under the AJI/KJC Plan, and the holders of Senior Note Claims would receive a specified percentage of the Cash available for distribution to the holders of unsecured claims (less certain payments or reservations of payment therefrom). If the holders of the Senior Note Claims or the Senior Subordinated Note Claims fail to accept the AJI/KJC Plan, the Bankruptcy Court would resolve the Guaranty Subordination Dispute with respect to AJI and KJC and determine the distributions to be made to the holders of Senior Note Claims and any distributions to be made to holders of Senior Subordinated Note Claims under the AJI/KJC Plan.

7-3/4% SWD Revenue Bond Dispute

     The 7-3/4% SWD Revenue Bonds Indenture Trustee has asserted entitlement to receive any direct or indirect payment or distribution on or with respect to the Senior Subordinated Notes. The Debtors are guarantors of the Senior Subordinated Notes but are not guarantors of the 7-3/4% SWD Revenue Bonds.

     On January 13, 2004, the 7-3/4% SWD Revenue Bonds Indenture Trustee and certain holders of the 7-3/4% SWD Revenue Bonds (collectively, the “7-3/4% SWD Revenue Bond Plaintiffs”) filed an adversary proceeding (i.e., the 7-3/4% SWD Revenue Bond Dispute) against the Senior Subordinated Note Indenture Trustee and KACC. This adversary proceeding is currently pending before the Bankruptcy Court. At issue is whether KACC properly designated the 7-3/4% SWD Revenue Bonds as senior indebtedness under the Senior Subordinated Note Indenture or whether the 7-3/4% SWD Revenue Bonds are otherwise entitled to treatment as senior indebtedness vis-à-vis the Senior Subordinated Notes. It is the position of the 7-3/4% SWD Revenue Bond Plaintiffs that the holders of the 7-3/4% SWD Revenue Bonds have subordination claims in respect of any distributions on the Senior Subordinated Notes under the Plan. In response to the complaint, KACC stated that it had not been able to confirm that it provided the Senior Subordinated Note Indenture Trustee with a written designation that the 7-3/4% SWD Revenue Bonds constitute senior indebtedness, which designation would subordinate the indebtedness under the Senior Subordinated Notes to the indebtedness under the 7-3/4% SWD Revenue Bonds.

     On March 26, 2004, the Senior Subordinated Note Indenture Trustee filed a motion to dismiss the 7-3/4% SWD Revenue Bond Dispute for failure to join necessary parties such as the Senior Note Indenture Trustee. On May 4, 2004, the 7-3/4% SWD Revenue Bond Plaintiffs filed a motion for summary judgment, requesting that the Bankruptcy Court either: (a) declare that KACC be deemed to have submitted the appropriate designation of senior indebtedness; (b) order KACC to designate the 7-3/4% SWD Revenue Bonds as senior indebtedness; or (c) declare that the 7-3/4% SWD Revenue Bonds are senior in terms of payment priority to the Senior Subordinated Notes. Shortly thereafter, the Senior Subordinated Note Trustee filed a motion to stay all proceedings pending the Bankruptcy Court’s decision on the motion to dismiss the 7-3/4% SWD Revenue Bond Dispute. KACC subsequently joined the motion to stay proceedings.

     On October 25, 2004, the Bankruptcy Court held a status conference on the 7-3/4% SWD Revenue Bond Dispute and ordered the parties to attempt to consensually resolve the 7-3/4% SWD Revenue Bond Dispute, as well as the Guaranty Subordination Dispute, through mediation. On November 18, 2004, the parties participated in a day-long mediation. To date, the parties have not reached a settlement, although the mediator has not, as yet, terminated the mediation proceedings. No further mediation sessions are currently scheduled.

     On November 29, 2004, the Bankruptcy Court entered orders permitting the Senior Note Indenture Trustee to intervene as a defendant in the proceeding and denying the Senior Subordinated Note Indenture Trustee’s motion to dismiss the 7-3/4% SWD Revenue Bond Dispute.

     On December 10, 2004, the Debtors, the Other Kaiser Debtors and the Senior Note Parties Filed a joint motion to stay the 7-3/4% SWD Revenue Bond Dispute and the Guaranty Subordination Adversary Proceeding pending the completion of the confirmation process for plans of liquidation for the Debtors, AJI and KJC and requesting that the 7-3/4% SWD Revenue Bond Dispute be adjudicated, along with the Guaranty Subordination Dispute if necessary, in connection with the confirmation of such plans.

     On December 17, 2004, the Senior Subordinated Note Indenture Trustee filed an answer in the 7-3/4% SWD Revenue Bond Dispute that included, among other things: (a) a counterclaim for declaratory judgment that the 7-3/4% SWD Revenue Bonds are not senior to the Senior Subordinated Notes; (b) a counterclaim against the 7-3/4% SWD Revenue Bond Plaintiffs for reimbursement of legal expenses incurred by the Senior Subordinated Note Indenture Trustee; (c) a cross claim against KACC for indemnification in the amount of any judgment that may be rendered in favor of the 7-3/4% SWD Revenue Bond Plaintiffs against the Senior Subordinated Note Indenture Trustee; and (d) a complaint against certain of the Debtors and Other Kaiser Debtors for indemnification in the amount of any judgment that may be rendered in favor of the 7-3/4% SWD Revenue Bond Plaintiffs against the Senior Subordinated Note Indenture Trustee.

     On January 24, 2005, the Bankruptcy Court stayed the 7-3/4% SWD Revenue Bond Dispute and ruled that the 7-3/4% SWD Revenue Bond Dispute and the Guaranty Subordination Dispute will be adjudicated in connection with the confirmation of the plans of liquidation for the Debtors, AJI and KJC. The confirmation hearing for the Plan and AJI/KJC Plan is currently scheduled for April 13, 2005 and may be continued from time to time.

     In connection with the development and proposal of the Plan, representatives of certain of the holders of Senior Note Claims and 7-3/4% SWD Revenue Bonds entered into negotiations in an attempt to reach a settlement in respect of the 7-3/4% SWD Revenue Bond Dispute. In early February, such representatives reached an agreement on a proposed settlement of that Dispute. Such settlement, as it relates to the Debtors, is reflected in the Plan as follows: If Subclass 3A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, on the Effective Date an amount equal to the Settlement Percentage of the Cash in the Unsecured Claims Trust Account that would otherwise have been distributed in respect of the Senior Subordinated Note Claims which, after giving effect to the contractual subordination provisions of the Senior Subordinated Note Indenture and pursuant to Sections 2.4(c)(i) and 2.4(c)(ii) of the Plan (but prior to giving effect to any 7-3/4% SWD Revenue Bond Payment), is to be paid to holders of Senior Note Claims will, in full and complete satisfaction of the claims of holders of 7-3/4% SWD Revenue Bonds asserted in the 7-3/4% SWD Revenue Bond Dispute in respect of the Debtors, be paid to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of holders of 7-3/4% SWD Revenue Bonds (i.e., the 7-3/4% SWD Revenue Bond Payment). Notwithstanding the foregoing, in no event will the amount so paid, when aggregated with any amount payable under any comparable provision of the AJI/KJC Plan, exceed $8.0 million. If the Debtors do not File a separate motion, the Plan will serve as a motion pursuant to Bankruptcy Rule 9019 seeking entry of an order approving the settlement described elsewhere in this Disclosure Statement. Unless an objection to such settlement is made in writing by any creditor or claimant affected thereby, Filed with the Bankruptcy Court and served on the parties identified in Section 12.4 of the Plan on or before April 5, 2005, such order (which will be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing. If Subclass 3A fails to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the rights, if any, of the holders of 7-3/4% SWD Revenue Bonds to payments from the Public Note Distributable Consideration will be as determined in an order of the Bankruptcy Court (which may be the Confirmation Order) in connection with the determinations contemplated by Sections 2.4(c)(i)(B) and 2.4(c)(ii)(B) of the Plan; provided that if the determination with respect to the rights of the holders of 7-3/4% SWD Revenue Bonds to such payment has not been made by the Bankruptcy Court prior to the Effective Date, then, in order to ensure the funding of such payment, on the Effective Date the Distribution Trustee will reserve from the Public Note Distributable Consideration any amount that may be ordered by the Bankruptcy Court to be so reserved pending such determination. See “Overview of the Plan — 7-3/4% SWD Revenue Bond Dispute.”

     The proposed settlement also contemplates that similar provisions will be included in the AJI/KJC Plan and that, under any plan of reorganization for KACC, the holders of claims against KACC in respect of the 7-3/4% SWD Revenue Bonds and the Senior Notes will share pro rata in any contractual subordination recoveries pursuant to the Senior Subordinated Note Indenture.

GENERAL INFORMATION CONCERNING THE PLAN

     THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN ATTACHED HERETO AS EXHIBIT I AND THE EXHIBIT THERETO.

Substantive Consolidation

     In connection with confirmation of the Plan, the Debtors will seek Bankruptcy Court approval of the substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, confirmation and distributions to be made under the Plan. Pursuant to the relevant order of the Bankruptcy Court: (a) all assets and liabilities of the Debtors will be deemed merged; (b) all guarantees by, or co-obligations of, one Debtor in respect of the obligations of the other Debtor will be deemed eliminated so that any Claim against either Debtor and any guarantee by, or co-obligation of, the other Debtor and any joint or several liability of either of the Debtors will be deemed to be one obligation of the consolidated Debtors; and (c) each and every Claim Filed or to be Filed in the Chapter 11 Case of either Debtor will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors. Such substantive consolidation (other than for the purpose of implementing the Plan) will not affect the legal and corporate structures of the Debtors, nor will such substantive consolidation affect or be deemed to affect any Intercompany Claim in any manner contrary to the Intercompany Claims Settlement, nor will such substantive consolidation be deemed to affect any Other Kaiser Debtor or claims against any Other Kaiser Debtor. Because the Debtors have virtually the same joint creditors, creditors of the Debtors would receive exactly the same distributions on their Claims whether or not the Debtors are substantively consolidated. Accordingly, substantive consolidation is being sought solely for administrative convenience.

     The Plan will serve as a motion seeking entry of an order substantively consolidating the Debtors, as described, and to the limited extent set forth in, the immediately preceding paragraph. Unless an objection to such substantive consolidation is made in writing by any creditor or claimant affected by the Plan, Filed with the Bankruptcy Court and served on the parties entitled to notice thereof pursuant to the Plan on or before April 5, 2005, or such other date as may be fixed by the Bankruptcy Court, the substantive consolidation order (which will be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

KFC Claim against KACC

     Notwithstanding anything to the contrary in the Plan, no distributions in respect the Retained Portion of the KFC Claim will be deemed made (and the Retained Portion of the KFC Claim will be held in the Unsecured Claims Trust Account) until receipt of by the Distribution Trustee of distributions in respect thereof from KACC pursuant to a confirmed plan of reorganization of KACC or otherwise and then in-kind distributions consisting of the property received by the Distribution Trustee from KACC in respect of the Retained Portion of the KFC Claim will be made to holders of Allowed Claims in Subclass 3A, Subclass 3C and Subclass 3D in accordance with the terms of the Plan. Section 4.2.f of the Intercompany Claims Settlement is, and will be, determinative of the ownership rights in the KFC Claim. See “Operations During the Chapter 11 Cases — Intercompany Claims Settlement.”

Executory Contracts and Unexpired Leases to be Rejected

     On the Effective Date, except for an Executory Contract or Unexpired Lease that previously was assumed and assigned or rejected by an order of the Bankruptcy Court, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

     Notwithstanding anything in the Bar Date Order or in the Administrative Claim Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Distribution Trustee, the Debtors’ Estates or the Trust Accounts unless a proof of Claim or request for payment of Administrative Claim is Filed and served on the Distribution Trustee, pursuant to the procedures specified in the Confirmation Order, the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

Releases, Limitation of Liability, Injunctions and Preservation of Insurance

     Release of Claims and Termination of Interests; Limitation of Liability

     Subject to the provisions of Section 2.11 of the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Distribution Trustee under the Plan and the Cash or other property to be distributed in connection with the Plan, each holder of a Claim that votes in favor of the Plan will be deemed to forever release and waive all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors’ or the Distribution Trustee’s obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Chapter 11 Cases or the Plan that such entity has, had or may have against the Creditors’ Committee, its members, any Indenture Trustee, either Debtor and any of their respective present or former directors, officers, employees, agents, advisors, attorneys, accountants, underwriters, investment bankers or other representatives, acting in such capacity, except for those based on (a) acts or omissions of any such person constituting gross negligence or willful misconduct or (b) contractual obligations of, or loans owed by, any such person to a Debtor.

     As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed by the Plan, the Debtors on behalf of themselves, their Estates, creditors and Interest holders will be deemed to release, waive and discharge all claims and rights of any nature in connection with or related to the Debtors, the Chapter 11 Cases or the Plan (other than the rights of the Distribution Trustee to enforce the Plan and any contracts, instruments, releases and other agreements and documents delivered thereunder, and to pursue objections to and resolve Disputed Claims), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising (including, without limitation, those arising under the Bankruptcy Code), based on any act, omission or occurrence on or before the Effective Date, against the Creditors’ Committee, its members, any Indenture Trustee, any of the Debtors’ present or former directors or officers, or any of the respective present or former directors, officers, employees, agents, advisors, attorneys, accountants, underwriters, investment bankers or other representatives of the Debtors, the Creditors’ Committee, its members, or the Indenture Trustees, acting in such capacity, except for such Claims or rights based on (a) acts or omissions of any such person constituting gross negligence or willful misconduct or (b) contractual obligations of, or loans owed by, any such person to a Debtor.

     The Debtors, the Distribution Trust, the Distribution Trustee, the Indenture Trustees and their respective directors, officers, employees and professionals, acting in such capacity, and the Creditors’ Committee, its members and their respective professionals will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, this Disclosure Statement, or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan; such provisions will have no effect on: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

     Injunctions

     Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability of the Debtors, or an Interest or other right of an equity security holder with respect to the Debtors, that is released, waived, settled or deemed satisfied pursuant to the Plan will be permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Distribution Trust, the Distribution Trustee or the property of any of them other than to enforce any right pursuant to the Plan to a distribution from the Trust Accounts; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Distribution Trust or the Distribution Trustee, other than as described in (a) above; (c) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Distribution Trust, the property of any of them or the Trust Accounts; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Distribution Trust; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

     Preservation of Insurance

     Nothing in the Plan will diminish or impair the enforceability of any insurance policies that may cover Claims against either Debtor.

Means for Implementation of the Plan

     Liquidating Transactions

     On the Effective Date, the Distribution Trust Assets will be transferred to and vest in the Distribution Trust, free and clear of Claims, Liens and Interests, except as may be otherwise provided in the Intercompany Claims Settlement. On or after the Effective Date, the Debtors will enter into such transactions and will take such actions as may be necessary or appropriate to merge, dissolve or otherwise terminate the corporate existence of the Debtors. Notwithstanding the foregoing and regardless of whether the actions in the preceding sentence have yet been taken with respect to a particular Debtor, upon the transfer of the Distribution Trust Assets to the Distribution Trust, the Debtors will be deemed dissolved and their business operations withdrawn for all purposes without any necessity of filing any document, taking any further action or making any payment to any governmental authority in connection therewith.

     Corporate Action

     The following (which will occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) will be deemed authorized and approved in all respects and for all purposes without any requirement of further action by KACC, as the sole stockholder of KAAC, by KAAC, as the sole stockholder of KFC, by the directors of either Debtor or by the Distribution Trustee or any other person or entity:

•	the Liquidating Transactions;

•	the establishment of the Distribution Trust;

•	the appointment of the Distribution Trustee to act on behalf of the Distribution Trust;

•	the transfer of the Distribution Trust Assets to the Distribution Trust;

•	the creation of the Trust Accounts;

•	the distribution of Cash and other property pursuant to the Plan;

•	the adoption, execution, delivery and implementation of all contracts, instruments, releases and other agreements or documents related to any of the foregoing;

•	the adoption, execution and implementation of the Distribution Trust Agreement; and

•	the other matters provided for under the Plan involving the corporate structure of either Debtor or corporate action to be taken by, or required of, either Debtor or the Distribution Trustee.

     No Revesting of Assets

     The property of the Debtors’ Estates will not revest in the Debtors on or after the Effective Date but will vest in the Distribution Trust to be administered by the Distribution Trustee in accordance with the Plan and the Distribution Trust Agreement.

     Recourse Solely to Trust Accounts

     The Liquidating Transactions will not in any way merge the assets of the Debtors’ Estates, including the Trust Accounts. All Claims against the Debtors are deemed fully satisfied in exchange for the treatment of such Claims under the Plan, and holders of Allowed Claims against either Debtor will have recourse solely to the applicable Trust Accounts for the payment of their Allowed Claims in accordance with the terms of the Plan.

     Release of Liens

     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date all Liens against the property of either Estate will be fully released, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, will attach to and be enforceable solely against the applicable Distribution Trust Assets held in the applicable Trust Account in accordance with, and subject to the terms of, the Plan. All such Liens against the Distribution Trust Assets will be fully released upon the holder of the Lien receiving its full distribution under the Plan, or upon the Effective Date if the holder of the Lien is not entitled to any distribution under the Plan.

     Exemption from Certain Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, sales or use Tax or similar Tax: (a) any Liquidating Transaction; (b) the execution and implementation of the Distribution Trust Agreement, including any transfers to or by the Distribution Trust; or (c) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements or agreements of consolidation, disposition, liquidation or dissolution executed in connection with any transaction pursuant to the Plan.

Distribution Trust

     Creation of the Distribution Trust

     On the Effective Date, the Debtors and the Distribution Trustee will enter into the Distribution Trust Agreement, thereby creating the Distribution Trust.

     The Distribution Trustee, whose identity and address will be disclosed at least ten days prior to the Confirmation Hearing, will be selected by the Creditors’ Committee with the consent of the Debtors, and will be the exclusive trustee of the assets of the Distribution Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C.

§ 6012(b)(3), as well as the “representative of the estate” of each of the Debtors under section 1123(b)(3)(B) of the Bankruptcy Code.

     On the Effective Date, the Debtors will transfer to the Distribution Trust all the Distribution Trust Assets then owned by the Estates, whereupon title to such Distribution Trust Assets will irrevocably vest in the Distribution Trust, free and clear of Claims, Liens and Interests.

     Distribution Trust Assets

     The Distribution Trust Assets include: (a) the Trust Accounts and any Cash (and any other property) held by such Trust Accounts; (b) the rights of the Debtors under or in respect of the Intercompany Claims Settlement, the QAL Purchase Agreement or any causes of action not released by the Plan, including the Recovery Actions, and any proceeds thereof; and (c) the QAL Proceeds to the extent that such funds are not included in the foregoing clauses (a) and (b).

     Purposes of the Distribution Trust

     The Distribution Trust will be established pursuant to the Distribution Trust Agreement for the following purposes and no other:

•	collecting, maintaining and administering any Distribution Trust Assets for the benefit of the creditors and claimants of the Estates (collectively, the “Beneficiaries”);

•	liquidating (including objecting to Claims and determining the proper recipients and amounts of distributions to be made from the Distribution Trust) and distributing the Distribution Trust Assets for the benefit of the Beneficiaries who are determined to hold Allowed Claims as expeditiously as reasonably possible;

•	pursuing available causes of action, including Recovery Actions;

•	closing the Chapter 11 Cases; and

•	otherwise implementing the Plan and completing the dissolution of the Debtors;

all in accordance with the Plan and the Distribution Trust Agreement. The Distribution Trust will have no objective to, and will not, engage in the conduct of a trade or business and will terminate upon the completion of its liquidation and distribution duties pursuant to the terms of the Distribution Trust Agreement.

     Tax Treatment

     The Distribution Trust is intended to be treated, for U.S. federal income Tax purposes, in part as a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), for the benefit of the holders of Allowed Claims entitled to distributions of Pending Payments (as defined below), and otherwise as one or more disputed ownership funds within the meaning of Proposed Treasury Regulations section 1.468B-9(a), as more specifically provided for under the Distribution Trust Agreement. Accordingly, for all federal income Tax purposes the transfer of Distribution Trust Assets to the Distribution Trust will be treated as: (a) to the extent of identified amounts (excluding undeliverable Cash) held by the Distribution Trust for distribution to holders of Allowed Claims in specific amounts as of the date the Distribution Trust receives the applicable Distribution Trust Assets (“Pending Payments”), a transfer of the Pending Payments directly from the Debtors to the holders of such Allowed Claims followed by the transfer of such Pending Payments by the holders of Allowed Claims to the Distribution Trust in exchange for beneficial interests in the Distribution Trust; and (b) to the extent of amounts that are not Pending Payments, as a transfer to one or more disputed ownership funds. The holders of Allowed Claims entitled to distributions of Pending Payments will be treated for federal income Tax purposes as the grantors and deemed owners of their respective shares of the Distribution Trust Assets in the amounts of the Pending Payments and any earnings thereon.

     The Distribution Trustee will be required by the Distribution Trust Agreement to file federal Tax returns for the Distribution Trust as a grantor trust with respect to any Pending Payments and as one or more disputed ownership funds with respect to all other funds or other property held by the Distribution Trust pursuant to applicable Treasury Regulations, and any income of the Distribution Trust will be treated as subject to Tax on a current basis. The Distribution Trust Agreement will provide that the Distribution Trustee will pay such Taxes from the Distribution Trust Assets as required by law and in accordance with the provisions of the Plan described in “Distributions Under the Plan — Treatment of Disputed Claims.” In addition, the Distribution Trust Agreement will require consistent valuation by the Distribution Trustee and the Beneficiaries, for all federal income Tax purposes, of any property held by the Distribution Trust. The Distribution Trust Agreement will provide that termination of the trust will occur no later than two years after the Effective Date, unless the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Distribution Trust to complete its claims resolution and liquidating purpose. The Distribution Trust Agreement also will limit the investment powers of the Distribution Trustee in accordance with IRS Rev. Proc. 94-45 and will require the Distribution Trust to distribute at least annually to the Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Distribution Trust Assets or to meet Claims and contingent liabilities (including Disputed Claims).

     Trust Accounts

     On or prior to the Effective Date, the Trust Accounts will be established in federal insured United States banks in the name of the Distribution Trustee or one or more third-party Disbursing Agents. On the Effective Date, the Trust Accounts and the contents thereof will be transferred to, and irrevocably vest in, the Distribution Trust.

Distribution Trust Expenses Account

     Prior to the Effective Date, the Creditors’ Committee and the Debtors will agree on the amount to be funded into the Distribution Trust Expenses Account on the Effective Date. On the Effective Date, the Distribution Trust Expenses Account will be funded by the transfer of Cash in such amount from the Distribution Trust Assets. The Distribution Trustee will act as the Disbursing Agent for the Distribution Trust Expenses Account. See “Overview of the Plan — Sources and Uses of Cash.”

     Except as otherwise ordered by the Bankruptcy Court, the Distribution Trustee, in its capacity as Disbursing Agent, will, in its reasonable discretion, pay Distribution Trust Expenses from the Distribution Trust Expenses Account, without the need for further Bankruptcy Court approval. Cash in the Distribution Trust Expenses Account will also be used to pay Taxes owing in respect of any amounts included in the Distribution Trust Expenses Account in accordance with the Distribution Trust Agreement. At least five Business Days prior to making any payment from the Distribution Trust Expenses Account, the Distribution Trustee will provide the Steering Committee with a notice setting forth the amount and nature of such payment, with such notice to be accompanied by supporting documentation in reasonable detail.

     If, at any time after the initial funding of the Distribution Trust Expenses Account as contemplated above, the Distribution Trustee determines, in its reasonable discretion, that the Cash balance of the Distribution Trust Expenses Account will be insufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee may transfer from the Unsecured Claims Trust Account (to the extent Cash remains available therein) to the Distribution Trust Expenses Account Cash in an aggregate amount determined by the Distribution Trustee, in its reasonable discretion, to be necessary to ensure that the Cash balance of the Distribution Trust Expenses Account will be sufficient to make all such payments. To the fullest extent possible, any transfer described in this paragraph will be accomplished in a manner intended to avoid or minimize any adverse impact on the ability to make full distributions to holders of Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims or distributions to holders of Allowed Unsecured Claims in accordance with the terms of the Plan.

     If, at any time after the initial funding of the Distribution Trust Expenses Account as contemplated above, the Distribution Trustee determines that the Cash balance of the Distribution Trust Expenses Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee, with the consent of the Steering Committee, acting through a majority thereof, may transfer such excess Cash to the Unsecured Claims Trust Account.

Priority Claims Trust Account

     Prior to the Effective Date, the Creditors’ Committee and the Debtors will agree on the amount to be funded into the Priority Claims Trust Account on the Effective Date. On the Effective Date, the Priority Claims Trust Account will be funded by the transfer of Cash in such amount from the Distribution Trust Assets. For purposes of the funding of the Priority Claims Trust Account, any and all amounts that become payable by KAAC under the QAL Purchase Agreement, including amounts that become payable in respect of indemnification claims, will be treated as Allowed Administrative Claims and will be paid in full in Cash in accordance with the applicable provisions of the QAL Purchase Agreement. For purposes of the funding of the Priority Claims Trust Account, any and all Taxes determined to be due and owing from the Debtors to the Australian Tax Office for any taxable period (including interest and penalties, if any, determined and calculated under applicable Australian law without regard to the provisions of section 502(b)(2) of the Bankruptcy Code or any other provision of U.S. federal, state or local law) will be treated as Allowed Priority Tax Claims or Allowed Administrative Claims, as the case may be, and will be paid in full in Cash in accordance with the provisions of the Plan described below in “Distributions Under the Plan - Timing Calculation of Amounts to Be Distributed — Allowed Claims Other Than Unsecured Claims in Subclass 3A, Subclass 3B and Subclass 3D; Certain Payments From the Public Note Distributable Consideration”, provided, however, that any liability of the Debtors to the Australian Tax Office for income or capital gains Taxes for any period shall not exceed the amount of such Taxes, if any, determined in writing by the Australian Tax Office to be due and payable for such period. Until such determination, any Claim for Taxes by the Australian Tax Office will be treated as a Disputed Claim. See “Overview of the Plan — Sources and Uses of Cash” and “Operations During the Chapter 11 Cases — Certain Australian Tax Matters.”

     Cash in the Priority Claims Trust Account will be used by the Distribution Trustee only to (a) satisfy Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims against the Estate of KAAC or the Estate of KFC in accordance with the terms of the Plan and (b) pay Taxes owing in respect of any amounts included in the Priority Claims Trust Account in accordance with the Distribution Trust Agreement.

     If, at any time after the initial funding of the Priority Claims Trust Account as contemplated above, the Distribution Trustee determines, in its reasonable discretion, that the Cash balance of the Priority Claims Trust Account is insufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee will transfer from the Unsecured Claims Trust Account (to the extent Cash remains available therein) to the Priority Claims Trust Account Cash in an amount determined by the Distribution Trustee, in its reasonable discretion, to be necessary to ensure that the Cash balance of the Priority Claims Trust Account will be sufficient to so make all such payments. To the fullest extent possible, any transfer described in this paragraph will be accomplished in a manner intended to avoid or minimize any adverse impact on the ability to make distributions to holders of Allowed Unsecured Claims in accordance with the Plan.

     If, at any time after the initial funding of the Priority Claims Trust Account described above, the Distribution Trustee determines that the Cash balance of the Priority Claims Trust Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the Plan and the Distribution Trust Agreement, the Distribution Trustee, with the consent of the Steering Committee, acting through a majority thereof, may transfer such excess Cash to the Unsecured Claims Trust Account, except that no amounts included in the Priority Claims Trust Account in connection with any potential obligation under the QAL Purchase Agreement for which KAAC and KACC are jointly and severally liable may be so transferred without the consent of KACC until the applicable survival period with respect to such obligation has expired.

Unsecured Claims Trust Account

     On the Effective Date, after the initial funding of the Distribution Trust Expenses Account as described in “Distribution Trust Expenses Account” above and the initial funding of the Priority Claims Trust Account as described in “Priority Claims Trust Account” above, the Distribution Trustee will (a) from the Distribution Trust Assets, make any Intercompany Settlement Payments and (b) thereafter fund the Unsecured Claims Trust Account with the remainder of the Distribution Trust Assets, including the Retained Portion of the KFC Claim, all as provided in the Distribution Trust Agreement.

     Cash and other property in the Unsecured Claims Trust Account will be used by the Distribution Trustee only to (a) satisfy Allowed Unsecured Claims against the Estate of KAAC or the Estate of KFC in accordance with the terms of the Plan, (b) pay amounts to be deducted from the Public Note Distributable Consideration in accordance with the terms of the Plan, and (c) pay Taxes owing in respect of any amounts included in the Unsecured Claims Trust Account.

Disputed Claims Reserve

     It is currently contemplated that, on the Effective Date, in connection with the initial funding of the Priority Claims Trust Account as described above, the Distribution Trustee will designate, with the consent of the Creditors’ Committee and KACC, a specified portion of such initial funding as a Disputed Claims Reserve to be retained in such Trust Account to satisfy any Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Priority Claims and Disputed Secured Claims against the Estate of KAAC or the Estate of KFC in accordance with the Plan, if, as and when they are allowed or, to the extent such Disputed Claims are not allowed, to satisfy Claims that are allowed in accordance with the terms of the Plan. In connection with any subsequent transfer of Cash to the Priority Claims Trust Account as described above, the Distribution Trustee will designate amounts so transferred, to the extent they are not identified as Pending Payments, as Disputed Claims Reserves to be retained in such Trust Account to satisfy Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Priority Claims and Disputed Secured Claims against the Estate of KAAC or the Estate of KFC in accordance with the Plan, if, as and when they are allowed or, to the extent such Disputed Claims are not allowed, to satisfy Claims that are allowed in accordance with the terms of the Plan.

     Further, it is contemplated that on the Effective Date, in connection with the initial funding of the Unsecured Claims Trust Account as contemplated above, the Distribution Trustee will designate a specified portion of such initial funding as a Disputed Claims Reserve to be retained in such Trust Account to satisfy any Disputed Unsecured Claims against the Estate of KAAC of the Estate of KFC in accordance with the terms of the Plan, if, as and when they are allowed or, to the extent such Disputed Claims are not allowed, to satisfy Claims that are allowed in accordance with the terms of the Plan. In connection with any subsequent transfers of Cash to the Unsecured Claims Trust Account in accordance with the Distribution Trust Agreement, the Distribution Trustee will designate all amounts so transferred, to the extent not identified as Pending Payments, as Disputed Claims Reserves to be retained in such Trust Account to satisfy the Disputed Unsecured Claims against the Estate of KAAC or the Estate of KFC in accordance with the terms of the Plan, if, as and when they are allowed or, to the extent such Disputed Claims are not allowed, to satisfy Claims that are allowed in accordance with the terms of the Plan.

     Any Cash or other property that becomes available to the Distribution Trust following the Effective Date, including as a result of (a) the receipt of any non-Cash property in respect of the Retained Portion of the KFC Claim, (b) the receipt of any dividends or other distributions on account of securities held in the Unsecured Claims Trust Account, or (c) the receipt of any income or interest generated by the investment of Cash held in the Unsecured Claims Trust Account, will be deposited in the Unsecured Claims Trust Account.

Undeliverable Property Trust Account

     After the Effective Date, if any distribution to a holder of an Allowed Unsecured Claim is returned to the Distribution Trustee as undeliverable, the Distribution Trustee will deposit the undeliverable Cash or other property in the Undeliverable Property Trust Account. The Distribution Trustee will hold such funds and property, in a book-entry sub-account in the Undeliverable Property Trust Account, for the benefit of such holder. Until such holder notifies the Distribution Trustee in writing of its then-current address, as contemplated by the Distribution Trust Agreement, no attempt will be made to deliver subsequent distributions to such holder and any such distributions that such holder would otherwise be entitled to receive instead will be transferred from the Unsecured Claims Trust Account to the Undeliverable Property Trust Account and credited to such book-entry sub-account. Any dividends or other distributions on account of undeliverable securities held in such book-entry sub-account will also be held in such book-entry sub-account for the benefit of such holder until such holder notifies the Distribution Trustee in writing of its then-current address. All Cash (including dividends or other distributions on account of undeliverable securities) held in such book-entry sub-account for the benefit of such holder will be invested by the Distribution Trustee in a manner consistent with the investment and deposit guidelines set forth in the Distribution Trust Agreement. Any income or interest generated from such investment activities will be held in such book-entry sub-account for the benefit of such holder until such holder notifies the Distribution Trustee in writing of its then-current address as contemplated by the Distribution Trust Agreement. Subject to the provisions of the Distribution Trust Agreement relating to the forfeiture of certain undeliverable distributions, when such holder notifies the Distribution Trustee in writing of its then-current address as contemplated by the Distribution Trust Agreement, the Distribution Trustee will deliver to such holder all Cash and other property contained in such book-entry sub-account (net of provision for Taxes owing in respect of amounts included in such book-entry sub-account in accordance with the Distribution Trust Agreement). In the event such holder’s right to assert a claim for undeliverable distributions is forfeited as contemplated by the Distribution Trust Agreement, all Cash and other property contained in such book-entry sub-account will be transferred from the Undeliverable Property Trust Account to the Unsecured Claims Trust Account for redistribution to holders of Allowed Unsecured Claims entitled to distributions therefrom. See “Distributions Under the Plan - Undeliverable or Unclaimed Distributions.”

          Risks Associated with Funding of Trust Accounts

     A holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed Cash held in the Disputed Claim Reserve of the applicable Trust Account (net of Taxes on such Disputed Claim Reserves) for the satisfaction of such Allowed Claims and not to any other Trust Account or any assets previously distributed on account of any Allowed Claim.

     The funding of the Distribution Trust Expenses Account and the Priority Claims Trust Account will be based on the Debtors’ estimates of the amount of liabilities to be funded from these Trust Accounts. There is no assurance that these estimates will be accurate and, despite the Debtors’ best efforts, it is possible that the Cash in these Trust Accounts may be insufficient to satisfy the Distribution Trust Expenses and/or the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Secured Claims against the Debtors’ Estates. Although the Plan provides certain mechanisms to further fund any deficiencies in these Trust Accounts, it is possible that insufficient Cash may be available to fund any deficiency. Based on information currently available, the Debtors do not believe that these risks are material.

     Powers of the Distribution Trustee

          General Powers

     The Distribution Trustee will have only the rights, powers and privileges to act on behalf of the Distribution Trust expressly provided in the Plan and the Distribution Trust Agreement. The Distribution Trustee will be empowered to, among other things:

•	execute all agreements, instruments and other documents and effect all other actions necessary to implement the Plan;

•	establish, maintain and administer the Trust Accounts;

•	accept, preserve, receive, collect, manage, invest, supervise and protect the Distribution Trust Assets (directly or through one or more third-party Disbursing Agents), each in accordance with the Plan and the Distribution Trust Agreement;

•	liquidate, transfer or otherwise dispose of the Distribution Trust Assets or any part thereof or any interest therein upon such terms as the Distribution Trustee determines to be necessary, appropriate or desirable, pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan, and otherwise consistent with the terms of the Plan;

•	calculate and make distributions of the Distribution Trust Assets to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan;

•	comply with the Plan and exercise its rights and fulfill its obligations thereunder;

•	review, reconcile, settle or object to Claims and resolve any such objections as set forth in the Plan and the Distribution Trust Agreement;

•	investigate and, if appropriate, pursue any Recovery Actions or other available causes of action (including any actions previously initiated by the Debtors and pending as of the Effective Date) and raise any defenses in any adverse actions or counterclaims;

•	retain and compensate, without further order of the Bankruptcy Court, the services of professionals or other persons or entities to represent, advise and assist the Distribution Trustee in the fulfillment of its responsibilities in connection with the Plan and the Distribution Trust Agreement;

•	take such steps as are necessary, appropriate or desirable to coordinate with representatives of the estates of the Other Kaiser Debtors;

•	take such actions as are necessary, appropriate or desirable to close the Chapter 11 Cases;

•	file appropriate Tax returns on behalf of the Distribution Trust and Debtors and pay Taxes or other obligations owed by the Distribution Trust;

•	exercise the rights and fulfill the obligations of KAAC under the QAL Purchase Agreement, including with respect to any claim for indemnification;

•	pay all Distribution Trust Expenses using the Distribution Trust Expenses Account;

•	execute, deliver and perform such other agreements and documents or exercise such other powers and duties as the Distribution Trustee determines, in its reasonable discretion, to be necessary, appropriate or desirable to accomplish and implement the purposes and provisions of the Distribution Trust as set forth in the Plan and the Distribution Trust Agreement;

•	take such actions as are necessary, appropriate or desirable to terminate the existence of the Debtors under the laws of Australia or any political subdivision thereof;

•	take such actions as are necessary, appropriate or desirable with respect to the Retained Portion of the KFC Claim ; and

•	terminate the Distribution Trust in accordance with the terms of the Plan and Distribution Trust Agreement.

     Except as otherwise provided in the Plan or the Distribution Trust Agreement, the Distribution Trustee will not be required to obtain the order or approval of the Bankruptcy Court or any other court of competent jurisdiction in, or account to the Bankruptcy Court or any other court of competent jurisdiction for, the exercise of any right, power or privilege conferred under the Distribution Trust Agreement.

          Right to Object to Claims

     Except as otherwise provided in the Plan or the Distribution Trust Agreement, after the Effective Date only the Distribution Trustee, on behalf of the Distribution Trust, with the prior consent of the Steering Committee, acting through a majority thereof, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Distribution Trustee, with the prior consent of the

Steering Committee, acting through a majority thereof, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court in accordance with the Distribution Trust Agreement.

          Right to Pursue Causes of Action

     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Distribution Trustee will retain and may enforce any claims, demands, rights and causes of action that either Debtor or Estate may hold against any entity, including the Recovery Actions, to the extent not expressly released under the Plan. In particular, the Distribution Trustee will retain the right to pursue any adversary proceedings available to the Debtors in connection with the QAL Purchase Agreement or the Intercompany Claims Settlement.

          Right to Vote the Retained Portion of the KFC Claim

     Except as otherwise provided in the Plan or the Distribution Trust Agreement, after the Effective Date only the Distribution Trustee, on behalf of the Distribution Trust as holder of the Retained Portion of the KFC Claim, with the prior consent of the Steering Committee, acting through a majority thereof, will have the authority to accept or reject a plan of reorganization for KACC.

     Limitation on Liability and Indemnification of Distribution Trustee

     In exercising its rights under the Distribution Trust Agreement, the Distribution Trustee will be obligated to use the same degree of care and skill as an individual of ordinary prudence, discretion and judgment would exercise or use in such individual’s own affairs. The Distribution Trustee, however, will incur no liability for any action taken or omitted to be taken in connection with the Plan or the Distribution Trust Agreement except liability that would otherwise result from (a) a failure to perform or pay any obligation or liability thereunder or (b) an act or omission that is determined in a Final Order to have constituted bad faith, fraud, willful misconduct, gross negligence or a breach of its fiduciary duties.

     The Distribution Trustee and the members of the Steering Committee will be indemnified by the Distribution Trust from the Distribution Trust Expenses Trust Account for any losses, claims, damages, liabilities or expenses, including reasonable attorneys’ fees, disbursements and related expenses, that the Distribution Trustee may incur or to which the Distribution Trustee may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against the Distribution Trustee on account of the acts or omissions of the Distribution Trustee in its capacity as such, provided that the Distribution Trust will not be liable to indemnify the Distribution Trustee for any act or omission constituting bad faith, fraud, willful misconduct, gross negligence or a breach of its fiduciary duties. The Distribution Trustee will be entitled to obtain advances from the Distribution Trust Expenses Account to cover expenses of defending itself in any action brought against it as a result of actions or omissions, actual or alleged, of the Distribution Trustee in its capacity as such, so long as the Distribution Trustee provides an undertaking to repay the amounts so advanced to the Distribution Expenses Trust Account upon the entry of a Final Order finding that the Distribution Trustee was not entitled to indemnity.

     Removal and Resignation of the Distribution Trustee; Filling of Vacancy

     The Distribution Trustee may be removed at any time by Final Order of the Bankruptcy Court. Such removal will be effective as specified in such Final Order.

     The Distribution Trustee may resign at any time by giving the Bankruptcy Court at least 30 days’ written notice of its intention to do so. Such resignation will be effective on the latest of: (a) the date specified in the notice; (b) the date that is 30 days after the notice is delivered; (c) the date the Distribution Trustee delivers a full and complete accounting of assets received, disbursed and held to the Bankruptcy Court; and (d) the date the successor Distribution Trustee accepts its appointment as such.

     The Indenture Trustees and the PBGC together will identify a successor Distribution Trustee to fill any vacancy and request the Bankruptcy Court’s approval of the identity and terms of engagement of such successor Distribution Trustee. The Distribution Trust Agreement will provide for a dispute resolution mechanism in the event that the Indenture Trustees and the PBGC cannot agree on a successor Distribution Trustee.

     Compensation of the Distribution Trustee

     The Distribution Trustee will receive fair and reasonable compensation for its services, with such compensation to be paid from the Distribution Trust Expenses Account. In addition, reasonable costs, expenses and obligations incurred by the Distribution Trustee in administering the Distribution Trust, in carrying out its other responsibilities under the Distribution Trust Agreement, or in any manner connected, incidental or related thereto will be paid, at the direction of the Distribution Trustee, from the Distribution Trust Expenses Account.

     Books and Records; Reports and Tax Filings

          Books and Records

     The Distribution Trustee will maintain books and records containing a description of all property from time to time constituting the Distribution Trust Assets (which assets will be valued consistently for all federal income Tax purposes) and an accounting of all receipts and disbursements. Such books and records will be open to inspection by any Beneficiary or the Bankruptcy Court at any reasonable time during normal business hours. The fiscal year of the Distribution Trust will be the calendar year.

          Reports to be Filed with the Bankruptcy Court

     Within 45 days after the end of each of the first three calendar quarters of the calendar year, the Distribution Trustee will File an unaudited report with the Bankruptcy Court reflecting: (a) all Distribution Trust Assets received by the Distribution Trust during such calendar quarter; (b) all Distribution Trust Assets held by the Distribution Trust at the end of such quarter; and (c) all Distribution Trust Assets disbursed during such calendar quarter, in each case itemized for the individual Trust Accounts (a “Quarterly Receipts/Disbursements Report”).

     Within 90 days after the end of each calendar year, the Distribution Trustee will File an unaudited report with the Bankruptcy Court reflecting: (a) all Distribution Trust Assets received by the Distribution Trust during such calendar year; (b) all Distribution Trust Assets held by the Distribution Trust at the end of such calendar year; and (c) all Distribution Trust Assets disbursed during such calendar year, in each case itemized for the individual Trust Accounts (an “Annual Receipts/Disbursements Report”).

     In the event of developments affecting the Distribution Trust in any material respect (as determined by the Distribution Trustee in its reasonable discretion), the Distribution Trustee will File promptly with the Bankruptcy Court a report describing such development in reasonable detail (a “Current Report”).

     The Distribution Trustee will furnish or otherwise make available to any then-current Beneficiary, upon written request, a copy of: (a) the most recent Annual Receipts/Disbursements Report; (b) any Quarterly Receipts/Disbursements Report for any period subsequent to the period covered by the most recent Annual Receipts/Disbursements Report (or, if no Annual Receipts/Disbursements Report has yet been Filed, for any period subsequent to the Effective Date); or (c) any Current Report Filed subsequent to the period covered by the most recent Annual Receipts/Disbursements Report (or, if no Annual Receipts/Disbursements Report has yet been Filed, subsequent to the Effective Date).

          Tax Returns and Payments

     The Distribution Trustee will be responsible for filing all foreign, U.S. federal, state and local Tax returns for the Distribution Trust and Debtors and for the timely preparation and distribution to the Beneficiaries of any necessary foreign, U.S. federal, state or local information returns. Notwithstanding any other provision of the

Distribution Trust Agreement, the Distribution Trustee will not be obligated to deliver any such information returns to holders of Disputed Claims in their capacity as such.

     The Distribution Trustee will timely file Tax returns for the Trust Accounts as a grantor trust and/or a liquidating trust under Treasury Regulations section 1.671-1(a) and/or Treasury Regulations section 301.7701-4(d) and related regulations with respect to Pending Payments. Pursuant to such provisions, for federal income Tax purposes the Distribution Trustee will allocate to Beneficiaries entitled to receive Pending Payments their pro rata shares of any income or loss of the Trust Accounts, and such Beneficiaries will be subject to Tax on the Trust Accounts’ taxable income on a current basis.

     With respect to the Trust Accounts (excluding amounts constituting Pending Payments), the Distribution Trustee will timely (a) file such income Tax and other returns and statements as are required to comply with (i) the applicable provisions of the IRC and the Treasury Regulations promulgated thereunder, including the requirements set forth in Proposed Treasury Regulations section 1.468B-9(c)(1) and (ii) any applicable state and local law and the regulations promulgated thereunder and (b) pay from the applicable Trust Account any Taxes reported as owing on such returns and statements.

     Term of the Distribution Trust

     The Distribution Trust will terminate upon:

•	the payment of all costs, expenses and obligations incurred in connection with administering the Distribution Trust;

•	the distribution of all remaining Distribution Trust Assets and/or proceeds therefrom in accordance with the provisions of the Plan, the Confirmation Order and the Distribution Trust Agreement;

•	the closure of the Chapter 11 Cases; and

•	the completion of any necessary or appropriate reports, Tax returns or other documentation.

     If the Distribution Trust has not been previously terminated as described above, on the second anniversary of the Effective Date, unless otherwise extended by the Bankruptcy Court due to the Distribution Trust’s necessity to complete its claims resolution and liquidating purpose, and provided such extension does not adversely affect the status of the Distribution Trust for federal income Tax or federal securities law purposes, the Distribution Trustee will distribute all of the Distribution Trust Assets to the Beneficiaries in accordance with the Plan and the Distribution Trust Agreement.

DISTRIBUTIONS UNDER THE PLAN

Method of Distributions to Holders of Allowed Claims

     The Distribution Trustee will make all distributions of Cash and other property required under the Plan. The Distribution Trustee will serve without bond and may employ or contract with other entities to assist in, or make the distributions required by, the Plan and the Distribution Trust Agreement. Unless the context otherwise requires, all references to the Distribution Trustee contained in this section will be deemed to be references to the Distribution Trustee in its capacity as Disbursing Agent and, in the event the Distribution Trustee employs or contracts with one or more other entities to assist in, or make the distributions required by, the Plan and the Distribution Trust Agreement as contemplated by the immediately preceding sentence, to any such third-party Disbursing Agent in its capacity as such. Notwithstanding the foregoing, the Distribution Trustee will act as the Disbursing Agent for the Distribution Expenses Trust Account.

Delivery of Distributions

     Generally

     Except as otherwise provided in the Plan, distributions in respect of Allowed Claims will be made to holders of such Claims as of the Distribution Record Date at the addresses set forth in the applicable Claims Report. Prior to making any distribution to a Beneficiary, the Distribution Trustee may request written notification of the Beneficiary’s federal taxpayer identification number or social security number if the Distribution Trustee determines, in its reasonable discretion, that such information (a) is necessary to fulfill its Tax reporting and withholding obligations and (b) has not been provided in the applicable Claims Report or otherwise. The Distribution Trustee, in its reasonable discretion, may suspend distributions to any Beneficiary that has not provided its federal taxpayer identification number or social security number, as the case may be, after a request is made as described in this paragraph.

     Special Provisions for Distributions to Holders of Public Note Claims

     All distributions to holders of Allowed Public Note Claims will be made by the Distributing Trustee to the applicable Indenture Trustee for subsequent distribution to holders of the Allowed Public Note Claims as of the Distribution Record Date.

Undeliverable or Unclaimed Distributions

     If any distribution to a holder of an Allowed Unsecured Claim is returned to the Distribution Trustee as undeliverable, then unless and until the Distribution Trustee is notified in writing of such holder’s then-current address: (a) subject to the provisions described in the immediately following paragraph, such undeliverable distributions will remain in the possession of the Distribution Trustee as provided in the Plan and no further attempt will be made to deliver such distribution; and (b) no attempt will be made to deliver subsequent distributions to such holder and any such distributions that such holder would otherwise be entitled to receive instead will be transferred from the Unsecured Claims Trust Account to the Undeliverable Property Trust Account where it will be held in a book-entry sub-account for the benefit of such holder. See “General Information Concerning the Plan — Distribution Trust — Distribution Trust Accounts — Undeliverable Cash Trust Accounts.”

     Any holder of an Allowed Unsecured Claim that does not assert a claim for an undeliverable distribution by delivering to the Distribution Trustee a written notice setting forth such holder’s then-current address within 180 days after the later of (a) the Effective Date and (b) the last date on which a distribution was deliverable to the holder will have its claim for undeliverable distributions discharged and will be forever barred from asserting such claim or any claim for subsequent distributions against the Debtors, the Distribution Trustee or the property of any of them, including the Trust Accounts, whereupon all Cash and other property contained in the book-entry sub-account in the Undeliverable Property Trust Account created for the benefit of such holder will be transferred to the Unsecured Claims Trust Account for redistribution to holders of Allowed Unsecured Claims entitled to distributions therefrom. For purposes of any such redistribution, each Allowed Claim in respect of which a claim for undeliverable distributions has been discharged will be deemed disallowed in its entirety.

     Nothing contained in the Plan will require the Debtors or the Distribution Trustee to attempt to locate any holder of an Allowed Claim.

Means of Cash Payments

     Except as otherwise provided in the Plan or the Distribution Trust Agreement, Cash payments made pursuant to the Plan will be in United States currency by checks drawn on the applicable Trust Accounts or, at the option of the Distribution Trustee, by wire transfer from a domestic bank; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the Distribution Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. If a check included in a distribution to a holder of an Allowed Unsecured Claim is not cashed within 180 days of the issuance thereof, the Distribution

Trustee will void such check and such distribution will be treated as undeliverable as described in “Undeliverable or Unclaimed Distributions” above.

Timing and Calculation of Amounts to Be Distributed

     Allowed Claims Other Than Unsecured Claims

     On or as promptly as practicable after the Effective Date, the Distribution Trustee will make distributions to holders of Secured Claims, Administrative Claims, Priority Claims and Priority Tax Claims allowed as of the Effective Date. On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will make distributions to holders of Disputed Secured Claims, Disputed Administrative Claims, Disputed Priority Claims and Disputed Priority Tax Claims that have become Allowed Claims during the immediately preceding calendar quarter. The Quarterly Distribution Date will be on the last Business Day of the month following the end of each calendar quarter after the Effective Date, except that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls. Notwithstanding the foregoing, if the Distribution Trustee determines, in its reasonable discretion, that the amount of any quarterly distribution is too small to justify the administrative costs associated with such distribution, the Distribution Trustee may postpone such quarterly distribution until the next Quarterly Distribution Date. The Distribution Trustee will have no obligation to notify Beneficiaries if it determines, in its reasonable discretion, that any quarterly distribution will be postponed.

     Allowed Unsecured Claims in Subclass 3A; Certain Payments From the Public Note Distributable Consideration

          Plan Accepted by Subclass 3A and Subclass 3B

     If both Subclass 3A and Subclass 3B vote to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, on or as promptly as practicable after the Effective Date, the Distribution Trustee will: (a) make distributions to holders of Allowed Claims in Subclass 3A in accordance with Section 2.4(c)(i)(A) of the Plan; provided that the amount of such distributions will be calculated as if each Disputed Unsecured Claim in Subclass 3D were an Allowed Unsecured Claim in its Face Amount as of the Effective Date; and (b) make the payments to be deducted from the Public Note Distributable Consideration as contemplated by clauses (I) and (II) of the first sentence of Section 2.4(c)(i)(A) of the Plan.

     If both Subclass 3A and Subclass 3B vote to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, on or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will distribute to each holder of an Allowed Claim in Subclass 3A a distribution from the Unsecured Claims Trust Account (net of provision for Taxes) in an amount equal to: (a) the amount of Cash and other property that such holder would have been entitled to receive pursuant to the Plan if such Claim and each other Unsecured Claim allowed prior to such Quarterly Distribution Date had been an Allowed Unsecured Claim as of the Effective Date (with such amount to be calculated in the manner described in the immediately preceding paragraph) minus (b) the aggregate amount of Cash and other property previously distributed on account of such Claim. Notwithstanding the foregoing, if the Distribution Trustee determines, in its reasonable discretion, that the amount of any quarterly distribution is too small to justify the administrative costs associated with such distribution, the Distribution Trustee may postpone such quarterly distribution until the next Quarterly Distribution Date. The Distribution Trustee will have no obligation to notify Beneficiaries if it determines, in its reasonable discretion, that any quarterly distribution will be postponed. In the event of the disallowance of a Disputed Unsecured Claim in Subclass 3D, any amounts held in respect thereof will be released from the Disputed Claims Reserve for distribution as described in this paragraph and “- Allowed Unsecured Claims in Subclass 3C and Subclass 3D.”

          Plan Rejected by Subclass 3A or Subclass 3B

     If either Subclass 3A or Subclass 3B fails to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the amount of the Public Note Distributable Consideration to which the Bankruptcy Court determines the holders of Allowed Claims in Subclass 3A are entitled in respect of such Claims will be distributed as provided in an order of the Bankruptcy Court and the Distribution Trustee will, contemporaneously or as promptly as practicable thereafter, make the payments (or reservations for payment) by which such distributions are to be reduced in accordance with Section 2.4(a)(i)(B) of the Plan.

     Allowed Unsecured Claims in Subclass 3B

          Plan Accepted by Subclass 3A and Subclass 3B

     If both Subclass 3A and Subclass 3B vote to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, on or as promptly as practicable after the Effective Date, the Distribution Trustee will make the payment to the Senior Subordinated Note Indenture Trustee as contemplated by clause (III) of the first sentence of Section 2.4(c)(i)(A) of the Plan and Section 2.4(c)(ii)(A) of the Plan for subsequent distribution by the Senior Subordinated Note Indenture Trustee to the holders of Allowed Claims in Subclass 3B.

          Plan Rejected by Subclass 3A or Subclass 3B

     If either Subclass 3A or Subclass 3B fails to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the amount of the Public Note Distributable Consideration, if any, to which the Bankruptcy Court determines the holders of Allowed Claims in Subclass 3B are entitled in respect of such Claims will be distributed as provided in an order of the Bankruptcy Court. As contemplated by Section 2.4(c)(ii)(B) of the Plan, any such distributions ultimately made to a holder of an Allowed Claim in Subclass 3B may be reduced by such holder’s proportional share of any and all fees and expenses payable to the Senior Subordinated Note Indenture Trustee pursuant to the Senior Subordinated Note Indenture, which will, subject to such Trustee’s right to seek payment by the Debtors of such fees and expenses pursuant to section 503(b)(5) of the Bankruptcy Code, be payable solely from such distributions.

     Allowed Unsecured Claims in Subclass 3C and Subclass 3D

     On or as promptly as practicable after the Effective Date, the Distribution Trustee will make distributions to holders of Unsecured Claims in Subclass 3C and Subclass 3D allowed as of the Effective Date; provided that the amount of such distributions will be calculated as if each Disputed Unsecured Claim in Subclass 3D were an Allowed Unsecured Claim in its Face Amount as of the Effective Date; provided further, however, that no distribution will be made on account of any Disputed Unsecured Claim in Subclass 3D unless and until it becomes an Allowed Unsecured Claim and amounts withheld for Disputed Unsecured Claims in Subclass 3D will remain in the Unsecured Claims Trust Account as part of the Disputed Claims Reserve.

     On or as promptly as practicable after each Quarterly Distribution Date, the Distribution Trustee will distribute to each holder of an Unsecured Claim in Subclass 3C or Subclass 3D allowed prior to such Quarterly Distribution Date a distribution from the Unsecured Claims Trust Account (net of provision for Taxes) in an amount equal to: (a) the amount of Cash and other property that such holder would have been entitled to receive pursuant to the Plan if such Claim and each other Unsecured Claim allowed prior to such Quarterly Distribution Date had been an Allowed Unsecured Claim as of the Effective Date (with such amount to be calculated in the manner described in the immediately preceding paragraph) minus (b) the aggregate amount of Cash and other property previously distributed on account of such Claim. Notwithstanding the foregoing, if the Distribution Trustee determines, in its reasonable discretion, that the amount of any quarterly distribution is too small to justify the administrative costs associated with such distribution, the Distribution Trustee may postpone such quarterly distribution until the next Quarterly Distribution Date. The Distribution Trustee will have no obligation to notify Beneficiaries if it determines, in its reasonable discretion, that any quarterly distribution will be postponed. In the event of the disallowance of a Disputed Unsecured Claim in Subclass 3D, any amounts held in respect thereof will be released from the Disputed Claims Reserve for distribution as described in this paragraph and “- Allowed Unsecured Claims in Subclass 3C and Subclass 3D — Plan Accepted by Subclass 3A and Subclass 3B.”

     7-3/4% SWD Revenue Bonds.

          Plan Accepted by Subclass 3A

     If Subclass 3A votes to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code and, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Allowed Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, on or as promptly as practicable on the Effective Date the Distribution Trustee will make the payment, if any, to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of holders of 7-3/4% SWD Revenue Bonds pursuant to Section 2.5(a) of the Plan and pay any amounts payable pursuant to Section 2.6(b) of the Plan.

          Plan Rejected by Subclass 3A

     If Subclass 3A fails to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the amount of the Public Note Distributable Consideration, if any, to which the Bankruptcy Court determines the holders of 7-3/4% SWD Revenue Bonds are entitled will be distributed as provided in an order of the Bankruptcy Court.

     No De Minimis Distributions

     The Distribution Trustee will not be required to distribute Cash to the holder of an Allowed Unsecured Claim if the total aggregate amount of Cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Unsecured Claim on account of which the total aggregate amount of Cash to be distributed is less than $25 will have its Claim for such distribution deemed satisfied, waived and released and will be forever barred from asserting any such Claim against the Debtors, the Distribution Trustee or the property of any of them, including the Trust Accounts. Any Cash not distributed with respect to Allowed Unsecured Claims as a result of the provisions described in this paragraph, including dividends or other distributions made on account of securities in the unsecured Claims Account, will be retained in the Unsecured Claims Trust Account for redistribution to other holders of Allowed Unsecured Claims entitled to distributions from the Unsecured Claims Trust Account.

     Compliance with Tax Requirements

     To the extent applicable, the Distribution Trustee will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Distribution Trustee will be authorized to take any actions that it determines, in its reasonable discretion, to be necessary, appropriate or desirable to comply with such withholding and reporting requirements, including but not limited to requiring recipients to fund the payment of such withholding as a condition to delivery or entering into arrangements for the sale (subject to any applicable restrictions or transfer) of non-Cash property otherwise to be distributed to a recipient subject to a withholding requirement in order to generate net proceeds (together with any Cash included in such distribution) sufficient to fund the payment of any such withholding. Notwithstanding any other provision of the Plan or the Distribution Trust Agreement, each entity receiving a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

     Setoffs

     Except with respect to claims of a Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Distribution Trustee may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim will constitute a waiver or release by the applicable Debtor of any claims, rights and causes of action that the Debtor or Debtors may possess against such a Claim holder, which are preserved under the Plan.

Compensation and Reimbursement for Services Related to Distributions

     If the Distribution Trustee employs or contracts with a third-party Disbursing Agent, such Disbursing Agent will receive, without the need for further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Distribution Trustee and will be paid to such Disbursing Agent from funds in the Distribution Trust Expenses Account. To assist in making distributions under the Plan, notwithstanding any other provision of the Distribution Trust Agreement, the applicable Trust Accounts (other than the Distribution Trust Expenses Account) may be held in the name of one or more such Disbursing Agents. Any such Disbursing Agent will invest the Cash in the Trust Accounts as directed by the Distribution Trustee, who will direct such Disbursing Agent to invest such Cash only in Permitted Investments; provided, however, that should the Distribution Trustee determine, in its reasonable discretion, that the administrative costs associated with such investment will exceed the return on such investment, it may direct such Disbursing Agent to not invest such Cash.

Payments Limited to Trust Accounts

     All payments or other distributions to be made by the Distribution Trustee in accordance with the Plan or the Distribution Trust Agreement will be made only from the Trust Accounts.

Insufficient Assets

     Provided that the Distribution Trustee has not acted in bad faith, engaged in fraud, willful misconduct or gross negligence, or breached its fiduciary duties, if the Distribution Trust Assets at any point prove insufficient to pay all Beneficiaries of the Priority Claims Trust Account in full or all Beneficiaries of the Unsecured Claims Trust Account in accordance with the terms of the Plan, the Distribution Trustee will have no obligation to seek disgorgement from any Beneficiary, but may seek the guidance of the Bankruptcy Court or another court of competent jurisdiction.

Distributions of Securities.

     Pending the distribution of any voting securities, the Distribution Trustee will cause all such securities held in the Trust Accounts to be (a) represented in person or by proxy at each meeting at which the holder of such securities is entitled to vote, (b) voted in any election of directors for the nominees recommended by the board of directors of the issuer of such securities, and (c) voted with respect to any other matter as recommended by the board of directors of the issuer of such securities.

     Any distribution of securities will include, to the extent applicable: (a) any dividends or other distributions that were previously paid to the Distribution Trust in respect of the securities included in such distribution; and (b) any income or interest generated by the investment of such dividends or other distributions (net of provision for Taxes owing in respect of such amounts in accordance with Section 10.2(c)) of the Plan.

     Notwithstanding any provision of the Plan, only whole numbers of securities will be distributed. When any distribution on account of an Allowed Unsecured Claim would otherwise result in the distribution of a number of securities that is not a whole number, the number of securities to be so distributed will be rounded to a whole number on an equitable basis to be determined by the Distribution Trustee in order to ensure that all such securities are distributed and are so distributed only in whole numbers.

Disputed Claims

     Prosecution of Objections to Claims

     All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Chapter 11 Cases. If an objection has not been Filed to a proof of Claim, a scheduled Claim or a request for payment of Administrative Claim by the applicable Claims Objection Bar Date, the Claim to which the proof of Claim, scheduled Claim or request for payment of Administrative Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

     Treatment of Disputed Claims

     Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Claims, a Disputed Claims Reserve will be established on the Effective Date in each Trust Account, which, in the case of Unsecured Claims in Subclass 3D, will include an amount equal to the Pro Rata Share of the distribution to which all of the Disputed Claims in Subclass 3D would be entitled to if each such Disputed Claim was allowed in its Face Amount on the Effective Date.

     Each holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed Cash held in the applicable Trust Account for the satisfaction of such Allowed Claim and not to any other Trust Account or any assets previously distributed on account of any Allowed Claim.

     The Distribution Trustee will include in the Tax returns of the Trust Accounts all items of income, deduction and credit of the Trust Accounts, except to the extent such items are included in the income of the Beneficiaries of the Trust Accounts as grantors of grantor trusts. The Distribution Trustee will pay, or cause to be paid, out of the funds held in applicable Trust Accounts, any Tax imposed on the Trust Accounts by any governmental unit with respect to income generated by the funds held in the Trust Accounts. The Distribution Trustee also will file or cause to be filed any Tax or information return related to the applicable Trust Account that is required by any governmental unit.

VOTING AND CONFIRMATION OF THE PLAN

General

     To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that:

•	the Plan has classified Claims and Interests in a permissible manner;

•	the Plan complies with the applicable provisions of the Bankruptcy Code;

•	the Debtors comply with the applicable provisions of the Bankruptcy Code;

•	the Debtors, as proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, have proposed the Plan in good faith and not by any means forbidden by law;

•	the disclosure required by section 1125 of the Bankruptcy Code has been made;

•	the Plan has been accepted by the requisite votes of creditors and equity interest holders, except to the extent that “cramdown” is available under section 1129(b) of the Bankruptcy Code;

•	the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class (that is, that such creditors will receive at least as much pursuant to the Plan as they would receive or retain in a chapter 7 liquidation);

•	the Plan is feasible (that is, there is a reasonable prospect that the Debtors will be able to perform their obligations under the Plan); and

•	all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid, or the Plan provides for the payment of such fees on the Effective Date.

Voting Procedures and Requirements

     Pursuant to the Bankruptcy Code, only classes of claims against, or equity interests in, a debtor that are “impaired” under the terms of that debtor’s plan are entitled to vote to accept or reject the Plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or equity interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of claims that are not impaired are not entitled to vote on a plan and are conclusively presumed to have accepted that plan. Classes of claims or equity interests that receive no distributions under a plan are not entitled to vote on that plan and are deemed to have rejected that plan unless such class otherwise indicates acceptance. Only Class 3 is entitled to vote on the Plan and each Subclass of Class 3 constitutes a separate class for that purpose. For a summary of the classification of Claims and Interests pursuant to the Plan, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired under the terms of the Plan, see “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

     Although the 7-3/4% SWD Revenue Bond Indenture Trustee may receive a payment for the benefit of the holders of the 7-3/4% SWD Revenue Bonds in accordance with the Plan, holders of 7-3/4% SWD Revenue Bonds do not have Claims against the Debtors and, accordingly, are not entitled to vote on the Plan, although creditors or claimants affected by such settlement may file an objection to it with the Bankruptcy Court on or prior to April 5, 2005. See “Operations During the Chapter 11 Cases — 7-3/4% SWD Revenue Bond Dispute” for more information regarding the 7-3/4% SWD Revenue Bonds and the proposed settlement.

     Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

     VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD MULTIPLE UNSECURED CLAIMS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

     PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT OR BALLOTS PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

     TO BE COUNTED, YOUR BALLOT OR BALLOTS MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON APRIL 5, 2005 (OR SUCH OTHER TIME AND DATE IDENTIFIED ON YOUR BALLOT OR BALLOTS) AT THE ADDRESS SET FORTH ON THE PREADDRESSED ENVELOPE PROVIDED TO YOU. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

     A HOLDER OF A 9-7/8% SENIOR NOTE, A 10-7/8% SENIOR NOTE OR A SENIOR SUBORDINATED NOTE HELD IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK,

TRUST COMPANY OR OTHER NOMINEE MUST COMPLETE AND DELIVER TO SUCH NOMINEE THE BALLOT OR BALLOTS PROVIDED TO SUCH HOLDER IN ORDER TO VOTE ON THE PLAN. SUCH HOLDERS ARE URGED TO DELIVER SUCH BALLOT OR BALLOTS TO THEIR RESPECTIVE NOMINEE HOLDERS NO LATER THAN THE DATE IDENTIFIED ON SUCH BALLOT OR BALLOTS IN ORDER TO ENSURE THAT THEIR VOTE WILL BE COUNTED.

     Votes cannot be transmitted orally. Accordingly, you are urged to return your signed and completed Ballot promptly.

     IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, PLEASE CALL THE DEBTORS’ VOTING AGENT, LOGAN & COMPANY, AT (973) 509-3190.

Confirmation Hearing

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the requirements of section 1129 of the Bankruptcy Code relating to the confirmation of the Plan. The Confirmation Hearing has been scheduled for April 13, 2005 at 9:00 a.m. before the Honorable Judith K. Fitzgerald, Chief United States Bankruptcy Judge for the Western District of Pennsylvania and visiting United States Bankruptcy Judge for the District of Delaware, in the Judge’s usual courtroom at the U.S. Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be continued or adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the continued or adjourned date made at the Confirmation Hearing. Any objection to confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing, in the manner and by the deadline described in such notice.

Confirmation

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are satisfied. Among the requirements for confirmation of a plan with respect to a debtor are that the plan:

•	is accepted by the requisite holders of claims and equity interests in each impaired class of such debtor or, if not so accepted, has been accepted by the requisite holders of at least one impaired class and is “fair and equitable” and “does not discriminate unfairly” as to each nonaccepting class;

•	is either accepted by, or is in the “best interests” of, each holder of a claim or equity interest in each impaired class of such debtor;

•	is feasible; and

•	complies with the other applicable provisions of the Bankruptcy Code.

     Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to a particular Estate, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to the other Estate; or (b) the Debtors’ ability to modify the Plan, as it applies to such Estate, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

     Acceptance or Cramdown

     A plan is accepted by an impaired class of claims if holders of at least two — thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. Section 1129(b) of the Bankruptcy

Code contains so-called “cramdown” provisions pursuant to which a plan may be confirmed even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it and the Bankruptcy Court finds that it is “fair and equitable” and “does not discriminate unfairly” as to each nonaccepting class. The “fair and equitable” standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting class of unsecured claims receives full compensation for the aggregate allowed amount of such claims, no holder of an allowed claim in any class junior to such class may receive or retain any property on account of such claim. The “fair and equitable” standard has also been interpreted to prohibit any class of claims senior to a dissenting class from receiving under a plan more than 100% of the aggregate allowed amount of such claims. The requirement that a plan not “discriminate unfairly” means, among other things, that a dissenting class of claims must be treated substantially equally with respect to other classes of claims of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. The Debtors believe that the Plan is “fair and equitable” and “does not discriminate unfairly” as to each impaired Class entitled to vote upon the Plan. The Debtors may seek confirmation of the Plan under the “cramdown” provisions with respect to any impaired Class that does not accept the Plan (and have reserved the right to modify the Plan to the extent that confirmation of the Plan under such provisions requires modification).

     Best Interests Test

          Generally

     Notwithstanding acceptance of a plan by each impaired class (or satisfaction of the “cramdown” provisions of the Bankruptcy Code in lieu thereof), for a plan to be confirmed, the Bankruptcy Court must determine that the plan is in the best interest of each holder of a claim who is in an impaired class and has not voted to accept the plan. Accordingly, if an impaired class does not unanimously accept a plan, the best interests test requires the Bankruptcy Court to find that the plan provides to each member of such impaired class a recovery on account of the class member’s claim that has a value, as of the date such plan is consummated, at least equal to the value of the distribution that such class member would receive if the debtors proposing such plan were liquidated under chapter 7 of the Bankruptcy Code on such date. The Debtors have considered the effect that the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code would have and have concluded that Plan provides for the liquidation of the Debtors in a manner significantly more efficient than would occur in the event the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code. KFC has no material assets other than a claim against KACC which will be subject to treatment under KACC’s plan of reorganization and, upon consummation of the sale of the QAL Interests, KAAC’s Estate will have been substantially liquidated and converted to Cash proceeds, subject only to receipt of any Recovery Action Proceeds. The Debtors are not aware of the existence of any claim against a third party that would constitute a Recovery Action. Further, the Debtors have been informed that the Creditors’ Committee conducted an analysis of potential preference actions and determined that there were no viable preference actions concerning payments made by the Debtors. The Debtors believe that conversion to chapter 7 of the Bankruptcy Code would result in: (a) additional costs relating to the appointment of a chapter 7 trustee; (b) likely delays in distributions to creditors entitled to receive a distribution under the Plan; and (c) diminished recoveries for Class 3. The Debtors therefore believe that the Plan satisfies the best interests test for each class of impaired Claims.

          Liquidation Analysis

     Because the liquidation value of each Debtor is limited to the amount of Cash or other property held or to be held in each Debtor’s Trust Accounts, the Debtors’ liquidation analysis focused on the additional costs and the diminution in value to the Debtors’ Estates that would occur if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code. That is, in the event of a conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, the liquidation value available to holders of Unsecured Claims and Interests would be reduced by: (a) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 cases; (b) unpaid Administrative Claims of the Chapter 11 Cases; and (c) Priority Claims and Priority Tax Claims.

     The Debtors’ costs of liquidation in chapter 7 cases would include, among other things, the compensation of a trustee or trustees, as well as counsel and other professionals retained by such trustees. The trustees and any newly retained professionals would have to expend considerable time and effort to review and understand the issues raised by the liquidation of the Debtors, thereby duplicating the efforts of the Debtors and their professionals and resulting in the incurrence of fees and expenses anticipated to exceed materially the fees and expenses that would be incurred by the Distribution Trustee and its professionals under the Plan. The trustee’s fees in any chapter 7 case, which could be as much as 3% of the assets in the Debtors’ Estates under section 326 of the Bankruptcy Code (or approximately $12.0 million in the aggregate), also are anticipated to exceed the fees to be paid to the Distribution Trustee. Moreover, since any newly retained professionals would lack the institutional knowledge of the facts and circumstances underlying Claims and Recovery Actions, it is likely that Disputed Claims would be settled at higher amounts and Recovery Actions at lower amounts, thereby resulting in lower recoveries to holders of Unsecured Claims. Finally, due to the lack of familiarity with the Debtors of any trustees appointed in the chapter 7 cases, distributions in the chapter 7 cases likely would be made substantially later than the Effective Date assumed in connection with the Plan and this delay would reduce the present value of distributions to creditors, including holders of Unsecured Claims. In light of the foregoing, the Debtors believe that creditors will receive greater and more expeditious distributions under the Plan than they would receive through a chapter 7 liquidation. The Plan is, therefore, in the best interests of each Claim holder.

     Feasibility

     Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtors proposing such plan or any successor to such debtors (unless such liquidation or reorganization is proposed in the plan). The Plan provides for the liquidation of the Debtors and the distribution of Cash to holders of Allowed Claims in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The ability of the Debtors to make the distributions described in the Plan is based solely on the amount of Cash held, or to be held, in the Trust Accounts, and does not depend on future earnings of the Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirements of the Bankruptcy Code.

     Compliance with Applicable Provisions of the Bankruptcy Code

     Section 1129(a)(1) of the Bankruptcy Code requires that a plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these provisions in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

     Modification or Revocation of the Plan

     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan before its substantial consummation, with the consent of the Creditors’ Committee.

     The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date, with the consent of the Creditors’ Committee. If the Debtors so revoke or withdraw the Plan, or if confirmation of the Plan does not occur, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; or (b) prejudice in any manner the rights of either Debtor or any other party.

Alternatives to Confirmation and Consummation of the Plan

     Because the Debtors are not operating entities and possess no assets other than Cash, the only alternatives to confirmation and consummation of the Plan are a conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code and the confirmation and consummation of an alternative plan of liquidation under chapter 11 of the Bankruptcy Code.

     The Debtors believe that, in a liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee, and the retention of professionals to assist such trustee, would cause a diminution in the value of the Debtors’ Estates. The Debtors believe that conversion of the Chapter 11 Cases to chapter 7 would, therefore, result in (a) significant delay in distributions to all creditors who would have received a distribution under the Plan and (b) diminished recoveries for Class 3. See “- Confirmation — Best Interests Test.”

     The Debtors believe that, because the Plan has been negotiated by the Debtors and representatives of certain of the Debtors’ most significant creditors, including the Creditors’ Committee, negotiating an alternative plan of liquidation under chapter 11 of the Bankruptcy Code is unlikely to alter significantly the relative treatment of the Claims. The Debtors believe that negotiating such an alternative plan would result in additional costs to the Debtors relating to the retention of professionals to represent the Debtors and their significant creditors in connection with such negotiations, resulting in a diminution in the value of the Debtors’ Estates. The Debtors believe that the consummation of an alternative plan of liquidation under chapter 11 of the Bankruptcy Code would also result in (a) likely delays in distributions to all creditors who would be entitled to receive a distribution under the Plan (thus reducing the present value of such distributions) and (b) potentially diminished recoveries for Class 3.

     THE DEBTORS AND THE CREDITORS’ COMMITTEE BELIEVE THAT THE PLAN AFFORDS GREATER BENEFITS TO CREDITORS THAN EITHER LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE OR THE CONSUMMATION OF AN ALTERNATIVE PLAN OF LIQUIDATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

General

     A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THE DESCRIPTION IS BASED ON THE IRC, TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL DECISIONS AND INTERNAL REVENUE SERVICE (“IRS”) AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE HEREOF. CHANGES IN ANY OF THESE AUTHORITIES OR IN THE INTERPRETATION THEREOF, ANY OF WHICH MAY HAVE RETROACTIVE EFFECT, MAY CAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. NO RULING HAS BEEN REQUESTED FROM THE IRS; NO OPINION HAS BEEN REQUESTED FROM COUNSEL CONCERNING ANY U.S. TAX CONSEQUENCE OF THE PLAN; AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

     THE DESCRIPTION DOES NOT COVER ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS IN THE DEBTORS. IN ADDITION, THE DESCRIPTION IS LIMITED TO U.S. FEDERAL INCOME TAX CONSEQUENCES AND DOES NOT DISCUSS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES.

     FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

U.S. Federal Income Tax Consequences to Holders of Claims

     The federal income Tax consequences of the Plan to a holder of a Claim will depend, in part, on: (a) whether the holder reports income on the accrual or cash basis; (b) whether the holder has previously taken a bad debt deduction or worthless security deduction with respect to the Claim; (c) whether the holder’s Claim is allowed or disputed at the Effective Date; (d) whether the holder receives distributions under the Plan in more than one taxable year; and (e) whether the holder receives distributions with respect to its Claim under one or more plans of reorganization or liquidation of an Other Kaiser Debtor in addition to the Plan.

     Recognition of Gain or Loss

          In General

     In general, a holder of a Claim should recognize gain or loss equal to the amount realized under the Plan in respect of its Claim less the holder’s basis in the Claim. Any gain or loss recognized in the exchange may be long-term or short-term capital gain or loss or ordinary income or loss, depending upon the nature of the Claim and the holder, the length of time the holder held the Claim and whether the Claim was acquired at a market discount. If the holder realizes a capital loss, its deduction of the loss may be subject to limitation. The holder’s aggregate Tax basis for any property received under the Plan generally will equal the amount realized. The holder’s amount realized generally will equal the sum of the Cash and the fair market value of any other property received (or deemed received) by the holder under the Plan on the Effective Date or subsequent distribution date, less the amount (if any) allocable to Claims for interest, as discussed below.

          Post-Effective Date Cash Distributions

     Because certain holders of Allowed Claims (including Disputed Claims that ultimately become Allowed Claims) may receive Cash distributions subsequent to the Effective Date in respect of Claims held against the Debtors, including claims against Other Kaiser Debtor(s) as well as the Debtors, the imputed interest provisions of the IRC may apply to treat a portion of such distributions as imputed interest. Additionally, because such distributions may be made to such holders after the initial distribution, any loss and a portion of any gain realized by such holder may be deferred. All such holders are urged to consult their Tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting gain that may be recognized by such holder in respect of its Claims.

          Bad Debt and/or Worthless Securities Deduction

     A holder who, under the Plan, receives in respect of a Claim an amount less than the holder’s Tax basis in the Claim may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under section 166(a) of the IRC or a worthless securities deduction under section 165(g) of the IRC. The rules governing the timing, character and amount of bad debt and/or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their Tax advisors with respect to their ability to take such a deduction.

     Pending Payments

     Cash or property that a Trust Account holds as a Pending Payment after the Effective Date should be deemed to have been paid to the holder of the Claim entitled to receive such Pending Payment on the date that the Distribution Trust received it and to have been contributed by such holder to the Trust Account as a grantor and beneficiary of the Distribution Trust. Thus, the holder should recognize gain or loss based upon the amount deemed received and contributed to the Trust Account on the Effective Date, and any income subsequently realized by the Trust Account with respect to such Pending Payment will be reported by the Trustee as income of the grantor-beneficiary in the year realized, prior to the actual distribution of the Pending Payment to the holder of the Allowed Claim. The actual receipt of the Pending Payments from the Trust Account will not be a taxable event.

     Payments Other than Pending Payments

     If any payment other than a Pending Payment is to be made out of a Trust Account, such payment will not be deemed to have been made to any recipient until, and to the extent that, the amount to which the payee is entitled has been determined and distributed. Any income realized by the Trust Account prior to such time will be reported by the Distribution Trustee as income of and taxable to the Trust Account.

Certain Other Tax Consequences for Holders of Claims

     Receipt of Pre-Effective Date Interest

     In general, a Claim holder that was not previously required to include in its taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be required to take such amount into income as taxable interest. A Claim holder that was previously required to include in its taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Plan provides that all distributions to holders of Allowed Public Note Claims will be deemed to apply first to the principal amount of such Claims until such principal amount is paid in full, and then the remaining portion of such distribution, if any, will be deemed to apply to any prepetition accrued interest included in such Claim. There is no assurance, however, that the IRS will respect this treatment and will not determine that all or a portion of amounts distributed to holders of Allowed Public Note Claims is properly allocable to prepetition interest. Each Claim holder is urged to consult its tax advisor regarding the tax treatment of its distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.

     Installment Method

     A holder of a Claim constituting an installment obligation for Tax purposes may be required to recognize currently any gain remaining with respect to the obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of section 453B of the IRC.

     Information Reporting and Backup Withholding

     All distributions under the Plan will be subject to applicable federal income Tax reporting and withholding. The IRC imposes “backup withholding” on certain “reportable” payments to certain taxpayers, including payments of interest. Under the IRC’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional Tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of Tax. A holder of a Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

Importance of Obtaining Professional Tax Assistance

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

General

     No registration statement will be filed under the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a-77aa (the “Securities Act”), or any state securities laws with respect to the offer and distribution under the Plan of the beneficial interests in the Distribution Trust (which may be deemed to constitute “securities” and are treated as such for purposes of the following discussion). The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

Bankruptcy Code Exemptions from Registration Requirements

     Initial Offer and Sale

     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the beneficial interests in the Distribution Trust under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

     Subsequent Transfers

     The beneficial interests in the Distribution Trust will be non-certificated and non-transferable (except by will or under the laws of descent and distribution). Therefore, holders of beneficial interests in the Distribution Trust will not be able to voluntarily transfer such securities to other entities.

ADDITIONAL INFORMATION

     Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. The Plan, this Disclosure Statement and the Distribution Trust Agreement will be available on the Document Website promptly following approval of this Disclosure Statement by the Bankruptcy Court.

RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in voting Classes to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: February 11, 2005	Respectfully submitted,

KAISER ALUMINA AUSTRALIA CORPORATION

By:

Name:
Title:

KAISER FINANCE CORPORATION

By:

Name:
Title:

COUNSEL:

Daniel J. DeFranceschi (DE 2732)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

– and –

Gregory M. Gordon (TX 08435300)
Henry L. Gompf (TX 08116400)
Troy B. Lewis (TX 12308650)
Daniel P. Winikka (TX 00794873)
JONES DAY
2727 North Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

EXHIBIT I

AMENDED JOINT PLAN OF LIQUIDATION FOR
KAISER ALUMINA AUSTRALIA CORPORATION AND KAISER FINANCE CORPORATION